AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1999
                                                     REGISTRATION NO. 333-56703

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  -----------
                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO
                      REGISTRATION STATEMENT ON FORM S-1
                       UNDER THE SECURITIES ACT OF 1933

                                  -----------

                        RESORTQUEST INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


               DELAWARE                            7011                     62-1750352
      (State or other jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
   of incorporation or organization)    Classification Code Number)   Identification Number)


                              530 Oak Court Drive
                                   Suite 360
                               Memphis, TN 38117
                                (901) 762-0600

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------
                                DAVID C. SULLIVAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         RESORTQUEST INTERNATIONAL, INC.
                               530 Oak Court Drive
                                    Suite 360
                                Memphis, TN 38117
                                 (901) 762-0600
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)


           Copies to:

            John K. Lines                              Bruce S. Mendelsohn, Esq.
Senior Vice President and General Counsel                 Paul A. Belvin, Esq.
   ResortQuest  International, Inc.            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          530 Oak Court Drive                        1333 New Hampshire Avenue, N.W.
             Suite 360                                          Suite 400
          Memphis, TN 38117                               Washington, D.C. 20036
           (901) 762-0600                                     (202) 887-4000

                                  -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                                   -----------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 13, 1999


P R O S P E C T U S

                                3,000,000 SHARES



                               [GRAPHIC OMITTED]
                        [RESORTQUEST INTERNATIONAL LOGO]

                                  COMMON STOCK


     ResortQuest International, Inc. is a leading provider of vacation condominium and home rentals in premier destination resorts throughout the United States. We manage approximately 15,000 condominiums, homes and hotel rooms in fourteen states and Canada.

     This prospectus covers 3,000,000 shares of our Common Stock which we may issue from time to time in connection with our acquisition of other businesses or assets, and which we may issue upon the exercise of options or other similar instruments we may issue in connection with any such acquisition. ResortQuest and the owners or controlling persons of the businesses or assets we may seek to acquire will negotiate the terms of such acquisition. We expect that the value of the Common Stock issued in any such acquisition will be reasonably related to the market value of the Common Stock either at the time we enter into an agreement on the terms of an acquisition or at the time of delivery of the Common Stock.


     Persons  who  receive  shares  of  Common  Stock  in  connection   with  an
acquisition by us also may use this prospectus to offer and sell such shares. ResortQuest will not receive any of the proceeds from such sales.


     We have previously issued 1,465,359 shares of Common Stock pursuant to this registration statement. The company's shares are listed on the New York Stock Exchange under the symbol "RZT."


                                 ------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK.

                                 ------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 April  , 1999

The information in this prospectus is not complete and may be changed without notice. ResortQuest may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and ResortQuest is not soliciting offers to buy these securities to anyone where the offer or sale of these securities is not permitted.

                               [INSERT PICTURES]



                               ----------------
Reference in this prospectus to: "ResortQuest" means ResortQuest International, Inc. and its operating subsidiaries; the "Operating Companies" means the 12 vacation rental and property management companies and one software company ResortQuest acquired simultaneously on May 26, 1998 (consisting of Aston Hotels & Resorts; Brindley & Brindley Realty and Development, Inc.; Coastal Resorts Realty, L.L.C; Collection of Fine Properties, Inc.; First Resort Software, Inc.; Houston and O'Leary Company; Maui Condominium and Home Realty, Inc.; The Maury People, Inc.; Priscilla Murphy Realty, Inc.; Resort Property Management, Inc.; Telluride Resort Accommodations, Inc.; Trupp-Hodnett Enterprises, Inc.; and Whistler Chalets Limited, each a "Founding Company" and collectively, the "Founding Companies") and the 12 additional vacation rental and property management acquisitions since May 26, 1998, five in 1998 (consisting of Abbott Realty Services, Inc.; Columbine Management Company, Inc.; certain management contracts of Goldpoint Lodging & Realty, Inc.; Plantation Resort Management, Inc.; and Whistler Exclusive Properties Ltd., collectively, the "1998 Acquisitions") and seven in 1999 (consisting of Cove Management Services, Inc.; High Country Resort Services, Ltd.; Mountain High Management, Inc.; Ridgepine, Inc.; Ryan's Golden Eagle Management, Inc.; Scottsdale Resort Accommodations, LLC; and Worthy Rentals, Inc.); the "Combinations" means the acquisitions of the Founding Companies; the "1998 Operating Companies" means the Founding Companies and the 1998 Acquisitions; and the "IPO" means ResortQuest's initial public offering completed on May 26, 1998. Except as indicated otherwise, all references to Common Stock include Restricted Common Stock as described in the section captioned "Description of Capital Stock."

                              PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in the common stock. You should read the entire prospectus carefully. Unless otherwise indicated, we have adjusted all share, per share and financial information in this prospectus to give effect to (i) the Combinations and (ii) an 8,834.76-for-one stock split effected on March 9, 1998. The pro forma disclosures herein include the financial statement impact of the IPO and the Combinations only. The pro forma disclosures do not reflect the financial statement impact of any other ResortQuest acquisitions, as such acquisitions are immaterial to ResortQuest for presentation purposes.

                            RESORTQUEST INTERNATIONAL

     ResortQuest International, Inc. is a leading provider of vacation condominium and home rentals in premier destination resorts throughout the United States and in Canada. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, ResortQuest offers vacationers a branded network of high quality, fully furnished, privately-owned condominium and home rentals. ResortQuest offers property owners superior management services designed to enhance their rental income.

     Most vacationers seeking to rent a condominium or home at a popular destination resort must use a local vacation rental and property management firm to inquire about availability and make reservations. Vacationers typically make rental choices with limited information and, as a result, face great uncertainty concerning the quality of their rental. To address this need, ResortQuest in November 1998, established quality standards and segmented most of its vacation homes and condominiums into five levels (Quest Home, Platinum, Gold, Silver and Bronze). In January 1999, ResortQuest launched resortquest.com, a comprehensive web site that enables consumers to search through all of the ResortQuest vacation home and condominium rentals, including photographs and detailed floor plans, and to check availability and make reservations directly on-line.

     ResortQuest commenced operations on May 26, 1998, concurrently with its initial public offering and the acquisitions of 12 leading vacation rental and property management companies and the industry's leading management software company. Since that time, ResortQuest has completed 12 additional vacation rental and property management acquisitions, five in 1998 and seven in 1999. ResortQuest currently manages approximately 15,000 condominiums and homes at 30 premier destination resorts nationwide and in Canada. These resort locations include Gulf Shores, Alabama; Scottsdale/Phoenix, Arizona; Palm Desert, California; Aspen, Breckenridge, Crested Butte, Dillon and Telluride, Colorado; Bethany Beach, Delaware; Captiva Island, Destin, Ft. Walton Beach, Okaloosa Island and Sanibel Island, Florida; St. Simons Island, Georgia; Hawaii, Maui, Oahu, and Kauai, Hawaii; Nantucket, Massachusetts; Big Sky, Montana; the Outer Banks of North Carolina; Sunriver, Oregon; Hilton Head Island, South Carolina; Park City, Utah; and Whistler, British Columbia.

     ResortQuest provides a wide range of services to both vacationers and property owners. Because of the variety of its resort locations throughout the United States and Canada and the diversity of rental prices throughout its rental pool, ResortQuest is able to target a broad range of vacationers, including families, couples and individuals. For vacationers, ResortQuest offers the convenience and accommodations of a condominium or home, while providing many of the amenities and services of a hotel. Vacation condominium and home rentals generally offer greater space and convenience than resort hotel rooms, including separate living, sleeping and eating quarters. As a result, vacationers generally have more privacy and greater flexibility in a vacation condominium or home. ResortQuest typically offers such services as convenient check-in and check-out, frequent housekeeping and cleaning and emergency maintenance assistance. In addition, in most of its markets, ResortQuest provides specialized concierge-type services such as arranging golf tee times, purchasing ski lift tickets and making restaurant reservations. For property owners, ResortQuest offers a comprehensive set of services, including marketing and rental services, maintenance and security. For owners desiring to sell their vacation home or condominium, ResortQuest offers traditional real estate brokerage services at many of its resort locations. Owners of vacation homes and condominiums managed by ResortQuest also may participate in QuestClub, an exclusive travel benefits program for homeowners initiated in December 1998.

     ResortQuest's primary source of revenue is property rental fees, which are charged to the property owners as a percentage of the vacationers' total rental rate. Fee percentages for vacation condominiums and homes range from approximately 3% to over 40% of rental rates depending on the type of services provided to the property owner and the type of rental unit managed. On a pro forma basis for the year ended December 31, 1998, the 1998 Operating Companies generated total revenues of approximately $69.4 million, which includes $35.3 million of revenues from property rental fees, and net income of $6.4 million. In addition, in many markets, ResortQuest provides traditional real estate brokerage services for property owners seeking to sell their condominiums and homes. ResortQuest believes that a national brand and superior management services, which are designed to enhance rental income for property owners, will provide it with a competitive advantage in attracting additional high quality condominiums and homes in its markets.

                                  OUR STRATEGY

BUSINESS STRATEGY

     The vacation rental and property management industry is highly fragmented, with an estimated 3,000 vacation rental and property management companies in the United States. Most vacation rental condominiums and homes are managed by and booked through local vacation rental and property management firms, whose principal means of attracting property owners and vacationers are by referral, word of mouth, limited local advertising and direct mailings. Before ResortQuest, there was no central reservations service for vacationers or travel agents to obtain information regarding most condominium or home rental opportunities at popular destination resorts across the country or for booking such rentals once a destination was selected. ResortQuest believes the vacation rental and property management industry is highly inefficient and presents a significant market opportunity for a well-capitalized company offering a national network of high quality vacation condominiums and homes with superior levels of customer service.


     ResortQuest's objective is to enhance its position as a leading provider of premier destination resort condominium and home rentals by pursuing the following business strategy:


   o NATIONAL BRAND. Continuing to market and reinforce the ResortQuest brand which is based on ResortQuest's extensive network of high quality condominiums and homes in premier destination resorts throughout the United States and in Canada and provides greater confidence and ease to vacationers in making their rental arrangements;

   o SUPERIOR   CUSTOMER   SERVICE.  Maintaining  superior  levels  of  customer
     service for vacationers by combining the convenience and accommodations of a condominium or home with many of the amenities and services of a hotel;

   o INCREASED RENTAL INCOME. Enhancing value for vacation condominium and home owners through effective national marketing, a recognized brand and implementation of strategies designed to increase rental income through increased occupancy and rental rates;

   o MANAGEMENT'S EXPERIENCE. Relying on the industry experience of David C. Sullivan, Chairman and Chief Executive Officer, who was the Chief Operating Officer of Promus Hotel Corporation, David L. Levine, President and Chief Operating Officer, who was the President and Chief Operating Officer of Equity Inns, Inc., and the other members of ResortQuest's senior management, each of whom have extensive experience in the hotel and resort industries; and

   o LOCAL EXPERTISE. Maintaining the local relationships and expertise of the management teams of the Operating Companies, all of which have extensive experience in their respective resort areas.


GROWTH STRATEGY


     ResortQuest believes it can achieve significant growth both internally and through an active acquisition program.

     INTERNAL GROWTH. The primary elements of the ResortQuest's internal growth strategy include:

   o NATIONAL MARKETING STRATEGY. Continuing a multi-faceted national marketing strategy (i) to cross-sell to existing customers, (ii) to attract new customers and (iii) to increase the use of other marketing channels such as the world wide web, travel agents and national print media, which are difficult for local vacation rental and property management companies to use in a cost-effective manner;

   o CAPITALIZE ON TECHNOLOGY. Capitalizing on technology (i) by promoting ResortQuest's comprehensive web site, resortquest.com, which enables consumers to search through all of ResortQuest's vacation home and condominium rentals and to make reservations directly on-line, and (ii) by utilizing the expertise of First Resort Software, a Founding Company, to link the Operating Companies' and future acquired companies' databases in order to enhance its cross-selling and direct marketing efforts;


   o GROWTH WITHIN EXISTING MARKETS. Expanding its market share of condominium, home and hotel room rentals in existing markets; and


   o PROFIT MARGIN EXPANSION. Pursuing opportunities for profit margin expansion via cost synergies and additional revenue sources, including the implementation of best practices developed by tapping the industry experience of the management teams in each of the Operating Companies.

     ACQUISITIONS. ResortQuest has implemented an aggressive acquisition program to gain a presence in additional premier destination resort locations as well as to expand its market share in existing resorts. While ResortQuest seeks to acquire the leading companies in each new market, ResortQuest also plans to pursue tuck-in acquisitions through which it can expand its selection of condominiums and homes available for rent in its existing markets. ResortQuest believes that many vacation rental and property management companies will find the opportunity to join with ResortQuest to be attractive. ResortQuest offers acquisition candidates:


   o affiliation with a national brand;

   o the ability to cross-sell to customers of other vacation rental and property management companies;

   o the ability to increase liquidity as a result of our financial strength as a public company; and

   o the ability to increase profitability as a result of the centralization of certain administrative functions and other economies of scale.


                        RECENT RESORTQUEST DEVELOPMENTS

     Since the completion of its initial public offering and the acquisition of the Founding Companies on May 26, 1998, ResortQuest has completed 12 additional vacation rental and property management acquisitions. By the end of 1998, ResortQuest had completed five additional acquisitions: Goldpoint Lodging, located in Breckenridge, Colorado; Plantation Resort, located in Gulf Shores, Alabama; Whistler Exclusive, located in Whistler, British Columbia; Abbott Realty, located in Destin, Florida; and Columbine Management, located in Dillon, Colorado. Collectively, these companies have 2,956 vacation rental condominiums and homes under management and are located in two new markets and three existing markets.

     In the first quarter of 1999, ResortQuest completed seven additional acquisitions, collectively managing 1,577 vacation rental condominiums and homes, located in six new markets including Sunriver, Oregon; Big Sky, Montana; Palm Desert, California; Hilton Head, South Carolina; Scottsdale, Arizona; and Crested Butte, Colorado.

     ResortQuest's executive offices are located at 530 Oak Court Drive, Suite 360, Memphis, TN 38117, and its telephone number is (901) 762-0600.

                      SECURITIES COVERED BY THE PROSPECTUS


     This prospectus covers shares of Common Stock that are available for use in future acquisitions of businesses, properties or securities of entities or persons engaged in the vacation rental and property management business and other related businesses. The consideration ResortQuest will offer in such acquisitions, in addition to the Common Stock, may include cash, debt or other ResortQuest securities, or assumption by ResortQuest of liabilities of the business being acquired, or a combination thereof. ResortQuest and the management or owners of the assets it may acquire, or the owners of the securities (including newly issued securities) ResortQuest may acquire, will negotiate the terms of each acquisition. In those negotiations, ResortQuest will consider the quality of the management, the past and potential earning power and growth of the assets or securities to be acquired, and other relevant factors. ResortQuest also expect that the value placed on the Common Stock issued in any such acquisition will be reasonably related to the market value of the Common Stock either at the time ResortQuest enter into an agreement on the terms of the acquisition or at the time of delivery of the shares.

     Persons  who  receive  shares  of  Common  Stock  in  connection   with  an
acquisition by ResortQuest also may use this prospectus to offer and sell such shares. ResortQuest will not receive any of the proceeds from any such sale.

     ResortQuest has previously issued 1,465,359 shares of Common Stock pursuant to this registration statement.

                            SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     On May 26, 1998, ResortQuest consummated the initial public offering and the acquisitions of the Founding Companies. For financial statement presentation purposes Aston Hotels & Resorts, one of the Founding Companies, was designated as the "accounting acquiror." ResortQuest completed five additional acquisitions in 1998 after the initial public offering. The following summary pro forma combined financial data present certain data for ResortQuest as adjusted for (i) the effects of the Combinations on a historical basis; and (ii) the effects of certain pro forma adjustments related to the historical financial statements of the Combinations; and (iii) the effects of the 1998 Acquisitions since their respective date of acquisition. See the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.



                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                           1998
                                                                      -------------
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA:(1)
  Revenues:
   Property management fees (2) ..................................... $   35,341
   Service fees .....................................................     16,236
   Other ............................................................     17,870
                                                                      -----------
                                                                          69,447

  Operating expenses (2) ............................................     35,627
  General and administrative expenses (2) ...........................     17,084
  Depreciation and amortization (2)(3) ..............................      4,581
                                                                      -----------
  Operating income ..................................................     12,155
  Interest and other income, net (2) ................................        (78)
                                                                      -----------
  Income before income taxes ........................................     12,077
  Provision for income taxes (4) ....................................      5,724
                                                                      -----------
   Net income ....................................................... $    6,353
                                                                      -----------
  Basic net income per share ........................................ $     0.39
                                                                      -----------
  Shares used in computing basic net income per share (5) ........... 16,166,168
                                                                      ===========
  Diluted net income per share ...................................... $     0.39
                                                                      ===========
  Shares used in computing diluted net income per share (5) ......... 16,240,350
                                                                      ===========




                                                      DECEMBER 31,
                                                          1998
                                                      -------------
BALANCE SHEET DATA:

  Working capital deficit ...........................   $ (2,096)
  Total assets ......................................    184,920
  Long-term debt, net of current maturities .........     37,953
  Stockholders' equity ..............................    107,167


-----------

(1) The pro forma statement of operations data assume that the Combinations occurred on January 1, 1998 and are not necessarily indicative of the results ResortQuest would have realized had such acquisitions actually then occurred or of ResortQuest's future results. During the period presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by ResortQuest. The pro forma statement of operations data are based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.

(2) The pro forma statement of operations data include pro forma (i) additional revenue that ResortQuest would have realized related to certain property management contracts with affiliates of the Founding Companies (at contractual rates that were not reflective of market conditions), (ii) reductions in salary, bonuses and benefits derived from contractual agreements which establish the compensation of the owners and certain key employees of the Founding Companies and (iii) effects of the exclusion of certain non-operating assets and the assumption of or retirement of certain liabilities (including interest expense) that were retained by certain stockholders of the Founding Companies. See notes to the Consolidated Financial Statements.

(3) Reflects amortization of goodwill (which is principally not deductible for income tax purposes) recorded as a result of the Combinations and the 1998 Acquisitions over a 40-year period, except for the goodwill related to First Resort (defined herein), which is being amortized over a 15-year period, and computed on the basis described in the notes to the Consolidated Financial Statements.


(4) Includes the provision for federal and state income taxes relating to converting certain operations to C Corporation status and including the tax impact of pro forma adjustments.


(5) Includes (i) 6,119,656  shares  issued to owners of the Founding  Companies;
    (ii) 3,134,630  shares issued to the management and founders of ResortQuest;
    (iii) 6,670,000 shares representing the number of shares sold in the initial public offering necessary to pay the cash portion of the consideration for the Combinations, to repay debt assumed in the Combinations, to pay the underwriting discount and other expenses of the initial public offering and to provide additional working capital, and (iv) weighted average shares (967,641 shares) used to pay for a portion of the purchase price related to the acquisition of the 1998 Acquisitions. Diluted net income per share includes the dilutive effect of options outstanding from May 27, 1998 through December 31, 1998.

                                  RISK FACTORS


     An investment in the shares of Common Stock offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Common Stock.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     ResortQuest was founded in September 1997 but conducted no operations and generated no revenues prior to its initial public offering in May 1998, when it simultaneously acquired the Founding Companies. Subsequent to May 1998, ResortQuest completed 12 additional vacation rental and property management acquisitions. Prior to such acquisitions, the Operating Companies operated as separate independent entities. Currently, ResortQuest relies on the existing reporting systems of the Operating Companies for financial reporting. The pro forma financial statements of the Founding Companies and the 1998 Acquisitions cover periods when these companies and ResortQuest were not under common control or management. Consequently, they may not be indicative of its future financial or operating results.

     ResortQuest's senior management group was assembled in connection with the initial public offering. ResortQuest cannot assure you that the management group will be able to continue to manage effectively the combined entity or effectively implement its operating and growth strategies. If ResortQuest is unable to integrate successfully the Operating Companies and future acquisitions, it would have a material adverse effect on its business and financial results. It also would make it unlikely that its acquisition program will continue to be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy" and "-- Growth Strategy."

     The Operating Companies offer a variety of different services to property owners and vacationers, use different sales and marketing techniques to attract new customers, utilize different fee structures and target different customer segments. In addition, almost all of the Operating Companies operate in different geographic markets with varying levels of competition, development plans and local market dynamics. These differences increase the risk inherent in successfully completing the integration of the Operating Companies.

RISKS ASSOCIATED WITH THE VACATION RENTAL AND PROPERTY MANAGEMENT INDUSTRY; GENERAL ECONOMIC CONDITIONS

     ResortQuest's business and financial results are dependent upon various factors affecting the vacation rental and property management industry. Factors such as the following could have a material adverse effect on ResortQuest's business and financial results:

     o reduction in the demand for vacation properties, particularly for beach and island resort properties and mountain resort properties;

     o adverse changes in travel and vacation patterns;

     o adverse changes in the tax treatment of second homes;

     o an oversupply of vacation properties;

     o a downturn in the leisure and tourism industry;

     o increases in gasoline or airfare prices; and

     o adverse weather conditions or natural disasters, such as hurricanes, tidal waves or tornadoes.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     ResortQuest's business is highly seasonal. The financial results of each of the Operating Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the vacation rental and property management industry. Peak seasons for the Operating Companies depend upon whether the resort is primarily a summer or winter destination. During 1998, ResortQuest derived approximately 30.0% of its pro forma revenues and 71.8% of its operating income in the first quarter and 24.4% of its pro forma revenues and 25.7% of its operating income in the third quarter. Although the seasonality of its financial results may be partially mitigated by the geographic diversity of the Operating Companies and any future acquisitions, ResortQuest expects a significant seasonal factor with respect to its financial results to continue.

     ResortQuest's quarterly financial results may also be subject to fluctuations as a result of the timing and cost of acquisitions, the timing of real estate sales, changes in relationships with travel providers, extreme weather conditions or other factors affecting leisure travel and the vacation rental and property management industry. Unexpected variations in ResortQuest's quarterly financial results could adversely affect the price of the Common Stock which in turn could adversely affect ResortQuest's proposed acquisition strategy. See "Management's Discussion of Financial Condition and Results of Operations."

RISKS OF DEPENDENCE ON THIRD PARTIES

     ResortQuest manages properties that are generally located in destination resorts which depend upon third parties for the development of resort facilities, such as new homes and condominiums, as well as resort amenities such as golf courses and chair lifts. Failure of such third parties to continue to develop or to invest in resort facilities and amenities, could have a material adverse effect on the rental value of ResortQuest's properties and, consequently, on ResortQuest's business and financial results.

     ResortQuest also depends on travel agents, package tour providers and wholesalers for a significant portion of its revenues. During 1998, ResortQuest derived approximately 24.0% of its combined revenues from sales made through or to travel agents, package tour providers and wholesalers. Failure of travel agents, package tour providers and wholesalers to continue to recommend or package ResortQuest's vacation properties could result in a material adverse effect on ResortQuest's business and financial results.

FACTORS AFFECTING INTERNAL GROWTH

     ResortQuest has experienced revenue and earnings growth on a pro forma combined basis over the past few years, including (i) increases in pro forma combined revenues and earnings of approximately 6.8% and 40.7%, respectively, from 1996 to 1997, and (ii) increases in pro forma combined revenue of approximately 22.2% and decreases in pro forma combined earnings of 8.0%, from 1997 to 1998. The total market for vacation condominium, home and apartment rentals, which are marketed predominantly by vacation rental and property management companies, experienced an 8.7% increase in total revenues from 1995 to 1996. ResortQuest cannot assure you that ResortQuest or the total market for vacation property rentals will continue to experience growth. Factors affecting ResortQuest's ability to continue to experience internal growth include, the ability to maintain existing relationships with property owners, expand the number of properties under management and cross-sell among the Operating Companies, as well as continued demand for such rentals. See "-- Risks Associated with the Vacation Rental and Property Management Industry; General Economic Conditions" and "Business -- Business Strategy" and "-- Growth Strategy."

RISKS OF GEOGRAPHIC CONCENTRATION OF OPERATIONS

     ResortQuest manages properties that are significantly concentrated in beach and island resorts located in Florida and the Hawaiian Islands and mountain resorts located in Colorado and Utah. The following table sets forth the December 31, 1998 combined pro forma revenue and percentage of total pro forma revenues derived from each location.


                                COMBINED       % OF TOTAL
          REGION                REVENUES        REVENUES
--------------------------   --------------   ------------
  Florida                     $12,821,000      18.4%
  Hawaii                       21,874,000      31.5%
  Colorado and Utah            12,619,000      18.2%
  Other*                       22,133,000      31.9%
                              -----------     -----
   Total                      $69,447,000     100.0%
                              ===========     =====



        ----------
        * includes revenues of First Resort Software

     Adverse events or conditions which affect these areas in particular, such as economic recession, changes in regional travel patterns, extreme weather conditions or natural disasters, would have a more significant adverse effect on ResortQuest's operations, than if its operations were more geographically diverse.

RISKS ASSOCIATED WITH ACQUISITIONS

     ResortQuest intends to expand the markets it serves and increase the number of properties it manages, in part, through the acquisition of additional vacation rental and property management companies. ResortQuest cannot assure you that it will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into its existing operations without substantial costs, delays or other operational or financial problems. It is possible that competition may increase for companies ResortQuest might seek to acquire. In such event, there may be fewer acquisition opportunities available to ResortQuest, as well as higher acquisition prices.

     Acquisitions also involve a number of special risks which could have a material adverse effect on ResortQuest's business and financial results. These risks include the following:

     o the  failure of acquired companies to achieve expected financial results;

     o diversion of management's attention;

     o failure to retain key personnel;

     o amortization of acquired intangible assets; and

     o increased potential for customer dissatisfaction or performance problems at a single acquired company to affect adversely its reputation and brand name.

     ResortQuest may also seek international acquisitions that may be subject to additional risks associated with doing business in such countries. ResortQuest continually reviews various strategic acquisition opportunities and has held discussions with a number of such acquisition candidates. ResortQuest is not a party to any binding agreements to acquire vacation rental and property management companies at this time. See "Business -- Growth Strategy."

     ResortQuest intends to use shares of Common Stock to finance a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient market value, or the owners of businesses ResortQuest may seek to acquire are otherwise unwilling to accept shares of Common Stock as part of the consideration for the sale of their businesses, ResortQuest may be required to utilize more of its cash resources, if available, in order to implement its acquisition strategy. If ResortQuest has insufficient cash resources, its growth could be limited unless ResortQuest is able to obtain additional funds through debt or equity financings. ResortQuest cannot assure you that its cash resources will be sufficient, or that other financing will be available on terms
ResortQuest finds acceptable. If ResortQuest is unable to obtain financing sufficient for all of its desired acquisitions, ResortQuest may be unable to implement fully its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

MANAGEMENT OF GROWTH

     ResortQuest plans to continue to grow internally and through acquisitions. ResortQuest will expend significant time and effort in expanding the Operating Companies and in identifying, completing and integrating acquisitions. ResortQuest cannot assure you that its systems, procedures and controls will be adequate to support its operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new managers and executives. ResortQuest cannot assure you that it will be able to identify and retain such additional management. If ResortQuest is unable to manage its growth efficiently and effectively, or ResortQuest is unable to attract and retain additional qualified management, it could have a material adverse effect on its business and financial results. See "Business -- Business Strategy" and "Management."

RELIANCE ON KEY PERSONNEL

     ResortQuest's   business   substantially   depends  on  the   efforts   and
relationships of David C. Sullivan, Chairman and Chief Executive Officer, the other executive officers of ResortQuest and the senior management of the Operating Companies. Furthermore, ResortQuest will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable to continue in his or her role, or if ResortQuest is unable to attract and retain other qualified employees, it could have a material adverse effect on ResortQuest's business and financial results. Although ResortQuest has entered into employment agreements with each of its executive officers and the majority of the managers of the Operating Companies, ResortQuest cannot assure you that any of these individuals will continue in his or her present capacity for any particular period of time. See "Management."

SUBSTANTIAL AMOUNTS OF GOODWILL

     Approximately $130.2 million, or 70.4%, of ResortQuest's total assets at December 31, 1998, is net goodwill, which represents the excess of consideration ResortQuest paid over the estimated fair market value of net assets acquired in business combinations accounted for as purchases. ResortQuest generally amortizes goodwill on a straight line method over a period of 40 years, except for First Resort Software which is being amortized over 15 years, with the amount amortized in a particular period constituting a non-cash expense that reduces ResortQuest's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain future acquisitions may not be deductible for tax purposes. In addition, ResortQuest periodically evaluates the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from operations and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, ResortQuest would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from a write down of goodwill would currently affect its financial results and could have a material and adverse impact upon the market price of the Common Stock.

SHORT-TERM RENTAL AND PROPERTY MANAGEMENT CONTRACTS

     ResortQuest provides rental and property management services to property owners pursuant to management contracts which generally have one year terms. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. If property owners do not renew a significant number of management contracts or ResortQuest is unable to attract additional property owners, it would have a material adverse effect on ResortQuest's business and financial results. In addition, although most of its contracts are exclusive, industry standards in certain geographic markets dictate that rental services be provided on a non-exclusive basis. Approximately 1.1% of ResortQuest's revenues for 1998 on a pro forma combined basis were derived from rental services provided on a non-exclusive basis. ResortQuest is unable to determine the percentage of the national rental services market that is provided on a non-exclusive basis. See "Business -- Services Offered to Condominium and Home Owners."

RISKS ASSOCIATED WITH HOMEOWNERS' ASSOCIATION MANAGEMENT CONTRACTS

     ResortQuest currently provides homeowners' association management services at numerous condominium developments pursuant to contracts with the homeowners' association present at such developments. ResortQuest frequently provides rental management services for a significant percentage of the condominiums within these developments. Providing management services for homeowners' associations frequently leads the associations to request that ResortQuest manage and control the front desk operations, laundry facilities and other related services of the condominium developments. Controlling these services often gives ResortQuest a competitive advantage over other vacation rental and property management companies in retaining the condominiums ResortQuest currently manages and in attracting new property owners.

     ResortQuest cannot assure you that a homeowners' association will not terminate its management agreement with ResortQuest. If a homeowners' association terminates a management agreement, ResortQuest could lose the control or management of the front desk and related services, thereby eliminating its competitive advantage. If ResortQuest loses its competitive advantage, a reduction in the number of properties ResortQuest manages and an increase in the expenses required to retain and maintain the condominiums ResortQuest manages at that site may result. Any such termination could have a material adverse effect on ResortQuest's business and financial results.

YEAR 2000 COMPUTER SYSTEMS COMPLIANCE

     The vacation property management industry uses a complex suite of software. ResortQuest is in the process of evaluating the various components of its operating environment and embedded technology. ResortQuest expects to complete the analysis and implement any corrective measures by mid-1999.

     The impact upon ResortQuest of Year 2000 issues is greatest in the areas of property management systems, telecommunications, and financial accounting/reporting. ResortQuest believes that the consequences of the Year 2000 issues with respect to adverse impact upon ResortQuest results of operations will not be material. ResortQuest will have contingency plans in place designed to mitigate the impact of Year 2000 issues. All contingency plans are expected to be developed, tested and implemented by the end of the third quarter 1999.

     If ResortQuest should fail to identify or fix all such issues in its own operations, or if ResortQuest is affected by the inability of a sole-source supplier or a major customer to continue operations due to such a problem, ResortQuest's operations could be affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

COMPETITION

     The vacation rental and property management industry is highly competitive and has low barriers to entry. The industry has two distinct customer groups: vacation property renters and vacation property owners. ResortQuest competes for vacationers and property owners primarily with local vacation rental and property management companies located in its markets. Some of these competitors are affiliated with the owners or operators of resorts in which such competitors provide their services. Certain of these competitors may have lower cost structures and may be able to provide their services at lower rates.

     ResortQuest also competes for vacationers with large hotel and resort companies. Many of these competitors are large companies with greater financial resources than ResortQuest, enabling them to finance acquisition and development opportunities, pay higher prices for the same opportunities or develop and support their own operations. In addition, many of these companies can offer vacationers services not provided by vacation rental and property management companies, and they may have greater name recognition among vacationers. If such companies chose to compete in the vacation rental and property management industry, they would constitute formidable competition for

ResortQuest's business. Such competition could cause ResortQuest to lose management contracts, increase expenses or reduce management fees which could have a material adverse effect on ResortQuest's business and financial results.

See "Business -- Competition."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     The executive officers and directors of ResortQuest, and entities affiliated with them, as of December 31, 1998, own shares of Common Stock representing approximately 39% of the total voting power of the Common Stock (approximately 41% if all shares of Restricted Common Stock (which are entitled to one-half vote per share) were converted into Common Stock). These persons, if acting together, will likely be able to exercise control over ResortQuest's affairs, to elect all of the directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders" and "Description of Capital Stock -- Common Stock and Restricted Common Stock."

PORTION OF REVENUES DERIVED FROM REAL ESTATE SALES

     ResortQuest derived approximately 12% of its pro forma combined revenues for 1998 on a combined basis from net real estate brokerage commissions. Any factors which adversely affect real estate sales, such as a downturn in general economic conditions or changes in interest rates, the tax treatment of second homes or property values, could have a material adverse effect on ResortQuest's business and financial results.

GOVERNMENT REGULATION OF VACATION RENTAL AND PROPERTY MANAGEMENT INDUSTRY

     ResortQuest's operations are subject to various federal, state and local laws and regulations, including licensing requirements applicable to real estate operations, laws and regulations relating to consumer protection and local ordinances. Many states have adopted specific laws and regulations which regulate ResortQuest's activities, such as:

     o real estate and travel services provider license requirements;

     o anti-fraud laws;

     o telemarketing laws;

     o environmental laws;

     o the Fair Housing Act;

     o the Americans with Disabilities Act; and

     o labor laws.

     ResortQuest believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject. However, ResortQuest cannot assure you that the cost of qualifying under applicable regulations in all jurisdictions in which ResortQuest desires to conduct business will not be significant or that ResortQuest is actually in compliance with all applicable federal, state, local and foreign laws and regulations. Compliance with or violation of any current or future laws or regulations could require ResortQuest to make material expenditures or otherwise have a material adverse effect on ResortQuest's business and financial results. See "Business -- Governmental Regulation."

RELATIONSHIPS   WITH   OPERATING  COMPANY  AFFILIATES;  POTENTIAL  CONFLICTS  OF
INTERESTS

     Several lease agreements, management contracts and other agreements with stockholders of the Operating Companies and entities controlled by them continued after the closing of the acquisitions of the Operating Companies. ResortQuest has also entered into certain similar agreements that became effective upon such acquisitions. In addition, ResortQuest may enter into similar agreements in the future. Although ResortQuest believes that the existing agreements it has entered into with related persons, other than a loan agreement with the former principal stockholder of Aston Hotels & Resorts, are, and that all future agreements will be, on terms no less favorable to ResortQuest than it could obtain from unrelated third parties, conflicts of interests may arise between ResortQuest and these related persons.

     At December 31, 1998 the former principal stockholder of Aston Hotels & Resorts owed ResortQuest, either directly or through entities controlled by him (including properties managed by Aston Hotels & Resorts), approximately $4.2 million. Of this amount, $4.0 million is fully collateralized by cash or cash equivalents and real estate or by the former principal stockholder's personal guarantee (not to exceed $1.0 million). For a description of this agreement see "Certain Transactions -- Other Transactions."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock could drop as a result of the sale of substantial amounts of Common Stock in the public market, or the perception that such sales could occur.

     ResortQuest has 17,389,645 shares of Common Stock outstanding as of March 31, 1999. The 6,670,000 shares of Common Stock sold in the initial public offering are freely tradable unless held by affiliates of ResortQuest. Simultaneous with the closing of the acquisition of the Founding Companies, the stockholders of the Founding Companies received, in the aggregate, 6,119,656 shares. Management and founders of ResortQuest own 3,134,630 shares. These 9,254,286 shares have not been registered under the Securities Act of 1933, and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, the holders of these shares have agreed with ResortQuest not to sell, transfer or otherwise dispose of any of these shares for one year following the closing of the initial public offering (until May 26, 1999). However, the holders of these shares also have certain demand registration rights beginning two years after the initial public offering and certain piggyback registration rights with respect to these shares.

     This prospectus registers 3,000,000 shares of Common Stock for use as consideration for use by ResortQuest for future acquisitions. These shares will generally be freely tradable after issuance, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided in Rule 145 under the Securities Act. ResortQuest has issued 1,465,359 shares of Common Stock in connection with the 12 acquisitions which closed since the initial public offering. All of these shares were registered under the Securities Act and 348,003 of these shares are subject to certain contractual transfer restrictions expiring between May 30, 1999 and February 1, 2000. See "Shares Eligible for Future Sale" and "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     There was no public market for the Common Stock prior to the initial public offering. Although a public market for the common stock has developed, ResortQuest cannot assure you that the public market for the Common Stock will be active or continue. The following factors, among others, may cause the market price of the Common Stock to significantly increase or decrease:

     o variations in ResortQuest's annual or quarterly financial results or the financial results of its competitors;

     o changes   by   financial   research   analysts   in  their  estimates  of
       ResortQuest's earnings;

     o ResortQuest's failure to meet financial research analysts' estimates of its earnings;

     o conditions in the general economy, or the vacation and property rental management or leisure and travel industries in particular;

     o unfavorable publicity about ResortQuest or its industry; and

     o significant price and volume volatility in the stock market in general for reasons unrelated to ResortQuest.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND SHAREHOLDER RIGHTS PLAN

     Certain provisions of ResortQuest's certificate of incorporation could make it more difficult for a third party to acquire control of ResortQuest, even if such change in control would be beneficial to stockholders. The directors are allowed to issue preferred stock without stockholder approval. Such issuances could make it more difficult for a third party to acquire ResortQuest. ResortQuest's by-laws contain other provisions that may have an anti-takeover effect.

     The shareholder rights plan that was adopted on February 25, 1999, by the Board of Directors is designed to protect company stockholders in the event of takeover action that would deny them the full value of their investment. Under this plan, a dividend distribution of one right for each share of Common Stock was declared to holders of record at the close of business on March 15, 1999. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of ResortQuest's voting stock, or if a party announces an offer to acquire 15 percent or more of ResortQuest's voting stock. The rights will expire on March 15, 2009. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $87.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either ResortQuest stock or shares in an "acquiring entity" at half of market value. ResortQuest generally will be entitled to redeem the rights at $0.01 per right at any time until the date on which a 15 percent position in its voting stock is acquired by any person or group.

     The rights plan is designed to prevent the use of coercive and/or abusive takeover techniques and to encourage any potential acquiror to negotiate directly with the Board for the benefit of all stockholders. In addition, the rights plan is intended to provide increased assurance that a potential acquiror would pay an appropriate control premium in connection with any acquisition of ResortQuest. Nevertheless, the rights plan could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of ResortQuest. See "Management -- Directors and Executive Officers" and "Description of Capital Stock."

                          FORWARD-LOOKING STATEMENTS

     There are a number of statements in this prospectus that address activities, events or developments which ResortQuest expects or anticipates will or may occur in the future, including such matters as its strategy for internal growth and improved profitability, additional capital expenditures (including the amount and nature thereof), acquisitions of assets and businesses, industry trends and other such matters. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on certain assumptions and analyses ResortQuest has made in light of its perception of historical trends, current business and economic conditions and expected future development as well as other factors ResortQuest believes are reasonable or appropriate. However, whether actual results and developments will conform with ResortQuest's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by ResortQuest; and changes in laws or regulations and other factors, most of which are beyond ResortQuest's control. Consequently, ResortQuest cannot assure you that the actual results or developments it anticipates will be realized or, even if substantially realized, that they will have the expected consequences to or effects on ResortQuest.


                          PRICE RANGE OF COMMON STOCK


     ResortQuest's Common Stock trades on the NYSE under the symbol "RZT." ResortQuest completed its initial public offering in May 1998 at a price of $11.00 per share. The following table sets forth the high and low sales prices for the Common Stock for the second, third and fourth quarters of the fiscal year ended December 31, 1998, and for the first quarter of the fiscal year ending December 31, 1999.



                                                                HIGH            LOW
                                                           -------------   -------------
       Fiscal Year Ended December 31, 1998
        Second Quarter (from May 20, 1998) .............    $  17.7500      $  14.0000
        Third Quarter ..................................       17.1250          8.8125
        Fourth Quarter .................................       14.7500          6.5625

       Fiscal Year Ending December 31, 1999
        First Quarter ..................................       22.9375         13.9375
        Second Quarter (through April 9, 1999) .........       16.2500         14.8125

     On April 9, 1999, the last reported sales price of the Common Stock on the NYSE was $15.1875 per share. On March 31, 1999, there were 233 holders of record of the Common Stock, although ResortQuest believes the number of beneficial holders is substantially greater.


                                DIVIDEND POLICY


     ResortQuest intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Credit Facility (as defined herein) includes restrictions on the ability of ResortQuest to pay dividends without the consent of the lenders.

                             CORPORATE INFORMATION

     ResortQuest's executive offices are located at 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117, and its telephone number is (901) 762-0600. ResortQuest's website is resortquest.com. Information contained in ResortQuest's website is not part of this prospectus. ResortQuest has filed applications to register each of the following servicemarks in each of the United States, Canada and European Union: ResortQuest, ResortQuest International, QuestClub and ResortQuest International's star logo. Other persons own other trademarks and trade names mentioned in this prospectus, including Aston(Reg. TM) and Aston Hotels & Resorts(Reg. TM), which are registered tradenames and trademarks of AST Brands, LLC.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     On May 26, 1998, ResortQuest consummated the IPO and the acquisitions of the Founding Companies. For financial statement presentation purposes, Aston Hotels & Resorts, one of the Founding Companies, was designated as the "accounting acquiror." Additionally, ResortQuest completed five additional acquisitions in 1998 after the IPO. The historical consolidated financial statement data include the financial results of Aston Hotels and Resorts prior to the Combinations and the IPO, and include the combined balances and transactions of ResortQuest and the Founding Companies only since May 26, 1998. Additionally, the 1998 Acquisitions have been reflected since their respective date of acquisition. The following summary pro forma financial data present certain data for ResortQuest as adjusted for (i) the effects of the Combinations on a historical basis; and (ii) the effects of certain pro forma adjustments related to the historical financial statements of the Combinations; and (iii) the effects of the 1998 Acquisitions since their respective date of acquisition. See the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.


                                                                     YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
                                                     1994         1995         1996         1997         1998
                                                  ----------   ----------   ----------   ----------   ----------
RESORTQUEST
STATEMENTS OF OPERATIONS DATA:
 Revenues .....................................    $20,421      $19,048      $19,460      $19,554      $49,524
 Operating expenses ...........................     12,406       10,550       10,401        8,908       27,330
 General and administrative expenses, including
   depreciation and amortization ..............      5,444        5,434        5,574        5,475       17,260
                                                   -------      -------      -------      -------      -------
 Operating income .............................      2,571        3,064        3,485        5,171        4,934
 Interest expense, net ........................        246          771          342           86          403
 Provision for income taxes ...................         --           --           --           --        1,462
                                                   -------      -------      -------      -------      -------
 Income from continuing operations ............    $ 2,325      $ 2,293      $ 3,143      $ 5,085      $ 3,069
                                                   =======      =======      =======      =======      =======





                                                                            YEAR ENDED DECEMBER 31,
                                                                           ------------------------
                                                                                     1998
                                                                           ------------------------
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA (1):
 Revenues:
   Property management fees (2) ..........................................       $    35,341
   Service fees ..........................................................            16,236
   Other .................................................................            17,870
                                                                                 -----------
                                                                                      69,447

 Operating Expenses (2) ..................................................            35,627
 General and administrative expenses (2) .................................            17,084
 Depreciation and amortization (2)(3) ....................................             4,581
                                                                                 -----------
 Operating income ........................................................            12,155
 Interest and other income, net (2) ......................................               (78)
                                                                                 -----------
 Income before income taxes ..............................................            12,077
 Provision for income taxes (4) ..........................................             5,724
                                                                                 -----------
 Net income ..............................................................       $     6,353
                                                                                 ===========
 Basic net income per share ..............................................       $      0.39
                                                                                 ===========
 Shares used in computing basic pro forma income per share (5) ...........        16,166,168
                                                                                 ===========
 Diluted net income per share ............................................       $      0.39
                                                                                 ===========
 Shares used in computing diluted pro forma income per share (5) .........        16,240,350
                                                                                 ===========

                                                                                     DECEMBER 31,
                                                       ------------------------------------------------------------------------
                                                           1994           1995           1996           1997           1998
                                                       ------------   ------------   ------------   ------------   ------------

RESORTQUEST
BALANCE SHEET DATA:
 Working capital deficit ...........................     $ (3,919)      $ (3,581)      $ (1,933)      $ (4,588)      $ (2,096)
 Total assets ......................................        9,373         13,904         12,970         14,562        184,920
 Long-term debt, net of current maturities .........        2,396          2,133          2,816          2,804         37,953
 Stockholders' equity (deficit) ....................         (395)          (395)          (395)          (395)       107,167


----------


(1) The pro forma statement of operations data assume that the Combinations occurred on January 1, 1998 and are not necessarily indicative of the results ResortQuest would have realized had such acquisitions actually then occurred or of ResortQuest's future results. During the period presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by ResortQuest. The pro forma combined statements of operations data are based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.

(2) The pro forma statement of operations data include pro forma (i) additional revenue that ResortQuest would have realized related to certain property management contracts with affiliates of the Founding Companies (at contractual rates that were not reflective of market conditions), (ii) the reductions in salary, bonuses and benefits derived from contractual agreements which establish the compensation of the owners and certain key employees of the Founding Companies, and (iii) effects of the exclusion of certain non-operating assets and the assumption of or retirement of certain liabilities (including interest expense) that were retained by certain stockholders of the Founding Companies. See notes to the Consolidated Financial Statements.

(3) Reflects amortization of goodwill (which is principally not deductible for income tax purposes) recorded as a result of the Combinations and the 1998 Acquisitions over a 40-year period, except for the goodwill related to First Resort (defined herein), which is being amortized over a 15-year period, and computed on the basis described in the notes to the Consolidated Financial Statements.


(4) Includes the provision for federal and state income taxes relating to converting certain operations to C Corporation status and including the tax impact of pro forma adjustments.


(5) Includes (i) 6,119,656  shares  issued to owners of the Founding  Companies;
    (ii) 3,134,630  shares issued to the management and founders of ResortQuest;
    (iii) 6,670,000 shares representing the number of shares sold in the initial public offering necessary to pay the cash portion of the consideration for the Combinations, to repay debt assumed in the Combinations, to pay the underwriting discount and other expenses of the initial public offering and to provide additional working capital; and (iv) weighted average shares (967,641 shares) used to pay for a portion of the purchase price related to the acquisition of the 1998 Acquisitions. Diluted net income per share includes the dilutive effect of options outstanding from May 27, 1998 through December 31, 1998.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read with "Selected Financial Data" and the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this prospectus.

     ResortQuest International is a leading provider of vacation condominium and home rentals in premier destination resorts throughout the United States and in Canada. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and best practices management systems, ResortQuest offers vacationers a network of high quality, fully furnished, privately-owned condominium and home rentals. ResortQuest has developed quality standards and segmented most of our condominiums and homes into five categories (Quest Home, Platinum, Gold, Silver and Bronze), developed a single source access through a web site with on-line booking capabilities (resortquest.com) and a toll-free central reservation center, and has implemented a multi-faceted nation-wide marketing program. ResortQuest offers property owners superior management services designed to enhance their rental income and profits. The condominium and home rental properties are owned by non-related third parties.

     On May 26, 1998, ResortQuest consummated its initial public offering and the acquisition of the Founding Companies.

     Subsequent to the IPO, ResortQuest completed five additional vacation rental and property management acquisitions through the end of 1998: Goldpoint, located in Breckenridge, Colorado, effective July 1998; Plantation Resort Management, Inc. located in Gulf Shores, Alabama, effective August 31, 1998; Whistler Exclusive Properties, Ltd. located in Whistler, British Columbia, Canada, effective September 3, 1998; Abbott Realty Services, Inc. located in Destin, Florida, effective September 30, 1998; and Columbine Management Company, Inc. located in Dillon, Colorado, effective December 1, 1998. These 1998 Acquisitions had 2,956 vacation rental condominiums and homes under management, and were located in two new markets and three existing markets. The 1998 Acquisitions cost $45.0 million and were financed through a combination of stock and cash.

     In the first quarter of 1999, ResortQuest completed seven additional acquisitions, which included 1,577 vacation rental condominiums and homes under management, located in six new markets. The new markets include Sunriver, Oregon; Big Sky, Montana; Palm Desert, California; Hilton Head, South Carolina; Scottsdale, Arizona; and Crested Butte, Colorado. These acquisitions cost $24.2 million and were financed through a combination of stock and cash.

     ResortQuest manages approximately 15,000 condominiums and homes nationwide and in Canada. These rental properties are located in beach and island resorts such as the Hawaiian Islands; Bethany Beach, Delaware; Gulf Shores, Alabama; Nantucket, Massachusetts; the Outer Banks, North Carolina; Destin, Fort Walton Beach and South Walton, Florida; Sanibel and Captiva Islands, Florida; and St. Simons Island, Georgia; and mountain resorts such as Aspen, Breckenridge, Dillon and Telluride, Colorado; Park City, Utah; and Whistler, British Columbia. Eight of the Operating Companies also offer real estate brokerage services. First Resort Software, one of the Founding Companies, is a leading provider of integrated management services and reservations and accounting software for the vacation rental and property management industry.

RESULTS OF OPERATIONS

     ResortQuest's revenues are derived primarily from property rental fees on vacation condominium and home rentals, and service fees from additional services provided to vacationers and property owners. ResortQuest receives property rental fees when the properties are rented, which are generally a percentage of the rental price of the vacation property. Rental fees range from approximately 3% to over 40% based upon the type of services provided by ResortQuest to the property owner and the type of rental units managed. Revenues are recognized by ResortQuest based on its proportionate share of the total rental price of the vacation condominium or home, and are recognized ratably over the rental period. On a pro forma basis for the year ended December 31, 1998, ResortQuest, consisting of the 1998 Operating Companies, recognized $35.3 million of property rental fees, representing 50.9% of ResortQuest's total 1998 revenues. Additional services provided to vacationers, such as reservations, housekeeping, long-distance telephone, lift tickets, beach equipment and pool cleaning are charged separately and recorded as service fees revenue by ResortQuest. During 1998, ResortQuest recognized $16.2 million of service fees, representing 23.4% of ResortQuest's total 1998 pro forma revenues. ResortQuest's remaining $17.9 million of 1998 pro forma revenues are derived from other sources, including management of homeowners' associations, the sale and service of vacation rental and property management software, net broker commissions on real estate sales, and food & beverage sales.

     Direct operating expenses include direct compensation, telecommunication expenses, housekeeping supplies, printing, marketing and food & beverage costs. Compensation includes salary, wages, bonus and benefits for employees involved with the rental or maintenance of the rental units, housekeeping, reservations, marketing, and the food & beverage facilities. Telecommunication costs result primarily from the cost of toll-free numbers, as well as the cost of telephone service provided by ResortQuest to property owners in certain markets. General and administrative expenses consist primarily of salary, wages, bonus and benefits for general managers as well as other non-operational personnel, fees for professional services, rent and other general office expenses.

     Before ResortQuest acquired the 1998 Operating Companies, they operated as independent, privately owned entities, and their results of operations reflect varying tax structures (S Corporations or C Corporations) which have influenced the historical level of owners' compensation. The 1998 Operating Companies' owners and key employees agreed to certain, and in some cases substantial, reductions in their salary, bonus and benefits in connection with being acquired by ResortQuest.

     In July 1996, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 97 relating to business combinations immediately prior to an initial public offering. Staff Accounting Bulletin No. 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under the purchase method, one of the combining companies must be designated as the accounting acquiror. Aston Hotels & Resorts was identified as the accounting acquiror for financial statement presentation purposes (i.e., Aston Hotels & Resorts, financial statements were carried over at historical basis). For the remaining Founding Companies, $72.7 million, representing the excess of the fair value of the merger consideration received over the fair value of the net assets acquired, was recorded as "goodwill" on ResortQuest's balance sheet. In addition, goodwill of $25.5 million was recorded and attributed to the Restricted Common Stock issued to management of and consultants to ResortQuest. Additionally, ResortQuest recorded additional goodwill of $33.8 million in conjunction with the 1998 Acquisitions. Goodwill is being amortized as a non-cash charge to the income statement over a 40-year period other than the goodwill associated with the acquisition of First Resort Software, which is being amortized over a 15-year period. ResortQuest recognized $1.8 million of goodwill amortization in 1998. In addition, the $29.5 million paid to the owners of Aston Hotels & Resorts in conjunction with the Combinations has been reflected as excess distributions in the Consolidated Statements of Changes in Stockholders' Equity. See "Certain Transactions -- Organization of the Company."

RESULTS OF CONTINUING OPERATIONS -- ACTUAL

     Effective with the closing of ResortQuest's initial public offering on May 26, 1998, ResortQuest acquired the Founding Companies. However, for financial accounting reporting purposes, Aston Hotels & Resorts was identified as the accounting acquiror and the remaining Founding Companies (including ResortQuest) were accounted for under the purchase method of accounting. Accordingly, the ResortQuest historical consolidated financial information for periods prior to the initial public offering include only the operating results of Aston Hotels & Resorts. Since May 26, 1998, the historical consolidated financial information includes the combined balances and transactions of ResortQuest and the 1998 Operating Companies from their respective date of acquisition. Comparability of historical results of operations for the periods presented may be misleading and are not necessarily indicative of future results of the combined operations.

     The following table sets forth the ResortQuest actual consolidated results of operations for the twelve months ended December 31, 1996, 1997 and 1998.



                                                         1996                       1997                       1998
(in thousands)                                 ------------------------   ------------------------   ------------------------
Revenues ...................................    $19,460         100.0%     $19,554         100.0%     $49,524         100.0%
Direct operating expenses ..................     10,401          53.4        8,908          45.6       27,330          55.2
General and administrative expenses .             5,248          27.0        5,081          26.0       14,171          28.6
Depreciation and amortization ..............        326           1.7          394           2.0        3,089           6.2
                                                -------         -----      -------         -----      -------         -----
Income from continuing operations ..........    $ 3,485          17.9%     $ 5,171          26.4%     $ 4,934          10.0%
                                                =======         =====      =======         =====      =======         =====



Twelve Months Ended December 31, 1998 Compared to
 Twelve Months Ended December 31, 1997 -- Actual

REVENUES

     Revenues increased $30.0 million, or 153.3%, from $19.6 million in 1997 to $49.5 million in 1998, due to the revenue impact of the companies acquired in the Combinations and the 1998 Acquisitions. Aston Hotels & Resorts' revenues for 1998 were relatively flat as compared to prior year despite the continued pressures from the troubled Asian inbound market. Revenues from the 1998 Acquisitions for the Hawaii, Mountain, Beach and Other segments were $800,000, $5.4 million, $21.8 million and $2.0 million, respectively.

DIRECT OPERATING EXPENSES

     Direct operating expenses increased $18.4 million, or 206.8%, from $8.9 million in 1997 to $27.3 million in 1998, due to the expense impact of the companies acquired in the Combinations and the 1998 Acquisitions. Aston Hotels & Resorts' direct operating expenses increased $793,000, as compared to prior year, primarily due to a $513,000 increase in payments made under certain guarantee contracts. The timing, size and location of acquisitions have a significant impact on operating margins. Direct operating expense margins increased 9.6 percentage points, from 45.6% in 1997 to 55.2% in 1998. The Mountain segment and southern Florida peak season is the first quarter and Beach segment peak season is the third quarter. Direct operating expenses from the 1998 acquisitions for the Hawaii, Mountain, Beach and Other segments were $200,000, $4.6 million, $11.8 million and $1.1 million, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased $9.1 million, or 178.9%, from $5.1 million in 1997 to $14.2 million in 1998, due to the expense impact of the companies acquired in the Combinations, the 1998 Acquisitions, and incremental public-company expenses. Aston Hotels & Resorts' general and administrative expenses for 1998 were relatively flat as compared to prior year. Depreciation and amortization expense increased due to the goodwill impact of acquisitions recorded using the purchase method of accounting. General and administrative expenses, including goodwill amortization, from the 1998 acquisitions for the Hawaii, Mountain, Beach and Other segments were $500,000, $2.3 million, $5.9 million and $3.1 million, respectively.

Twelve Months Ended December 31, 1997 Compared to
 Twelve Months Ended December 31, 1996 -- Actual

REVENUES

     Revenues were relatively flat as compared to prior year.

DIRECT OPERATING EXPENSES

     Direct operating expenses decreased approximately $1.5 million, or 14.4%, from $10.4 million in 1996 to $8.9 million in 1997. As a percentage of revenues, direct operating expenses decreased from 53.5% in 1996 to 45.6% in 1997, primarily due to a reduction in salaries, bonuses, and promotional and marketing expenses.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses decreased $167,000, or 3.2%, from $5.2 million in 1996 to $5.1 million in 1997. As a percentage of revenues, operating income increased from 17.9% in 1996 to 26.4% in 1997, due primarily to lower direct operating expenses in 1997.

OTHER

     The  following   table  sets  forth  other   historical   items   affecting
consolidated net income for the three years ended December 31, 1996, 1997 and 1998.



       (in thousands)                                             1996          1997          1998
                                                                  ----          ----          ----
       Interest and other income (expense) .................     $ (342)     $    (86)      $  (403)
       Income (loss) from discontinued operations ..........        455        (1,494)        1,347
       Effective tax rate ..................................        n/a           n/a          32.3%



     Aston Hotels & Resorts' operations were primarily financed through working capital and long-term debt resulting in higher levels of interest expense prior to the Combinations. Concurrent with the Combinations, ResortQuest did not assume any of Aston Hotels & Resorts' previous debt. However, ResortQuest did assume approximately $5.7 million of debt from certain of the Founding Companies, which was subsequently paid off by ResortQuest after the IPO. The cash portion of the purchase price for the 1998 Acquisitions resulted in increased borrowings under the Credit Facility, which caused interest expense to increase during the fourth quarter 1998.

     ResortQuest has decided that it will no longer continue or enter into leasing arrangements for lodging facilities. Accordingly, for all periods presented, the results of operations for the leased operations are reflected as discontinued operations. Concurrent with the Combinations, Aston Hotels & Resorts assigned such leases to a corporation owned by Aston Hotels & Resorts' principal stockholder. On May 27, 1998, ResortQuest entered into a contract with this corporation to manage these facilities for a fee.

     ResortQuest's effective tax rate for the year ended December 31, 1998, is impacted by: (i) Aston Hotels & Resorts' earnings prior to May 26, 1998 which will not be included in ResortQuest's consolidated income tax returns; (ii) amortization of goodwill which is principally not deductible for income tax purposes; and (iii) the recording of a one-time cumulative deferred income tax entry for Aston Hotels & Resorts, which was previously taxed under S Corporation status. The effective tax rate for the years ended December 31, 1997 and 1996, are not applicable since Aston Hotels & Resorts qualified and filed as a S Corporation.

RESULTS OF OPERATIONS -- PRO FORMA

     To provide better comparability, the combined pro forma results of operations for the 12 months ended December 31, 1998 and 1997 include the results of ResortQuest and the Founding Companies as if the Combinations had occurred on January 1, 1997 and of the 1998 Acquisitions since their respective date of acquisition. The combined pro forma results of operations include the effects of: (i) the Combinations; (ii) the proceeds from the issuance of 6,670,000 shares of ResortQuest Common Stock, which was used to pay the cash portion of the purchase price for the Founding Companies, to repay debt assumed in the Combinations and to pay IPO transaction costs; (iii) certain adjustments to salaries, bonuses, and benefits to former owners and key management of the Founding Companies effective with the IPO; (iv) reversal of compensation expense in the three months ended March 31,

1998, relating to the non-recurring, non-cash compensation charge of $5.1 million related to Common Stock issued to management; (v) provision for income taxes as if pro forma income was subject to federal, state or provincial income taxes and that goodwill was not deductible for income tax purposes during the periods presented; (vi) amortization of goodwill resulting from the Combinations and (vii) excludes income (loss) from discontinued operations.

HAWAIIAN ISLANDS

     The following table sets forth the Hawaiian island resorts' combined pro forma results of operations for the twelve months ended December 31, 1998 and 1997.



                                                 1997                       1998
       (in thousands)                   ------------------------   ------------------------
       Revenues ....................    $21,960         100.0%     $21,874         100.0%
       Operating expenses ..........     14,322          65.2       15,194          69.5
                                        -------         -----      -------         -----
       Operating income ............    $ 7,638          34.8%     $ 6,680          30.5%
                                        =======         =====      =======         =====




Twelve Months Ended December 31, 1998 Compared to
 Twelve Months Ended December 31, 1997 -- Hawaii

REVENUES

     Revenues in 1997 include a $677,000 gain from the sale of ResortQuest's interest in a Hawaiian hotel. Excluding this gain, revenues increased $591,000, or 2.8%, from $21.3 million in 1997 to $21.9 million in 1998, primarily due to a slight increase in average daily rate that helped maintain revenue per available unit.

     Hawaii overall was impacted in 1998 by the Northwest Airlines strike during third quarter 1998 and the continued pressures from the troubled Asian inbound market. Northwest Airlines accounts for approximately 15% of the lift into the Hawaiian islands. Occupancy rates in the third quarter declined compared to the prior year. However, Aston Hotels & Resorts was not as negatively impacted by the Asian crisis as compared to the overall market. Inbound traffic from Asia accounts for about one-third of Hawaii's visitors who seem to prefer Waikiki Beach, which is on the Hawaiian island of Oahu. For several years, Aston Hotels & Resorts shifted most of its business to the United States mainland wholesalers and increased its inventory of management contracts on the neighbor islands away from Waikiki Beach.

OPERATING EXPENSES

     Operating expenses increased $872,000, or 6.1%, from $14.3 million in 1997 to $15.2 million in 1998. As a percentage of revenues, operating expenses increased from 65.2% in 1997 to 69.5% in 1998, primarily due to the Northwest Airlines strike in the third quarter of 1998.

MOUNTAIN

     The following table sets forth the mountain resorts combined pro forma results of operations for the twelve months ended December 31, 1998 and 1997. The pro forma mountain results of operations only include the Founding Companies located in: Aspen, Breckenridge, Telluride, Colorado; Park City, Utah; and Whistler, British Columbia. Between the IPO and the end of 1998, ResortQuest completed three additional acquisitions located in mountain resorts (Goldpoint in July 1998, Whistler Exclusive in September 1998, and Columbine in December
1998) which are included in the pro forma results of operations for the period from their acquisition dates through December 31, 1998.




                                                 1997                       1998
       (in thousands)                   ------------------------   ------------------------
       Revenues ....................    $14,379         100.0%     $14,744         100.0%
       Operating expenses ..........     12,584          87.6       12,643          85.8
                                        -------         -----      -------         -----
       Operating income ............    $ 1,795          12.4%     $ 2,101          14.2%
                                        =======         =====      =======         =====

Twelve Months Ended December 31, 1998 Compared to
 Twelve Months Ended December 31, 1997 -- Mountain

REVENUES

     Revenues increased $365,000, or 2.5%, from $14.4 million in 1997 to $14.7 million in 1998, primarily due to an increase in property rental fees, resulting from a 6.2% increase in rental units under management contract.

OPERATING EXPENSES

     Operating expenses were relatively flat as compared to prior year. However, as a percentage of revenues, operating expenses decreased from 87.6% in 1997 to 85.8% in 1998, primarily due to a slight reduction in direct operating costs.

BEACH

     The following table sets forth the beach resorts (excluding Hawaii) combined pro forma results of operations for twelve months ended December 31, 1997 and 1998. The pro forma beach results of operations only include the Founding Companies located in: Bethany Beach, Delaware; Nantucket,
Massachusetts; Outer Banks, North Carolina; Sanibel and Captiva Islands, Florida; and St. Simons Island, Georgia. Between the IPO and the end of 1998, ResortQuest completed two additional acquisitions located in other beach resorts (Plantation Resort in August 1998 and Abbott Resorts in September 1998) which are included in the pro forma results of operations for the period from their acquisition date through December 31, 1998.



                                                 1997                       1998
       (in thousands)                   ------------------------   ------------------------
       Revenues ....................    $17,616         100.0%     $29,524         100.0%
       Operating expenses ..........     13,942          79.1       23,355          79.1
                                        -------         -----      -------         -----
       Operating income ............    $ 3,674          20.9%     $ 6,169          20.9%
                                        =======         =====      =======         =====



Twelve Months Ended December 31, 1998 Compared to
 Twelve Months Ended December 31, 1997 -- Beach

REVENUES

     Revenues increased $11.9 million, or 67.6%, from $17.6 million in 1997 to $29.5 million in 1998, due to an 18.3% increase in lodging revenues (caused by an 11.1% increase in average daily rate and a 7.8% increase in number of units under management contract), and $7.3 million in revenues for Plantation Resort from July 1 and Abbott Resorts from October 1 through the end of 1998.

OPERATING EXPENSES

     Operating expenses increased $9.4 million, or 67.5%, from $13.9 million in 1997 to $23.4 million in 1998, due primarily to the expense impact of the 1998 Acquisitions and increased salaries and wages to service the increased units under management contract.

OTHER OPERATIONS

     The following table sets forth the other combined pro forma results of operations for the twelve months ended December 31, 1998 and 1997, which includes First Resort and corporate.



                                                 1997                        1998
       (in thousands)                   ------------------------   --------------------------
       Revenues ....................    $ 2,864        100.0%       $  3,305        100.0%
       Operating expenses ..........      3,136        109.5           6,100        184.6
                                        -------        -----        --------        -----
       Operating loss ..............    $  (272)       ( 9.5)%      $ (2,795)       (84.6)%
                                        =======        =====        ========        =====



Twelve Months Ended December 31, 1998 Compared to
 Twelve Months Ended December 31, 1997 -- Other

REVENUES

     Revenues increased $441,000, or 15.4%, from $2.9 million in 1997 to $3.3 million in 1998, due primarily from increased sales of software and software service fees.

OPERATING EXPENSES

     Operating expenses increased by $3.0 million, or 94.5%, from $3.1 million in 1997 to $6.1 million in 1998. This increase primarily results from expenses associated with being a public company, which did not exist prior to the IPO, and the expense recognition of certain nonrecurring acquisition costs incurred in connection with the Plantation Resort acquisition, which totaled approximately $134,000.

LIQUIDITY AND CAPITAL RESOURCES

     ResortQuest is a holding company that conducts all of its operations through its Operating Companies. Accordingly, the primary internal source of ResortQuest's liquidity is through the cash flows realized from its subsidiaries, ResortQuest's $55 million Credit Facility and ResortQuest Common Stock.

     ResortQuest generated cash flows from operating activities of $12.7 million in 1998 primarily due to income from continuing operations and an increase in reservation and escrow deposits partially offset by a decrease in accounts payable and accrued liabilities. Cash used in investing activities by ResortQuest was approximately $39.5 million in 1998, due primarily to the cash portions of the Combinations and the 1998 Acquisitions. During 1998, ResortQuest's 1998 cash provided by financing activities totaled $48.5 million, which included $60.0 million net proceeds from the IPO and $32.0 million in borrowings under the Credit Facility, partially offset by $29.5 million in distributions to Aston Hotels & Resorts' stockholders in conjunction with the IPO.

     At December 31, 1998, ResortQuest had approximately $23.3 million in cash and cash equivalents, of which $13.7 million represents cash held in escrow. The cash held in escrow is released at varying times in accordance with state regulations, generally based upon the guest stay, or for real estate sale deposits when the property is sold. Certain assets, including real estate, personal property, receivables and cash, that were not used in the operations of certain Founding Companies were excluded from the Combinations and retained by the respective stockholders of such Founding Companies. At December 31, 1998, ResortQuest had a working capital deficit of $2.1 million, $38.0 million of outstanding long-term debt and $23.0 million available under its Credit Facility.

     At December 31, 1998, the former principal stockholder of Aston Hotels & Resorts was indebted to ResortQuest in the aggregate amount of $4.0 million. This debt is fully collateralized with real estate and cash and cash equivalents pledged to ResortQuest.

     On May 26, 1998, ResortQuest issued an aggregate of 9,254,286 shares of Common Stock in connection with the Combinations (1,708,333 shares to Aston Hotels & Resorts' stockholders and 7,545,953 shares to the remaining stockholders involved with the Combinations) and 6,670,000 shares of Common Stock in connection with the initial public offering. Shares issued in the initial public offering were sold at a price to the public of $11.00 per share. The net proceeds to ResortQuest from its initial public offering (after deducting underwriting discounts, commissions and offering expenses) were approximately $60.0 million. Pursuant to the Combinations, ResortQuest consummated the acquisitions of the Founding Companies for an aggregate of approximately $54.9 million in cash, 6,119,656 shares of Common Stock and the assumption of $5.7 million in debt. As of December 31, 1998, the net proceeds have been used as follows: (i) $54.9 million to pay the cash portion of the consideration for the Combinations, and (ii) $5.2 million to pay off assumed indebtedness.

     ResortQuest entered into a Credit Agreement as of May 26, 1998 with NationsBank, N.A. and First Tennessee Bank National Association, with respect to a $30 million revolving line of credit in conjunction with the Credit Facility. On September 30, 1998, the Credit Facility was amended to allow for the ResortQuest acquisition of Abbott Resorts. On December 7, 1998, the Credit Facility was amended for a second time to increase the facility to $55 million and added two additional lenders, Societe Generale and Union Planters Bank, N.A. The Credit Facility may be used for letters of credit not to exceed $2.5 million, acquisitions, capital expenditures, and for general corporate purposes. The Credit Agreement requires ResortQuest to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. Interest on outstanding balances of the Credit Facility is computed at ResortQuest's election, on the basis of either the Prime Rate or the Eurodollar Rate plus a margin ranging from 1.25% to 2.00%, depending on certain financial ratios. Availability fees range from 0.25% to 0.50% per annum depending on certain financial ratios are payable on the unused portion of the Credit Facility. At December 31, 1998, borrowings under the Credit Facility totaled $32.0 million, resulting primarily from the Abbott Resorts acquisition, and ResortQuest is paying a margin of 1.75% and availability fees of 0.375%. The weighted average interest rate during 1998, based on outstanding ResortQuest Credit Facility borrowings, including the applicable LIBOR spread, was 7.3%. The Credit Facility has a three-year term and is secured by substantially all the assets of ResortQuest and its subsidiaries, including the stock in the Founding Companies and any future material subsidiaries, as defined. ResortQuest, each Founding Company and all other current and future material subsidiaries are required to guarantee repayment of all amounts due under the Credit Facility. At December 31, 1998, ResortQuest was in compliance with applicable loan covenants.

     On September 30, 1998, ResortQuest executed a Promissory Note maturing on January 31, 1999 in favor of NationsBank, N.A., with respect to an additional $5.0 million revolving line of credit. The interest rate on outstanding balances, the interest payment dates and the terms of default under the Promissory Note were the same as those provided for in the Credit Facility. The Promissory Note was secured on the same terms as the Credit Facility. The
Promissory Note was terminated effective December 7, 1998, when ResortQuest secured additional availability under the Credit Facility. ResortQuest also has entered into discussions with NationsBank, N.A. and certain other lenders to increase the size of the Credit Facility to provide cash for future acquisitions.

     ResortQuest anticipates that its cash flow from operations will provide cash in excess of ResortQuest's normal working capital levels, debt service requirements and planned capital expenditures for the foreseeable future. Total capital expenditures for 1999 are anticipated to be between $3.5 million and $4.0 million, of which approximately $600,000 will be for software development, with the balance going to furniture, fixtures and equipment.

     ResortQuest intends to pursue attractive acquisition opportunities. There can be no assurance that ResortQuest will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into ResortQuest without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to ResortQuest, as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including the failure of acquired companies to achieve anticipated results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on ResortQuest's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

     The vacation property management industry uses a complex suite of software. The areas of greatest risk of software failure due to Year 2000 problems are:

     o Property Management Systems (guest services and back-office accounting)

     o Reservations/Inventory Management

     o Hardware BIOS (the software that runs "beneath" the operating system)

     o Analysis and/or management reporting tools

     o Embedded control systems (HVAC, elevator controls, etc.)

     ResortQuest is in the process of evaluating the various components of its operating environment (personal computer workstations and related equipment, network servers, telephone and data communication equipment, point of sale devices, software applications (both third party and internally developed software)), and embedded technology such as micro controllers. ResortQuest expects to complete the analysis, and implement any corrective measures, by mid-1999. The Year 2000 project is not expected to delay or supercede other planned IT projects.

     Based upon the information gathered to date, ResortQuest estimates the upper range of the cost of the analysis and subsequent replacement or upgrade of system components, which are not Year 2000 compliant, is approximately $600,000. A significant portion of the total potential expense estimate relates to the cost of replacement of personal computer hardware, servers, and telecommunications equipment. Funding of Year 2000 costs is expected to be provided by cash flows from operations.

     The impact upon ResortQuest by Year 2000 issues is greatest in the areas of property management systems, telecommunications, and financial accounting/reporting. ResortQuest believes that the consequences of Year 2000 issues with respect to the adverse impact upon ResortQuest's results of operations will not be material.

     ResortQuest will have contingency plans in place designed to mitigate the impact of Year 2000 issues. The contingency plan will include items such as: offsite and/or manual reservations/inventory management, property management (guest services, back-office functions, work order administration), financial accounting and reporting, and management reporting. All contingency plans are expected to be developed, tested and implemented by the end of third quarter 1999.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivatives, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value.

     This statement is effective for all fiscal quarters of fiscal years beginning after September 15, 1999. The adoption of SFAS No. 133 is not anticipated to have a material impact on the financial position or results of operations of ResortQuest.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The business of the operating companies is highly seasonal. The results of operations of each of the operating companies are subject to quarterly fluctuations caused primarily by the seasonal variations in the vacation rental and property management industry, with peak seasons dependent on whether the resort is primarily a summer or winter destination. During 1998, ResortQuest derived approximately 30.0% of its pro forma revenues and 71.8% of its operating income in the first quarter and 24.4% of its pro forma revenues and 25.7% of its operating income in the third quarter.

Although the seasonality of ResortQuest's revenues and earnings may be partially mitigated by the geographic diversity of the Operating Companies and any future acquisitions, there is likely to continue to be a significant seasonal factor with respect to ResortQuest's revenues and earnings.

     ResortQuest's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, the timing of real estate sales, changes in relationships with travel providers, extreme weather conditions or other factors affecting leisure travel and the vacation rental and property management industry. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock, which in turn could adversely affect ResortQuest's proposed acquisition strategy.

MARKET RISK

     ResortQuest is exposed to market risk, which is defined as a 10% change in prices, through changes in interest rates related to borrowings under the Credit Facility.

INFLATION

     Inflation did not have a significant effect on the results of operations of the Operating Companies for 1996, 1997 or 1998.

PERFORMANCE STATISTICS



                                          YEARS ENDED DECEMBER 31,
                                        -----------------------------
                                                                            INCREASE/
                                             1997            1998            DECREASE
                                        -------------   -------------   -----------------
       HAWAII
       Lodging revenues (1) .........     $ 142,637     $ 139,814           (2.0)%
       Occupancy ....................          72.5%         72.1%          (0.4)pts
       Average daily rate ...........     $  104.47     $  104.97            0.5%
       RevPAU .......................     $   75.78     $   75.66           (0.2)%
       Total units ..................         5,145         5,124           (0.4)%

       MOUNTAIN
       Lodging revenues (1) .........     $  28,093     $  28,818            2.6%
       Occupancy ....................          35.1%         35.5%           0.4 pts
       Average daily rate ...........     $  163.89     $  161.61           (1.4)%
       RevPAU .......................     $   57.46     $   57.34           (0.2)%
       Total units ..................         1,544         1,639            6.2%

       BEACH
       Lodging revenues (1) .........     $  39,622     $  46,877           18.3%
       Occupancy ....................          55.7%         55.8%           0.1 pts
       Average daily rate ...........     $  126.73     $  140.72           11.0%
       RevPAU .......................     $   70.62     $   78.52           11.2%
       Total units ..................         2,165         2,334            7.8%

       TOTAL (2)
       Lodging revenues (1) .........     $ 210,352     $ 215,509            2.5%
       Occupancy ....................          63.1%         62.5%          (0.6) pts
       Average daily rate ...........     $  113.74     $  116.91            2.8%
       RevPAU .......................     $   71.74     $   73.11            1.9%
       Total units ..................         8,854         9,097            2.7%




----------
(1) Lodging revenues are in thousands and represent the total rental charged to property rental customers. ResortQuest's revenue represents from 3% to over 40% of the lodging revenues based on the services provided by ResortQuest.

(2) These statistics exclude Houston & O'Leary, The Maury People, Plantation Resort, Abbott Resorts and Columbine units of approximately 130, 1,200, 384, 2,291, and 141 respectively. Also excluded from these statistics are owner use nights and renovation nights which were approximately 12.1% of gross available nights in the twelve months ended December 31, 1998 and 10.2% of gross available nights in the twelve months ended December 31, 1997. For the three months ended December 31, 1998 and 1997, owner use nights and renovation nights were 13.4% and 11.6%, respectively.

                                   BUSINESS

GENERAL

     ResortQuest is a leading provider of vacation condominium and home rentals in premier destination resorts throughout the United States and in Canada. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, ResortQuest offers vacationers through a branded network of high quality, fully furnished, privately-owned condominium and home rentals. ResortQuest offers property owners superior management services designed to enhance their rental income.

     Most vacationers seeking to rent a condominium or home at a popular destination resort must use a local vacation rental and property management firm to inquire about availability and make reservations. Vacationers typically make rental choices with limited information and, as a result, face great uncertainty concerning the quality of their rental. To address this need, ResortQuest in November 1998, established quality standards and segmented most of its vacation homes and condominiums into five levels (Quest Home, Platinum, Gold, Silver and Bronze). In January 1999, ResortQuest launched resortquest.com, a comprehensive web site that enables consumers to search through all of the ResortQuest vacation home and condominium rentals, including photographs and detailed floor plans, and to make reservations directly on-line.

     ResortQuest commenced operations on May 26, 1998, concurrently with its initial public offering and the acquisitions of 12 leading vacation rental and property management companies and the industry's leading management software company. Since that time, ResortQuest has completed 12 additional vacation rental and property management acquisitions, five in 1998 and seven in 1999. ResortQuest currently manages approximately 15,000 condominiums and homes at 30 premier destination resorts nationwide and in Canada. These resort locations include Gulf Shores, Alabama; Scottsdale/Phoenix, Arizona; Palm Desert, California; Aspen, Breckenridge, Crested Butte, Dillon and Telluride, Colorado; Bethany Beach, Delaware; Captiva Island, Destin, Ft. Walton Beach, Okaloosa Island and Sanibel Island, Florida; St. Simons Island, Georgia; Hawaii, Maui, Oahu, and Kauai, Hawaii; Nantucket, Massachusetts; Big Sky, Montana; the Outer Banks of North Carolina; Sunriver, Oregon; Hilton Head Island, South Carolina; Park City, Utah; and Whistler, British Columbia.

     ResortQuest provides a wide range of services to both vacationers and property owners. Because of the variety of ResortQuest's resort locations throughout the United States and Canada and the diversity of rental prices throughout its rental pool, ResortQuest is able to target a broad range of vacationers, including families, couples and individuals. For vacationers, ResortQuest offers the convenience and accommodations of a condominium or home, while providing many of the amenities and services of a hotel. Vacation condominium and home rentals generally offer greater space and convenience than resort hotel rooms, including separate living, sleeping and eating quarters. As a result, vacationers generally have more privacy and greater flexibility in a vacation condominium or home. ResortQuest typically offers such services as convenient check-in and check-out, frequent housekeeping and cleaning and emergency maintenance assistance.

     In addition, in most of its markets, ResortQuest provides specialized concierge-type services such as arranging golf tee times, purchasing ski lift tickets and making restaurant reservations. For property owners, ResortQuest offers a comprehensive set of services, including marketing and rental services, maintenance and security. For owners desiring to sell their vacation home or condominium, ResortQuest offers traditional real estate brokerage services at many of its resort locations. Owners of vacation homes and condominiums managed by ResortQuest also may participate in QuestClub, an exclusive travel benefits program for homeowners initiated in December 1998.

     ResortQuest's primary source of revenue is property rental fees, which are charged to the property owners as a percentage of the vacationers' total rental rate. Fee percentages for vacation condominiums and homes range from approximately 3% to over 40% of rental rates depending on the type of services provided to the property owner and the type of rental unit managed. On a pro forma basis for the year ended December 31, 1998, the Founding Companies and the 1998 Acquisitions generated total revenues of approximately $69.4 million, which includes $35.3 million of revenues from property rental fees and net income of $6.4 million. In addition, in many markets, ResortQuest provides traditional real estate brokerage services for property owners seeking to sell their condominiums and homes. ResortQuest believes that a national brand and superior management services, which are designed to enhance rental income for property owners, will provide it with a competitive advantage in attracting additional high quality condominiums and homes in its markets.

INDUSTRY OVERVIEW

     Destination resort vacationers primarily have three alternatives for overnight accommodations: commercial lodging establishments, timeshare resorts and privately-owned vacation condominiums and homes. Commercial lodging consists principally of hotels and motels in which a room is rented on a nightly or weekly basis. Interests in timeshare resorts are purchased by the vacationer and typically entitle the buyer to use a furnished vacation residence at a particular resort generally for a one-week period each year, in perpetuity. Privately-owned vacation condominiums and homes are typically second homes available for rent by property owners seeking incremental income. The total market for vacation condominium, home and apartment rentals, which are marketed predominantly by vacation rental and property management companies, was over $10 billion in 1996, representing over 20 million vacation property rentals. Rental revenues grew 8.7% from 1995 to 1996, and ResortQuest believes that this growth has been, and will continue to be, driven by two primary factors: the overall growth in the leisure travel and tourism industry, which reflected a 16.1% increase in revenues from 1995 to 1997, and the increasing number of vacationers seeking to rent vacation condominiums and homes.

     For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be expensive. Vacation condominium and home rentals generally offer families greater space and convenience than a resort hotel room, including separate living, sleeping and eating quarters. As a result, families generally have more privacy and greater flexibility in a vacation condominium or home. Furthermore, with full kitchens available in most properties, vacationers can also save on dining costs in a vacation condominium or home rental. In addition, vacation condominium and home rentals frequently include access to private yards, swimming pools, tennis courts and other recreational facilities, and generally offer a greater variety of locations, accommodations and price ranges within a market to meet a vacationer's desires.

     Vacation property rentals are also a less expensive and more flexible alternative to timeshare interests. Unlike vacation property rentals, timeshare interests require the purchase of an ownership interest in a vacation residence and continuing annual maintenance payments. A timeshare owner has the right to use the same vacation residence for the same length of time each year. Subject to availability and the payment of a membership fee and a variable exchange fee to join a timeshare exchange program, a timeshare owner may request that his timeshare interval be exchanged for a timeshare interval at another participating resort. Owners are generally limited to timeshare intervals at participating resorts and to those units which have been assigned an equal or lower rating by the exchange program based on the location, size and quality of the unit, the quality of the resort and the time of year requested.

     Most vacation condominiums and homes are second homes owned by individuals who reside in different locations and are unable to manage the rental process easily. Vacation rental and property management companies facilitate the rental process by handling all interaction with vacationers, including accepting reservations, rental payments and security deposits; operating check-in and check-out locations; and arranging for inspections, security and maintenance. The publishing of catalogs, print advertising and other marketing activities of a successful vacation rental and property management company also can enhance the vacation condominium or home's occupancy rate and increase rental income to the property owner.

     The vacation rental and property management industry is highly fragmented, with an estimated 3,000 vacation rental and property management companies in the United States. Most vacation rental condominiums and homes are managed by and booked through local vacation rental and property management firms, whose principal means of attracting property owners and vacationers are by referral, word of mouth, limited local advertising and direct mailings. Before ResortQuest, there was no central reservations service for vacationers or travel agents to obtain information regarding most condominium or home rental opportunities at popular destination resorts across the country or for booking such rentals once a destination was selected. ResortQuest believes the vacation rental and property management industry is highly inefficient and presents a significant market opportunity for a well-capitalized company offering a national network of high quality vacation condominiums and homes with superior levels of customer service.

BUSINESS STRATEGY

     ResortQuest's objective is to enhance its position as a leading provider of premier destination resort condominium and home rentals by pursuing the following business strategies:

     DEVELOP A NATIONAL BRAND IN PREMIER DESTINATION RESORT CONDOMINIUM AND HOME RENTALS. Prior to ResortQuest, there had been no national brand for vacation condominium and home rentals, no industry standards for quality and a general lack of access to reliable information regarding rental opportunities for vacationers. By providing an extensive network of high quality condominiums and homes in premier destination resorts throughout the United States, ResortQuest has increased the information available to vacationers and developed a brand which provides greater confidence and ease to vacationers in making their rental arrangements. In order to ensure high quality, ResortQuest on November 1, 1998 implemented a comprehensive quality assurance program to assure vacationers that rental accommodations will meet their expectations. As part of its quality assurance initiative, ResortQuest has established a basic set of criteria based on quality, appearance, and amenity standards and has categorized most of the ResortQuest rental homes and condominiums on five levels.

     OFFER VACATIONERS SUPERIOR CUSTOMER SERVICE. Management believes that maintaining superior levels of customer service is critical to developing a reputation for high quality condominiums and homes and attracting new customers. Vacationers typically rent vacation condominiums and homes for greater space and flexibility, but these customers also frequently desire many of the amenities and services of hotel accommodations. As a result, ResortQuest emphasizes customer service by offering conveniently located check-in locations, efficient check-in and check-out procedures, extended front desk hours, a commitment to clean units and access to emergency contact and maintenance personnel. ResortQuest also strives to offer maximum flexibility to meet the varied needs of its vacationers and in most markets can arrange for services such as golf tee times, rental bicycles, ski lift tickets, grocery delivery or restaurant reservations. By offering the convenience and accommodations of a condominium or home while providing many of the amenities and services of a hotel, ResortQuest believes it will continue to strengthen the loyalty of its existing customers and attract new vacationers into the vacation condominium and home rental market.

     ENHANCE VALUE FOR CONDOMINIUM AND HOME OWNERS. Through effective national marketing, a recognized brand and implementation of strategies designed to increase occupancy and rental rates, ResortQuest plans to enhance the rental income for vacation condominium and home owners. Since substantially all of the condominiums and homes managed by ResortQuest are second homes with absentee owners, ResortQuest offers a range of high quality vacation rental and property management services designed to meet the broad real estate needs of these owners. In most markets, ResortQuest will assume broad responsibility for the condominium or home, from marketing and handling all aspects involved in renting the individual condominium or home to managing the common properties and homeowners' association. In addition, ResortQuest provides owners with concise, timely and accurate monthly statements and payments for the rental and management of their condominiums and homes. ResortQuest believes that its reputation for high quality, comprehensive management services will be a key competitive advantage in increasing the number of condominiums and homes under its management within its existing markets.

     CAPITALIZE ON THE EXPERIENCE OF SENIOR MANAGEMENT. ResortQuest's senior management team has a proven track record of building and operating successful brands, and the breadth of experience necessary to execute ResortQuest's business plan effectively. David C. Sullivan, Chairman and Chief

Executive Officer, is the former Chief Operating Officer of Promus Hotel Corporation, where he was responsible for developing, expanding and managing the Hampton Inn, Homewood Suites and Embassy Suites hotel brands - all leaders in their market segments. David L. Levine, President and Chief Operating Officer, is the former President and Chief Operating Officer of Equity Inns, Inc., a leading real estate investment trust specializing in hotel acquisitions. Concurrently he served as President and Chief Operating Officer of Trust Management, Inc. which operated Equity Inns properties. Jeffery M. Jarvis, Senior Vice President, Chief Financial Officer, has over 20 years of related finance and accounting experience. Mr. Jarvis is the former Vice President, Controller of Promus Hotel Corporation and spent over 12 years with Arthur Andersen LLP. ResortQuest's mergers and acquisitions effort is lead by W. Michael Murphy, Senior Vice President and Chief Development Officer. Mr. Murphy has been involved with real estate acquisition businesses and the hospitality industry for more than 25 years. ResortQuest's Senior Vice President and General Counsel, John K. Lines is the former General Counsel and Secretary of Insignia Financial Group, Inc., a fully integrated real estate services company.
ResortQuest's marketing strategy is led by Jules S. Sowder, Senior Vice President and Chief Marketing Officer. Ms. Sowder is the former Vice President, Marketing for Promus Hotel Corporation, where she had overall responsibility for marketing the Hampton Inn, Homewood Suites and Embassy Suites hotel brands. ResortQuest's Senior Vice President and Chief Information Officer, Frederick L. Farmer, has more than 20 years of experience working for Fortune 500 companies. He most recently spent 12 years with Marriott International as Senior Vice President, Internet and Desktop Services and was responsible for positioning ResortQuest for Internet commerce.

     MAINTAIN LOCAL RELATIONSHIPS AND EXPERTISE. The management teams of the Operating Companies each have extensive experience in their respective resort areas, and many of the individuals are very active in their local communities. ResortQuest believes that the management teams have a valuable understanding of their respective markets and businesses and have developed strong local relationships. These relationships are critical in attracting additional condominiums and homes for rental and enable ResortQuest to provide additional concierge-type services to its vacationers. Accordingly, ResortQuest intends to operate with a decentralized management strategy and allow local managers to utilize their knowledge and expertise about the condominiums and homes available for rent, the offerings of local competitors and the desires of vacationers in their areas to provide superior customer service.

GROWTH STRATEGY

     ResortQuest intends to enhance its position as a leading provider of vacation condominium and home rentals in premier destination resorts by pursuing the following growth strategies:

     NATIONAL MARKETING STRATEGY. ResortQuest has implemented a multi-faceted national marketing program designed to increase vacationer awareness of its rental condominiums and homes and establish a nationally recognized high quality name and image, while promoting the unique characteristics of its individual resorts. This multi-faceted marketing program targets consumers and the travel trade through high-profile advertising, direct mail, e-mail marketing, public relations and promotional programs. In addition, ResortQuest markets to existing customers to capitalize on cross-selling opportunities and increase customer loyalty by offering customers similar properties and services in its other resorts. ResortQuest believes the integrated marketing efforts of the Operating Companies will increase customer awareness of ResortQuest's condominiums and homes, lead to an increased demand for ResortQuest's rentals and result in higher occupancy and rental rates for its condominium and home owners. ResortQuest also believes that the anticipated increase in rental income for owners will ultimately be a competitive advantage in attracting new property owners.

     CAPITALIZE ON TECHNOLOGY. Management believes that investment in technology will be critical in building its national brand and will create a significant competitive advantage. In January 1999, ResortQuest launched resortquest.com, one of the most comprehensive web sites in the vacation industry. resortquest.com enables consumers to search through all of ResortQuest's vacation home and condominium rentals, including photographs and detailed floor plans, and to make reservations directly on-line. In addition to facilitating the ability to provide one-stop shopping, ResortQuest utilizes the expertise of First Resort Software, a Founding Company, to link the Operating Companies' and future acquired companies' databases in order to enhance its cross-selling and direct marketing efforts.

     INCREASE USE OF ADDITIONAL MARKETING CHANNELS. Historically, most vacationers have located vacation condominiums and homes through referrals, word-of-mouth, limited local advertising and direct mailings. ResortQuest believes there are significant opportunities to expand the use of additional marketing channels. ResortQuest capitalizes on its extensive market presence by increasing the use of other marketing channels such as the world wide web, travel agents and national print media, which are difficult for local vacation rental and property management companies to use in a cost-effective manner. Given ResortQuest's size and presence in premier destination resorts, ResortQuest believes it will be an attractive partner to travel agents, tour package operators and other travel providers. These relationships should be a significant source of new customers and, in particular, will be a valuable marketing channel for off-peak seasons. Lastly, ResortQuest plans to focus greater marketing efforts on European and other international travelers through a more extensive use of international print media, wholesalers and packaged tour companies.

     EXPAND MARKET SHARE OF CONDOMINIUM AND HOME RENTALS IN EXISTING MARKETS. A key element of ResortQuest's growth strategy is to increase its selection of condominiums and homes in order to expand its market share and strengthen the local brands of each of the Operating Companies. ResortQuest intends to attract new property owners by achieving high occupancy rates through effective national marketing, cross-selling and by offering additional incentives to property owners, such as QuestClub, ResortQuest's new travel benefits program for owners of properties managed by ResortQuest. In addition, in order to capture a higher portion of the rental business from new condominiums and homes being built in its markets, ResortQuest will focus on building and strengthening its relationships with both local and national developers as well as real estate brokerage companies.

     PURSUE OPPORTUNITIES FOR PROFIT MARGIN EXPANSION VIA COST SAVINGS AND ADDITIONAL REVENUE SOURCES. Through the implementation of best practices, ResortQuest believes there are numerous opportunities to improve the margins of the Operating Companies. First, ResortQuest will strive to improve the efficiency of certain basic services such as reservations, housekeeping and laundry. ResortQuest also believes that larger inventories of condominiums and homes in its markets will provide certain economies of scale in advertising, check-in locations, management, housekeeping and other services. In addition, several of the Operating Companies have developed unique additional revenue opportunities, such as assisting property owners in refurbishing their properties, offering trip cancellation insurance and charging fees for certain concierge-type services, several of which are adaptable at other Operating Companies. ResortQuest believes that enhanced efficiency and economies of scale will reduce overall operating costs and allow ResortQuest to achieve increased margins by spreading operating and corporate overhead costs over a larger revenue base. For example, ResortQuest has begun to achieve savings through company-wide contracts for long distance telephone service, credit card fees and insurance.

     BUILD NATIONAL MARKET PRESENCE THROUGH STRATEGIC ACQUISITIONS. The vacation rental and property management industry continues to be highly fragmented, with over 3,000 geographically dispersed companies in the United States. ResortQuest believes that such fragmentation provides significant opportunities for consolidation. ResortQuest has implemented an aggressive acquisition program to gain a presence in additional premier destination resort locations as well as to expand its market share in existing resorts. Since the acquisition of the 13 Founding Companies in May 1998, ResortQuest has completed 12 additional vacation rental and property management acquisitions. ResortQuest continues to seek companies with strong reputations and a commitment to high quality condominiums and homes and customer service.

     While ResortQuest will seek to acquire the leading companies in each new market, ResortQuest also plans to pursue tuck-in acquisitions through which it can expand its selection of condominiums and homes available for rent in its existing markets. Many acquisition candidates utilize First Resort's software, which ResortQuest believes will enhance its ability to integrate such companies upon acquisition.

     ResortQuest offers acquisition candidates: (i) affiliation with a national brand; (ii) the ability to cross-sell to customers of other vacation rental and property management companies; (iii) the ability to increase liquidity as a result of ResortQuest's financial strength as a public company; and (iv) the ability to increase profitability as a result of ResortQuest's centralization of certain administrative functions and other economies of scale.

MARKETS

     ResortQuest currently manages condominiums and homes in 30 premier island, beach, mountain and desert resorts in the United States and Canada. The table below sets forth the resort locations at which ResortQuest manages vacation home and condominium properties and the aggregate number of properties managed in each of the following states as of March 31, 1999.


       BEACH RESORTS
        Gulf Shores, Alabama ...............................................     384
        Bethany Beach, Delaware ............................................     626
        The Beaches of South Walton,
          Captiva Island, Destin, Ft. Myers,
          Okaloosa Island and Sanibel Island, Florida ......................   3,139
        St. Simons Island, Georgia .........................................     404
        Nantucket, Massachusetts ...........................................   1,200
        The Outer Banks, North Carolina ....................................     456
        Hilton Head Island, South Carolina .................................     343

       DESERT RESORTS
        Scottsdale and Phoenix, Arizona ....................................     150
        Palm Desert and Palm Springs, California ...........................     295

       HAWAIIAN RESORTS
        Hawaii, Kauai, Maui and Oahu, Hawaii ...............................   5,124

       MOUNTAIN RESORTS
        Whistler, British Columbia .........................................     740
        Aspen, Breckenridge, Crested Butte, Dillon and Telluride, Colorado .   1,227
        Big Sky, Montana ...................................................     207
        Sunriver, Oregon ...................................................     162
        The Canyons, Deer Valley and Park City, Utah .......................     348
                                                                              ------
          TOTAL ............................................................  14,805
                                                                              ======




SERVICES OFFERED

     SERVICES OFFERED TO VACATIONERS. ResortQuest provides services to vacationers during all stages of the rental transaction from the selection and reservation of a condominium or home to the vacationers' arrival and throughout their stay. To make the selection and reservation process as simple and convenient as possible, ResortQuest in January 1999 launched resortquest.com, an on-line, interactive web site that provides consumers with instant access to ResortQuest's inventory of approximately 15,000 vacation rental properties. Consumers can check availability and rental rates, view extensive information about each property, including photographs and floor plans, and make reservations directly on-line. ResortQuest also provides vacationers with catalogs containing color photographs and descriptions of available condominiums or homes. Reservations also are taken over ResortQuest's 24-hour toll-free reservations line by agents who are familiar with the specific condominiums and homes.

     To assure that vacationers' expectations are met by the condominium or home selected, ResortQuest in November 1998 implemented quality standards and accommodation categories for each of its vacation rental properties. ResortQuest has established a basic set of criteria based on quality, appearance and amenity standards for each property. Each property also has been rated in one of five levels, Quest Home, Platinum, Gold, Silver and Bronze, based on its furnishings, soft goods, flooring, kitchen/appliances, televisions and stereos, bathrooms, decor and other features such as swimming pools and exercise facilities.

     For the vacationers' arrival, ResortQuest offers conveniently located check-in and check-out locations, many of which are located on-site at the front desk of ResortQuest's condominium properties. Off-site check-in locations are typically conveniently located and easily accessible in their respective resort communities. In most destination resort communities, ResortQuest maintains more than one conveniently located check-in facility. During their stay, vacationers at most locations are offered frequent cleaning and housekeeping services and access to emergency contact and maintenance personnel. In most locations, ResortQuest offers more specialized concierge services such as bicycle and ski equipment rentals, ski lift tickets sales, shuttles to ski areas, golf tee times and restaurant reservations. ResortQuest typically receives a fee for the provision of such services.

     SERVICES OFFERED TO CONDOMINIUM AND HOME OWNERS. ResortQuest provides condominium and home owners a wide range of high-quality vacation rental and property management services by combining local management expertise and attention with the marketing resources of a national brand. In most markets, ResortQuest will assume complete responsibility for rental management of the condominium or home, including marketing, renting and maintaining the specific property as well as managing the common properties and homeowners' associations. ResortQuest currently engages in extensive marketing activities, including its interactive web site, resortquest.com, print advertising in high-profile nationwide publications, and e-mail marketing, as well as direct catalog mailings to prior and prospective vacationers and direct solicitations of travel agents, wholesalers and package tour operators. ResortQuest also handles all interaction with vacationers, including accepting rental payments and security deposits, operating check-in and check-out locations and offering linen, housekeeping and other services. Property owners are paid rental income each month for rental activity in the preceding month and are given a concise, timely and accurate monthly statement which details the rental activity and management of their condominiums and homes.

     Property maintenance services are provided by both ResortQuest employees and third party independent contractors. Services are either regularly scheduled, or provided on an "as needed" basis, depending on the service and the location. In most markets, ResortQuest performs periodic inspections and makes recommendations to property owners for maintenance, refurbishments and renovations necessary to maintain the quality of their condominiums and homes. In several of its destination resort markets, ResortQuest provides professional interior design and refurbishment services to property owners to assist with the upkeep and appearance of their condominiums and homes. ResortQuest includes routine maintenance services, such as replacing light bulbs or broken china, as part of an all inclusive commission structure in certain locations. In other markets, ResortQuest collects fees from property owners for maintenance services through service and maintenance agreements and fee for service arrangements.

     For owners desiring to sell their vacation condominium or home, many of the Operating Companies provide traditional real estate brokerage services, including listing and showing the property. In 1998, net real estate sales commissions represented approximately 12% of pro forma combined revenues. The relative amount of such revenue varies by Operating Company but is more significant in those markets where ResortQuest primarily offers free-standing homes, rather than condominiums, such as Aspen and Nantucket. ResortQuest believes that the provision of real estate brokerage services provides it with a competitive advantage in identifying and securing properties for its rental management services and allowing it to meet all of the needs of vacation property owners.

     Owners of condominiums and homes managed by ResortQuest also may participate in QuestClub, a travel benefits program for ResortQuest's homeowners initiated in December 1998. QuestClub members receive a 70 percent savings on vacation home and condominium rentals for stays of up to 28 days each year at other QuestClub member properties. The availability of QuestClub privileges is limited during extremely popular times to preserve the revenue potential for each participating homeowner. The QuestClub annual membership fee is $129.

MARKETING

     The marketing efforts of traditional vacation rental and property management companies, including the Operating Companies, are primarily through word of mouth referrals from satisfied customers (both vacationers and property owners), print advertising primarily in local newspapers and regional magazines and direct mail solicitations and catalogs sent to prior customers. Potential customers call as a result of a referral or in response to an advertisement or other promotion and are assisted by reservation agents in selecting the appropriate vacation property and making the reservation.

     Since its initial public offering, ResortQuest also has developed a multi-faceted, national marketing campaign targeting consumers and the travel trade through high-profile print advertising, direct mail, e-mail marketing, public relations and promotional programs. ResortQuest also markets to travel agents and package tour operators primarily through advertisements in trade publications, such as the Hotel and Travel Index, and attendance at national and regional travel industry trade shows. Tour package operators typically combine transportation to a destination resort with ResortQuest's vacation condominiums and homes and a car rental. Tour packages are distributed almost exclusively through travel agents.

     ResortQuest believes that its most important marketing resource is its web site, resortquest.com, which was launched in January 1999. For the first time, consumers can visit resort destinations across North America, view photographs and floor plans and make reservations directly on-line. ResortQuest believes that a national marketing campaign should increase the effectiveness of the Operating Companies and companies to be acquired in the future, and expand the universe of potential customers for each resort location in which ResortQuest operates.

     ResortQuest intends to capitalize on its extensive market presence and further increase its use of the world wide web, travel agents and the print media. ResortQuest believes that its extensive selection of vacation condominiums and homes will make it an attractive partner to travel agents, tour package operators and other travel providers. These relationships should be a significant source of new customers and, in particular, will be a valuable marketing channel for off-peak seasons. Lastly, ResortQuest plans to focus greater marketing efforts on European and other international travelers through a more extensive use of international print media, wholesalers and packaged tour companies.

TECHNOLOGY

     First Resort Software, one of the Founding Companies, is a leading provider of integrated management, reservations and accounting software for the vacation rental and property management industry. Sixteen of the Operating Companies and over 700 other vacation rental and property management companies use First Resort Software's software programs. First Resort Software's software programs were developed to overcome problems encountered by rental property managers in attempting to utilize software programs developed for the hotel industry. First Resort Software's basic software allows vacation rental and property management companies to automate and computerize their reservations, billings, rental management and accounting tasks. Vacation rental and property management companies can use the software to generate current rates on individual condominiums and homes and access specific descriptions of those condominiums and homes for potential customers. The software also allows companies to generate monthly revenue reports for property owners and to coordinate maintenance and housekeeping schedules. First Resort Software also offers additional modules and interfaces, including a work order generator, activities management system, credit card interface and on-line booking interface through the world wide web.

     ResortQuest intends to rely extensively on the products and management expertise of First Resort to implement its technology strategy. Management believes that investment in technology is critical in building a national, branded vacation rental and property management company for premier destination resorts and will be a significant competitive advantage in the future. ResortQuest plans to utilize First Resort software to implement a central reservations system with world wide web functionality to allow vacationers to make their rental arrangements at any of ResortQuest's properties. First Resort also is developing a JAVA Client/Server based graphical reservations application that will allow users of its software to completely integrate their reservations systems with the world wide web, as well as a JAVA Client/Server based version of all of its existing software applications. First Resort's software also will allow ResortQuest to quickly link the Operating Companies' and future acquired companies' databases. ResortQuest intends to develop proprietary data mining tools in order to enhance its cross-selling and direct marketing efforts.

COMPETITION

     The vacation rental and property management industry is highly competitive and has low barriers to entry. The industry has two distinct customer groups: vacation property renters and vacation property owners. ResortQuest believes that the principal competitive factors in attracting vacation property renters are: market share and visibility; quality, cost and breadth of services and properties provided; and long-term customer relationships. The principal competitive factors in attracting vacation property owners are: the ability to generate higher rental income and comprehensive management services at competitive prices. ResortQuest competes for vacationers and property owners primarily with approximately 3,000 owner-operated companies that typically operate in a limited geographic area. Some of ResortQuest's competitors are affiliated with the owners or operators of resorts in which such competitors provide their services. Certain of these smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates.

     ResortQuest also competes for vacationers with large hotel and resort companies. Many of these competitor companies have greater financial resources than ResortQuest enabling them to finance acquisition and development opportunities, to pay higher prices for the same opportunities or to develop and support their own operations. In addition, many of these companies can offer vacationers services not provided by vacation rental and property management companies, and they may have greater name recognition among vacationers. These companies might be willing to sacrifice profitability to capture a greater portion of the market for vacationers or pay higher prices than ResortQuest for the same acquisition opportunities. Consequently, ResortQuest may encounter significant competition in its efforts to achieve its internal and acquisition growth objectives as well as its operating strategies focused on increasing the profitability of the Operating Companies and subsequent acquisitions.

EMPLOYEES

     ResortQuest had approximately 3,000 employees as of March 31, 1999. ResortQuest relies significantly on temporary employees to meet peak season demands. In the course of performing service and maintenance work, ResortQuest also utilizes the services of independent contractors. ResortQuest believes its relationships with its employees and independent contractors are good.


LEGAL PROCEEDINGS


     ResortQuest is involved in various legal actions arising in the ordinary course of business. ResortQuest believes that none of these actions will have a material adverse effect on its business, financial condition or results of operations.

FACILITIES

     As of March 31, 1999, ResortQuest had 119 properties located in 14 states and 28 cities in the United States and Canada. These properties consist principally of offices and maintenance, laundry and storage facilities. ResortQuest owns 20 of these facilities and leases the remaining 99 properties. ResortQuest considers all of its owned and leased properties to be suitable and adequate for the conduct of its business. See "Certain Transactions -- Leasees of Facilities."

GOVERNMENTAL REGULATION


     ResortQuest's operations are subject to various federal, state and local laws and regulations, including (i) licensing requirements applicable to real estate operations and (ii) laws and regulations relating to consumer protection. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which ResortQuest is or may be subject includes the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Interstate Land Sales Full Disclosure Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act, Americans With Disabilities Act and the Civil Rights Acts of 1964 and 1968. Many state and local regulations governing real estate services require permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all ResortQuest employees who work in the state or county that issued the permit or license. In addition, certain international laws and regulations may also be applicable to ResortQuest's international operations. ResortQuest believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The  following  table  sets  forth  information  concerning   ResortQuest's
directors, executive officers and certain key employees.



               NAME                  AGE                          POSITION
---------------------------------   -----   ----------------------------------------------------

David C. Sullivan ...............    59     Chairman and Chief Executive Officer, Director
David L. Levine .................    51     President and Chief Operating Officer, Director
Jeffery M. Jarvis ...............    43     Senior Vice President and Chief Financial Officer
W. Michael Murphy ...............    53     Senior Vice President, Development
Jules S. Sowder .................    42     Senior Vice President, Marketing
John K. Lines ...................    39     Senior Vice President, General Counsel and
                                            Secretary
Frederick L. Farmer .............    49     Senior Vice President and Chief Information Officer
William W. Abbott, Jr. ..........    53     Director
Luis Alonso .....................    35     CEO-Collection of Fine Properties; Director
Elan J. Blutinger ...............    43     Director
Park Brady ......................    51     Director
Douglas R. Brindley .............    41     President-Brindley & Brindley; Director
D. Fraser Bullock ...............    44     Director
Paul T. Dobson ..................    44     Vice President-Maui Condominium and Home;
                                            Director
Joshua M. Freeman ...............    34     Director
Evan H. Gull ....................    52     Vice President-First Resort; Director
Heidi O'Leary Houston ...........    46     President-Houston and O'Leary; Director
Charles O. Howey ................    71     Director
J. Patrick McCurdy ..............    51     President-Whistler Chalets; Director
Daniel L. Meehan ................    49     President-Resort Property Management; Director
Leonard A. Potter ...............    37     Advisory Director
Michael D. Rose .................    57     Director
Andre S. Tatibouet ..............    58     CEO-Aston Hotels & Resorts; Director
Hans F. Trupp ...................    59     Chairman-Trupp-Hodnett Enterprises; Director
Joseph V. Vittoria ..............    64     Director
Theodore L. Weise ...............    55     Director



     DAVID C. SULLIVAN became the Chairman and Chief Executive Officer and a director of ResortQuest in May 1998. From April 1995 to December 1997, Mr. Sullivan was the Executive Vice President and Chief Operating Officer, and a director, of Promus Hotel Corporation, a publicly traded hotel franchiser, manager and owner of hotels whose brands include Hampton Inn, Homewood Suites and Embassy Suites. From 1993 to 1995, Mr. Sullivan was the Executive Vice
President and Chief Operating Officer of the Hotel Division of the Promus Companies Incorporated. He was the Senior Vice President of Development and Operations of the Hampton Inn/Homewood Suites Hotel Division of The Promus Companies from 1991 to 1993. From 1990 to 1991, Mr. Sullivan was the Vice President of Development of the Hampton Inn Hotel Division of The Promus Companies. Mr. Sullivan is also a director of Winston Hotels, Inc.

     DAVID L. LEVINE became the President and Chief Operating Officer and a director of ResortQuest in May 1998. Mr. Levine was President and Chief Operating Officer of Equity Inns, Inc., a real estate investment trust that specializes in hotel acquisitions, from June 1994 to April 1998. Mr.

Levine was also President and Chief Operations Officer of Trust Management Inc., which operated Equity Inns properties, from June 1994 until November 1996. Prior to that, he was President of North American Hospitality, Inc., a hotel management and consulting company, which he formed in 1985.

     JEFFERY M. JARVIS became Senior Vice President and Chief Financial Officer of ResortQuest in May 1998. From April 1995 to January 1998, Mr. Jarvis was the Vice President, Controller and Principal Accounting Officer of Promus Hotel Corporation. From September 1994 to April 1995, Mr. Jarvis was the Director of Special Projects for PCI. He was the Director of Finance of Harrah's St. Louis Riverport from June 1994 to September 1994, and was the Assistant Controller of PCI from 1992 to 1994. From 1979 to 1992, Mr. Jarvis was a Senior Audit Manager of Arthur Andersen LLP.

     W. MICHAEL MURPHY became the Senior Vice President of Development of ResortQuest in May 1998. Mr. Murphy was President of Footprints International, a company involved in the planning of resort properties in the Bahamas, from 1996 to 1997. From 1994 to 1996, he was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to joining Geller & Co. he acted as a hotel consultant from 1992 to 1994. Mr. Murphy was a founding partner of the hotel investment firm of Moeckel Murphy (1990-1992) and a founding general partner of Metric Partners (1981-1990), a real estate investment company that was a joint venture between the partners of The Fox Group and Metropolitan Life Insurance Company. Prior to that time, he was the Director of Real Estate for Holiday Inns, Inc. from 1973 to 1981.

     JULES   S.  SOWDER  became  the  Senior  Vice  President  of  Marketing  of
ResortQuest in May 1998. Ms. Sowder was Vice President of Marketing for Promus Hotel Corporation from 1995 to January 1998. From 1993 to 1995, she served as the Vice President of Marketing for the Hampton Inn division of Promus Hotel Corporation. She served as Director of Marketing for the Hampton Inn division from 1990 to 1993. Ms. Sowder has been recognized by Travel Agent Magazine as one of the Top 10 most successful women in the hotel industry.

     JOHN K. LINES became Senior Vice President, General Counsel and Secretary of ResortQuest in May 1998. Mr. Lines was General Counsel and Secretary of Insignia Financial Group, Inc., a fully integrated real estate services company from 1994 until March 1998. He also served as Vice President and Secretary of Insignia Properties Trust from 1996 until March 1998. From May 1993 until June 1994, Mr. Lines was employed as Assistant General Counsel and Vice President of Ocwen Financial Corporation, a unitary thrift holding company. From October 1991 until April 1993, Mr. Lines was employed as Senior Attorney of Banc One Corporation in Columbus, Ohio.

     FREDERICK L. FARMER became Senior Vice President and Chief Information Officer of ResortQuest in May 1998. Mr. Farmer was Senior Vice President for Internet and Desktop Services of Marriott International from November 1996 to April 1998. He also served as Vice President of Data Resources & Services for Marriott International from March 1992 to November 1996.

     WILLIAM W. ABBOTT, JR. became a director of ResortQuest in November 1998 and is a consultant to ResortQuest. He previously served as Vice Chairman of Abbott Resorts, Inc. from March 1997 to November 1998. He served as President and Chairman of the Board of Abbott Resorts from 1976 to March 1997.

     LUIS ALONSO became a director of ResortQuest in May 1998. Mr. Alonso has served as the Chief Executive Officer and President of Collection of Fine
Properties since January 1995, when Tyra Management Company and two other management companies merged into the newly formed Collection of Fine Properties. Mr. Alonso was the President of Tyra Management Company from 1985 until the merger. Mr. Alonso is a member of the Breckenridge Town Council and is Vice Chairman of the Breckenridge Central Reservation Board.

     ELAN J. BLUTINGER has been a director of ResortQuest since its formation in September 1997. He is a co-founder and a Managing Director of Alpine Consolidated II, LLC and a partner in Alpine Consolidated III, LLC, each a merchant bank specializing in the consolidation of fragmented industries. He is a director and co-founder of Travel Services International, Inc. and is Chairman of its Compensation Committee. From 1987 until 1995, he was the Chief Executive Officer of Shoppers

Express, which became "OnCart" in 1997, an electronic retailing service, which he founded. From 1983 until its acquisition in 1986 by Independent Distribution Incorporated, Mr. Blutinger was Chief Executive Officer of DSI, a wholesale software distributor.

     PARK BRADY became a director of ResortQuest in May 1998. Mr. Brady is a founder of Telluride Resort Accommodations, and has served as the President and a director of the company since June 1997. He has served as Director of Sales and Marketing for Telluride Resort Accommodations from 1989 to 1994, and as General Manager from 1987 to 1989. From 1994 to 1997, Mr. Brady developed real estate projects in the Telluride area. Mr. Brady is a former member of the Telluride Town Council and is also former Chairman of the Telluride Chamber Resort Association.

     DOUGLAS R. BRINDLEY became a director of ResortQuest in May 1998. Mr. Brindley and his wife, Betty Shotton Brindley, are co-founders of both B&B On The Beach, Inc. and Brindley & Brindley Realty & Development, Inc. Mr. Brindley is a director and President of both companies.

     D. FRASER BULLOCK has been a director of ResortQuest since its formation in September 1997. He is a Managing Director of Alpine Consolidated II, LLC and Alpine Consolidated III, LLC. He is a director and co-founder of Travel Services International, Inc. and is currently Chairman of its Audit Committee. From its inception in 1994 to 1996, he was the President and Chief Operating Officer of VISA Interactive, a wholly-owned subsidiary of VISA International. In 1993, Mr. Bullock became the President and Chief Operating Officer of U.S. Order, Inc., a provider of remote electronic transaction processing, until it was acquired by VISA International in 1994. From 1991 to 1992, Mr. Bullock was the Senior Vice President of U.S. Order, Inc. From 1986 to 1991, he was the Chief Financial Officer and Executive Vice President of World Corp., Inc., a holding company with various operating subsidiaries including World Airways, Inc. Mr. Bullock was a founding partner of Bain Capital, a Manager of Bain and Company, and a founder of MediVision, Inc., a consolidation of eye surgery centers.

     PAUL T. DOBSON became a director of ResortQuest in May 1998. Mr. Dobson is a co-founder of Maui Condominium and Home and has served as ResortQuest's President since 1998. He served as ResortQuest's Vice President from 1991 to 1998. Mr. Dobson is the current President of the Vacation Rental Managers
Association, a trade organization representing over 300 vacation rental and property management companies in North America.

     JOSHUA M. FREEMAN became a director of ResortQuest in May 1998. He has served since 1998 as Chairman, and from 1992 to 1998 served as the President and Chief Operating Officer, of Carl M. Freeman Associates, Inc., a real estate development and management company, since 1992. From 1996 to 1998 he also served as President and managing member of Coastal Resorts Realty, L.L.C. and as President and a director of Coastal Resorts Management, Inc.

     EVAN H. GULL became a director of ResortQuest in May 1998. Mr. Gull is a co-founder of First Resort and is currently a director and the Vice President of Software Development, a position he has held since April 1995. Mr. Gull was the Chief Operating Officer of the company from 1993 to 1995. He also served as the Department Manager for Sales and Administration during that same time period. He is the principal developer of First Resort's software products.

     HEIDI O'LEARY HOUSTON beame a director of ResortQuest in May 1998. She formed Houston and O'Leary Company in 1986 and has served as President and principal broker since that time. She formed her own real estate brokerage and development company in 1976. From 1976 to 1986 she consulted on redevelopment projects in Denver and developed residential and commercial real estate in Denver and Aspen.

     CHARLES O. HOWEY became a director of ResortQuest in May 1998. Mr. Howey has served as Chairman of Priscilla Murphy Realty since January 1997. Mr. Howey has also been President of C.O. Management Services, a regional property management company, since the 1950's. He is the founder and past president of Howey & Associates, Inc., an independent insurance agency.

     J. PATRICK MCCURDY became a director of ResortQuest in May 1998. Mr. McCurdy has served as the President and Secretary of Whistler Chalets, since he founded the company in 1986. Mr. McCurdy is a director and a former Vice-President of the Vacation Rental Managers Association.

     DANIEL L. MEEHAN became a director of ResortQuest in May 1998. Mr. Meehan is the co-founder and has served as President of Resort Property Management since 1982. Mr. Meehan has over 23 years of experience in the property management industry, the last 19 of them in Park City.

     LEONARD A. POTTER served as a director of ResortQuest from its formation in September 1997 until May 26, 1998. After the consummation of the initial public offering, he became an Advisory Director to the Board. Mr. Potter is a co-founder and Managing Director of Capstone Partners, LLC, a venture firm specializing in consolidation transactions. He was a co-founder of Travel Services International, Inc. and is currently an advisory director to its board of directors. Capstone Partners, LLC was a co-sponsor of Staffmark, Inc., a consolidation of six staffing service companies in September 1996 with a simultaneous initial public offering. Prior to forming Capstone Partners, LLC in April 1996, Mr. Potter was an attorney at Morgan, Lewis & Bockius LLP for more than five years practicing in the areas of mergers and acquisitions and securities law. While at Morgan, Lewis & Bockius he represented a number of public companies in connection with their creation and subsequent implementation of consolidation strategies similar to ResortQuest's, including U.S. Office Products, F.Y.I., Inc. and Cotelligent Group.

     MICHAEL D. ROSE became a director of ResortQuest in May 1998. He served as Chairman of the Board of Promus Hotel Corporation from April 1995 to December 1997. From June 1995 to December 1996, he was Chairman of the Board of Harrah's Entertainment, Inc. Prior to that, Mr. Rose served as Chairman of the Board from 1989 to 1995 and Chief Executive Officer and President from 1989 to 1991 of the Promus Companies, Inc. From 1984 to 1990 he was the Chairman of the Board and from 1988 to 1990 he was the President and Chief Executive Officer of Holiday Corporation. Mr. Rose is also a director of Ashland, Inc., Darden Restaurants, Inc., FelCor Lodging Trust, Inc., First Tennessee National Corporation, General Mills, Inc. and Stein Mart, Inc.

     ANDRE S. TATIBOUET became a director of ResortQuest in May 1998. He has been President of Aston Hotels & Resorts since October 1998. He served as Chairman and Chief Executive Officer of Aston Hotels & Resorts from 1967 to 1998. Mr. Tatibouet is a director of the Hawaii Hotel Association, a director and former president of the Hawaii Visitors Bureau, and a director of the American Hotel & Motel Association.

     HANS F. TRUPP became a director of ResortQuest in May 1998. Mr. Trupp has served as the Chairman of Trupp-Hodnett Enterprises since 1987. He was also Chairman of Trupp-McGinty Realty, Inc. from 1984 to 1987 and Trupp McGinty Realtors/Insurers, which was formed in 1978.

     JOSPEH V. VITTORIA became a director of ResortQuest in May 1998. He has been the Chairman and Chief Executive Officer of Travel Services International, Inc., a leading single source distributor of specialized leisure travel services, since July 1997. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc., a multinational auto rental company. Mr. Vittoria serves on the Board of Directors of Carey International, Inc., CD Radio, Inc., Transmedia Europe and Transmedia Asia.

     THEODORE L. WEISE became a director of ResortQuest in May 1998. Since February 1998, Mr. Weise has been the President and Chief Executive Officer of Federal Express Corporation, the world's largest transportation company. He was previously Executive Vice President and Chief Operating Officer of Federal Express Corporation from February 1996 to January 1998. From August 1991 to February 1996 he served as Senior Vice President of Air Operations.

     The Compensation Committee of the Board, which considers nominees for election to the Board, has recommended that the size of the Board of Directors be reduced from 21 members to 11 members. The Board of Directors believes that a smaller Board will facilitate better communication among the directors and increase the efficiency of the Board. Accordingly, eleven directors will be elected at ResortQuest's 1999 annual meeting of shareholders. The following nine current members of the Board are not nominees for reelection at the annual meeting: Luis Alonso, Park Brady, Douglas R. Brindley, Paul T. Dobson, Evan H. Gull, Charles O. Howey, Daniel L. Meehan, J. Patrick McCurdy and Hans F. Trupp. Sharon Benson Doucette resigned from the Board of Directors for personal reasons in February 1999.

BOARD OF DIRECTORS


     BOARD COMMITTEES. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Capital Approval Committee. During fiscal 1998, the Board also had an Operations Committee.

     The Executive Committee consists of Messrs. Sullivan (Chairman), Alonso, Blutinger, Freeman, Howey, Rose, Tatibouet, Trupp and Weise. The Executive Committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of ResortQuest other than the power (i) to approve or adopt, or to recommend to the stockholders, any action expressly required by Delaware law to be submitted to the stockholders for approval, including, the amendment of ResortQuest's Certificate of Incorporation, the merger or consolidation of ResortQuest, the sale, lease or exchange of substantially all the assets of ResortQuest, the dissolution of ResortQuest or the revocation of ResortQuest's voluntary dissolution, and (ii) to adopt, amend or repeal any provision of the By-Laws of ResortQuest.

     The Audit Committee consists of Messrs. Bullock (Chairman), Freeman and Rose. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and the results of the audit engagement, approves professional services provided by the independent public accountants and reviews recommendations regarding ResortQuest's accounting methods and the adequacy of its systems of internal accounting controls.

     The Compensation Committee consists of Messrs. Blutinger (Chairman), Rose and Weise. The Compensation Committee determines compensation for ResortQuest's management and key employees, administers ResortQuest's Plan, makes recommendations to the Board of Directors with respect to ResortQuest's compensation policies and considers as nominees for director qualified person recommended by directors, management and shareholders.

     The Capital Approval Committee consists of Messrs. Sullivan (Chairman) and Levine and two advisory members from senior management who are not members of the Board and who have no voting rights on any matters brought before the Committee. The Capital Approval Committee reviews, evaluates, approves and adopts acquisitions and other capital expenditures requiring $5 million or less and provides recommendations to the Executive Committee or the Board with respect to acquisitions and other capital expenditures requiring in excess of $5 million.

     DIRECTOR COMPENSATION. Directors who are also employees of ResortQuest or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of ResortQuest or one of its subsidiaries receives $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). In addition, under ResortQuest's 1998 Long-Term Incentive Plan, each non-employee director automatically receives an option to acquire 10,000 shares of Common Stock upon such person's initial election as a director and, subject to a certain exception, an annual option to acquire 5,000 shares at each annual meeting of ResortQuest's stockholders thereafter at which such director is re-elected or remains a director. See "-- 1998 Long-Term Incentive Plan." Directors also are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, in their capacity as directors.

     The Advisory Director attends meetings of the Board of Directors, consults with officers and directors of ResortQuest and provides guidance, but not direction, concerning management and operation of ResortQuest's business. The Advisory Director is not a director of ResortQuest and, accordingly, will not have a right to vote as a director.

     All officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     SUMMARY OF COMPENSATION. The following table shows cash and other compensation paid or accrued during the 1998 fiscal year to ResortQuest's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers").



                                                                                           SECURITIES
                                                                                OTHER      UNDERLYING                 ALL
         NAME AND PRINCIPAL           FISCAL                                   ANNUAL        OPTIONS      LTIP       OTHER
              POSITION               YEAR(1)   SALARY(2)        BONUS       COMPENSATION     GRANTED    PAYOUTS   COMPENSATION
----------------------------------- --------- ----------- ---------------- -------------- ------------ --------- --------------
 David C. Sullivan
  Chairman and Chief
  Executive Officer ...............   1998     $122,820      $ 122,820           $ -        100,000       $ -          $ -

 David L. Levine
   President and Chief
   Operations Officer .............   1998     $ 99,792      $  99,792           $ -         75,000       $ -          $ -

 Jeffery M. Jarvis
   Senior Vice President
   and Chief Financial Officer.....   1998     $ 92,115      $  81,058(3)        $ -         50,000       $ -          $ -

 W. Michael Murphy
   Senior Vice President
   and Chief Development
   Officer ........................   1998     $ 92,115      $  76,058(3)        $ -         50,000       $ -          $ -

 Jules S. Sowder
   Senior Vice President
   and Chief Marketing Officer.       1998     $ 76,763      $  63,382(3)        $ -         25,000       $ -          $ -



----------
(1) Each of the Named Executive Officers commenced employment with ResortQuest upon consummation of the initial public offering (May 26, 1998).

(2) Annual salaries are as follows: $200,000 for Mr. Sullivan; $162,500 for Mr. Levine; $150,000 for each of Mr. Jarvis and Mr. Murphy; and $125,000 for Ms. Sowder.

(3) Includes payments for consulting services rendered prior to ResortQuest's initial public offering as follows: $35,000 for Mr. Jarvis; $30,000 for Mr. Murphy and $25,000 for Ms. Sowder.

     OPTION GRANTS IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES. The table below presents additional information concerning option awards for each of the Named Executive Officers shown in the Summary Compensation table. These options to purchase Common Stock were granted under ResortQuest's 1998 Long-Term Incentive Plan on May 26, 1998. None of the Named Executive Officers exercised any stock options in 1998. All of the options shown in the table become exercisable at the rate of 25% per year.



                                                 INDIVIDUAL GRANTS
                             ----------------------------------------------------------
                                           PERCENT OF
                                             TOTAL
                               NUMBER OF    OPTIONS
                              SECURITIES   GRANTED TO
                              UNDERLYING   EMPLOYEES     EXERCISE OR
                                OPTIONS    IN FISCAL     BASE PRICE
            NAME                GRANTED       1988        PER SHARE     EXPIRATION DATE
---------------------------- ------------ ----------- ---------------- ----------------
 David C. Sullivan .........    100,000        5.3    $ 11.00               5/26/08
 David L. Levine ...........     75,000        4.0    $ 11.00               5/26/08
 Jeffery M. Jarvis .........     50,000        2.7    $ 11.00               5/26/08
 W. Michael Murphy .........     50,000        2.7    $ 11.00               5/26/08
 Jules S. Sowder ...........     25,000        1.3    $ 11.00               5/26/08
 All shareholders (2) ......      n/a         n/a     n/a                     n/a
 All optionees .............  1,874,351      100.0%   $ 10.90 (3)           Various
 All optionees gain as a
 percentage of all
 shareholders gain .........      n/a         n/a     n/a                     n/a




                                       POTENTIAL REALIZABLE VALUE
                                       AT ASSUMED ANNUAL RATES OF
                                      STOCK PRICE APPRECIATION FOR
                                            OPTION TERM (1)
                             ----------------------------------------------
                                0%            5%                10%
                             -------- ----------------- -------------------
                               STOCK        STOCK              STOCK
                               PRICE        PRICE              PRICE
            NAME              $11.00        $17.92             $28.53
---------------------------- -------- ----------------- -------------------
 David C. Sullivan ......... $ -        $     691,784      $  1,753,117
 David L. Levine ........... $ -        $     518,838      $  1,314,838
 Jeffery M. Jarvis ......... $ -        $     345,892      $    876,558
 W. Michael Murphy ......... $ -        $     345,892      $    876,558
 Jules S. Sowder ........... $ -        $     172,946      $    438,279
 All shareholders (2) ...... $ -        $ 116,855,663      $296,135,194
 All optionees ............. $ -        $  12,848,585      $ 32,560,837
 All optionees gain as a
 percentage of all
 shareholders gain .........                     11.0%              11.0%



----------
(1) The dollar amounts under these columns are the result of calculations at zero percent, five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of our stock price. In the above table, we did not use an alternative formula for a grant valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) These amounts represent the appreciated value which holders of Common Stock would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(3) Represents the weighted average price of options granted to all optionees.

     EMPLOYMENT AGREEMENTS AND COVENANTS NOT TO COMPETE. Messrs. Sullivan, Levine, Jarvis, Murphy and Ms. Sowder have entered into employment agreements with ResortQuest providing for annual base salaries of $200,000, $162,500, $150,000, $150,000 and $125,000, respectively. Each of these agreements are for a term of three years (the "Initial Term"). In addition, certain executive officers of the Operating Companies, including Ms. Houston and Mr. Tatibouet, have entered into employment agreements for an Initial Term of three years. Unless terminated or not renewed by ResortQuest or the employee, the term will continue after the Initial Term on a year-to-year basis on the same terms and conditions existing at the time of renewal. The base salaries for Ms. Houston and Mr. Tatibouet are $150,000 and $120,000, respectively.

     Each employment agreement contains a covenant not to compete with ResortQuest for a period of two years immediately following termination of employment or, in the case of a termination by ResortQuest without cause in the absence of a change in control, for a period of one year following termination of employment. Under the covenant not to compete, the employee generally is prohibited from: (i) engaging in any hotel management or non-commercial property management, rental or sales business in direct competition with ResortQuest within defined geographic areas in which ResortQuest or any of its subsidiaries does business; (ii) enticing a managerial employee of ResortQuest away from ResortQuest; (iii) calling upon any person or entity which is, or has been, within one year prior to the date of termination, a customer of ResortQuest; or
(iv) calling upon a prospective acquisition candidate which the employee knew was approached or analyzed by ResortQuest, for the purpose of acquiring the entity.

     The covenant not to compete may be enforced by injunctions or restraining orders and shall be construed in accordance with the changing location of ResortQuest.

     Each of these employment agreements provides that, in the event of a termination of employment by ResortQuest without cause during the Initial Term the employee will be entitled to receive from ResortQuest an amount equal to his or her then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment without cause after the Initial Term of the employment agreement, the employee will be entitled to receive an amount equal to his or her then current salary for one year.

     In the event of a change in control of ResortQuest (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control and the successor's intent to be bound by such employment agreement, the employee may elect to terminate his or her employment and receive in one lump sum three times the amount he or she would receive pursuant to a termination without cause during the Initial Term.

     The employment agreements also state that in the event of a termination without cause by ResortQuest or a change in control, the employee may elect to waive the right to receive severance compensation and, in such event, the noncompetition provisions of the employment agreement will not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his or her employment agreement and receive in one lump sum two times the amount he or she would receive pursuant to a termination without cause during the Initial Term. In such an event, the noncompetition provisions of the employment agreement would apply for two years from the effective date of termination.

     Each agreement to acquire an Operating Company also contains a covenant prohibiting the former owners of the Operating Companies from competing with ResortQuest for a period of three years from the date of the acquisition. These noncompetition provisions will not apply with respect to a former owner of an Operating Company who has entered into an employment agreement with ResortQuest in the event the former owner is terminated without cause and elects to waive the right to receive severance compensation.


1998 LONG-TERM INCENTIVE PLAN


     No stock options were granted to, or exercised by or held by any executive officer in 1997. In March 1998, the Board of Directors and ResortQuest's stockholders approved ResortQuest's 1998 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide a means by which ResortQuest can attract and retain executive officers, employee directors, other key employees, non-employee and advisory directors and consultants of and other service providers to ResortQuest and its subsidiaries and to compensate such persons in a way that provides additional incentives and enables such persons to acquire or increase a proprietary interest in ResortQuest. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of ResortQuest obligations to pay cash compensation; (vi) non-employee directors' deferred shares; and (vii) other awards the value of which is based in whole or in part upon the value of the Common Stock.

     The Plan is administered by a committee (the "Committee"), which currently is the Compensation Committee of the Board of Directors, except that the Board of Directors will itself perform the Committee's functions under the Plan for purposes of grants of awards to non-employee directors, and may perform any other function of the Committee as well. The Committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions (if any), performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee.


     ResortQuest has reserved 2,027,031 shares of Common Stock for use in connection with the Plan. The maximum number of shares of Common Stock that may be subject to outstanding awards under the Plan will not exceed 12% of the aggregate number of shares of Common Stock outstanding, minus the number of shares previously issued pursuant to awards granted under the Plan. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.


     The Plan provides for: (i) the automatic grant to each non-employee director and advisory director (a "Non-Employee Director") serving at the commencement of the initial public offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Non-Employee Director of an option to purchase 10,000 shares upon such person's initial election as a director or appointment as an advisory director. In addition, the Plan provides for an automatic annual grant to each Non-Employee Director of an option to purchase 5,000 shares at each annual meeting of stockholders following the initial public offering; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director or appointment by the Board as an advisory director is within three months of the date of such election or appointment, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisory director, and options will be immediately exercisable. In addition, the Plan permits Non-Employee Directors to elect to receive, in lieu of cash directors' fees, shares, or credits representing "deferred shares" that may be settled at future dates, as elected by the Non-Employee Directors. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. At the commencement of the initial public offering, the Non-Employee Directors were Messrs. Blutinger, Brady, Bullock, Freeman, Howey, Potter, Rose, Vittoria and Weise.


     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of ResortQuest, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. The number of shares reserved or deliverable under the Plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

     In connection with the initial public offering, options in the form of NQSOs to purchase a total of 435,000 shares of Common Stock of ResortQuest were granted to management of ResortQuest, including 100,000 shares to Mr. Sullivan, 75,000 shares to Mr. Levine, 50,000 shares to Mr. Jarvis, 50,000 shares to Mr. Murphy, 75,000 shares to Mr. Farmer, 25,000 shares to Ms. Sowder, 25,000 shares to Mr. Lines, an aggregate of 250,000 shares to Alpine Consolidated II, LLC and Capstone Partners, LLC and an aggregate of 920,000 shares to the employees of ResortQuest and the Founding Companies. Each of the foregoing option grants has an exercise price equal to the initial public offering price per share, and vests as to 25% each on the date that is 12 months, 24 months, 36 months and 48 months after the closing of the initial public offering. Unvested options generally will be forfeited upon a termination of employment that is voluntary by the participant. Upon a change of control of ResortQuest (as defined in the Plan), vesting will be accelerated. The options generally will expire on the earlier of 10 years after the date of grant or three months after termination of employment (immediately in the event of a termination for cause), unless otherwise determined by the Committee.

     On February 25, 1999, the Committee authorized an increase in the total number of shares that may be subject to awards to 15% of the aggregate number of shares of Common Stock outstanding. The Committee believes that such increase is necessary to have sufficient shares available for awards to attract, retain and incent management and other employees as ResortQuest continues to grow through acquisitions and internally. As of March 31, 1999, 2,608,447 shares were available for awards under the Plan, of which awards for 1,891,851 shares had been granted. Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     At the same time, the Committee further authorized the following amendments: (i) increasing the maximum annual per-participant limitation under the Plan for awards that may be settled by delivery of shares, from a maximum of 100,000 shares of Common Stock to a maximum of 250,000 shares of Common Stock, and (ii) including share price appreciation as a criterion which the Committee can use to establish performance objectives for performance-based awards under the Plan.

     There have been no other modifications to the Plan. All of these amendments, including the increase in the number of shares available for awards under the Plan, are subject to stockholder approval at ResortQuest's 1999 annual meeting of shareholders.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF RESORTQUEST

     ResortQuest was formed in September 1997. ResortQuest was initially capitalized by Alpine Consolidated II, LLC, of which Elan J. Blutinger and D. Fraser Bullock, each a Director of ResortQuest, are Managing Directors, and Capstone Partners, LLC. As a result of an 8,834.76-for-one stock split effected in the form of a stock dividend on March 9, 1998, the 293.9481 shares of Common Stock initially issued by ResortQuest to its founders, including Alpine Consolidated II, LLC and Capstone Partners, LLC, aggregated 2,596,961 shares on the closing of the initial public offering. In connection with the initial public offering, Alpine Consolidated II, LLC and Capstone Partners, LLC also received non-qualified stock options to purchase an aggregate of 250,000 shares of Common Stock.

     In January and February of 1998, ResortQuest issued a total of 518,369 shares of Common Stock (post-split) at $.01 (pre-split) per share to the following directors and members of management: Mr. Sullivan - 289,202 shares, Mr. Levine - 40,000 shares, Mr. Jarvis - 40,000 shares, Mr. Murphy - 40,000 shares, Ms. Sowder - 25,000 shares, Mr. Dobson - 2,000 shares and Mr. Brindley - 1,167 shares.

     Prior to the consummation of the initial public offering, VPI Funding, LLC, a Delaware limited liability company, extended loans to ResortQuest from time to time in an amount equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by ResortQuest in connection with the acquisitions of the Founding Companies and the initial public offering. The member managers of VPI Funding included Alpine Consolidated II, LLC and Capstone Partners, LLC. VPI Funding was repaid, without interest, from the gross proceeds of the initial public offering. Such loans aggregated $1.2 million.

     The aggregate consideration paid by ResortQuest in the acquisitions of the Founding Companies consisted of (i) approximately $54.9 million in cash and (ii) 6,119,656 shares of Common Stock. ResortQuest also assumed an aggregate of approximately $5.7 million of indebtedness of the Founding Companies in connection with the Combinations. The consideration paid for each of the Founding Companies was determined through arm's-length negotiations between ResortQuest and representatives of each Founding Company. The factors considered by ResortQuest in determining the consideration to be paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Combinations.

     The aggregate total consideration paid by ResortQuest for each of the Founding Companies is as follows:



                                                                SHARES OF         DEBT
                 COMPANY                         CASH         COMMON STOCK       ASSUMED
-----------------------------------------   --------------   --------------   ------------
Aston Hotels & Resorts ..................    $29,500,000        1,708,333      $   30,000
Brindley & Brindley .....................      2,000,000          195,000          44,000
Coastal Resorts .........................             --          816,667              --
Collection of Fine Properties ...........      4,526,000          404,167         520,000
First Resort ............................      2,854,800          290,767              --
Houston and O'Leary .....................      2,470,000          248,167              --
Maui Condominium and Home ...............      1,620,086          166,667              --
The Maury People ........................      2,000,000          150,000              --
Priscilla Murphy Realty .................             --        1,144,036       4,892,000
Resort Property Management ..............      1,116,351          108,333         153,000
Telluride Resort Accommodations .........      3,013,762          125,103              --
Trupp-Hodnett Enterprises ...............      5,000,000          627,833              --
Whistler Chalets ........................        800,000          134,583          11,000
                                             -----------        ---------      ----------
                                             $54,900,999        6,119,656      $5,650,000
                                             ===========        =========      ==========

     Net assets of approximately $5.1 million, including certain real estate which is currently leased or managed by ResortQuest, certain non-operating assets and the assumption or retirement of certain liabilities, were excluded from the Combinations and retained by certain former stockholders of the Founding Companies. See "Certain Transactions -- Lease of Facilities" and "-- Management Agreements."

     Pursuant to the agreements entered into to acquire the Founding Companies, substantially all of the stockholders of the Founding Companies agreed not to compete with ResortQuest for three years, commencing on the date of closing of the initial public offering (until May 26, 2001).

     In connection with the acquisitions of the Founding Companies, and as consideration for their ownership interests in the Founding Companies, certain executive officers, directors and holders of more than 5% of the outstanding shares of Common Stock, together with their spouses and trusts for the benefit of their immediate families, received, directly or indirectly, cash and shares of Common Stock as follows:



                                                                 SHARES OF
                                                CASH            COMMON STOCK
                                        --------------------   -------------
     Luis Alonso ....................      $  1,423,124            121,250
     Park Brady .....................           304,763             31,041
     Douglas R. Brindley ............         2,000,000            195,000
     Paul T. Dobson .................           810,043             83,334
     Sharon Benson Doucette .........         2,000,000            150,000
     Joshua M. Freeman ..............                --            803,519
     Evan H. Gull ...................         1,057,333             88,111
     Charles O. Howey ...............         1,907,880 (1)        446,174
     Heidi Rose Houston .............         2,470,000            248,167
     Daniel L. Meehan ...............         1,200,000             98,333
     J. Patrick McCurdy .............           800,000            134,583
     Andre S. Tatibouet .............        20,930,000          1,708,333
     Hans F. Trupp ..................         1,000,000            386,692



----------
(1) Represents estimated amount of the pro rata portion of indebtedness of Priscilla Murphy Realty to be retired at the time of the Combinations.

     On September 30, 1998, ResortQuest completed the acquisition of all of the outstanding stock of Abbott Resorts. The aggregate consideration of $33.7 million paid for Abbott Resorts consisted of $26.7 million in cash, 757,040 shares of Common Stock of ResortQuest (valued at approximately $6.6 million based on the average of the closing prices of ResortQuest's Common Stock for the ten trading days prior to the effective date of the Stock Purchase Agreement) and $6.9 million in debt assumed. Mr. Abbott received $6.1 million in cash and 115,308 shares of Common Stock in exchange for his interests in Abbott Resorts.


LEASES OF FACILITIES


     ABBOTT RESORTS. Abbott Resorts leases 9,350 square feet of office space in Destin, Florida for the main office for its property management and real estate brokerage activities from SAVA Properties, a Florida general partnership which is 25.5% owned by William Abbott, Jr. The lease expires September 29, 2018. The aggregate annual rent paid by Abbott Resorts is $112,200. Abbott Resorts has signed a lease commitment for approximately 3,706 square feet of indoor and outdoor space in Santa Rosa, Florida for its rental property management and real estate sales activities in the Santa Rosa and Grayton Beach, Florida areas. This facility is currently under construction. Upon completion, this space will be leased pursuant to a 20-year lease with multiple options to renew from VAGAS Properties, a Florida general partnership which is 20% owned by Mr. Abbott. The aggregate annual rent payment will be approximately $50,000.

     Abbott Resorts leases 1,665 square feet of office space in Fort Walton Beach, Florida for real estate sales activities. This property is leased from A&A Partnership, a general partnership which is 50% owned by Mr. Abbott, pursuant to the terms of a lease agreement which expires January 31,

2001. The aggregate annual rent paid by Abbott Resorts is $19,980. As part of such lease, Abbott Resorts also leases a two-bedroom apartment at such site, which is subleased to unaffiliated third parties. Abbott Resorts also leases 2,000 square feet of office space in Destin, Florida from A&A Partnership for use as its personnel office. The lease agreement expires August 31, 2001 and provides for aggregate annual rent of $22,596.

     ASTON HOTELS & RESORTS. Approximately 980 square feet of office space, which is part of a space leased by Aston Hotels & Resorts, is used by a former stockholder and the corporate secretary of Aston Hotels & Resorts. Mr. Tatibouet has agreed to assume responsibility for the approximately $33,000 annual rent allocable for this space to the extent and for the period it is used for non-business purposes.

     BRINDLEY & BRINDLEY. During 1996 and 1997, Brindley & Brindley leased office space and facilities for its property management and real estate brokerage activities from Douglas R. Brindley and his wife, Betty Shotton Brindley, pursuant to two oral agreements, each on a month-to-month basis. The aggregate annual rent paid by Brindley & Brindley to the Brindleys was $70,800 and $103,500 in 1996 and 1997, respectively. Brindley & Brindley entered into two written lease agreements with the Brindleys for these facilities that commenced on January 1, 1998. The terms of these leases expire December 31, 2002, with options to extend for two 5-year periods at the end of the lease periods and provide for aggregate annual rental payments of approximately $135,500.

     COASTAL RESORTS. Coastal Resorts leases office space and facilities under three separate lease agreements from Carl M. Freeman Associates, Inc. Joshua M. Freeman is the Chairman of Carl M. Freeman Associates. The aggregate annual rent paid by Coastal Resorts to Carl M. Freeman Associates under these leases was approximately $69,000, $77,000 and $120,308 in 1996, 1997 and 1998,
respectively. One lease terminated on December 31, 1998. The remaining leases terminate on December 31, 1999 and May 21, 2002.

     COLLECTION OF FINE PROPERTIES. Certain commercial space owned by Collection of Fine Properties was distributed to an entity or entities controlled by the stockholders thereof, including Luis Alonso, prior to the Combinations and then leased to ResortQuest. The leases for such property provide for aggregate annual rentals of approximately $73,000.

     PRISCILLA MURPHY REALTY. Priscilla Murphy Realty has leased office space and facilities since August 25, 1997, from trusts affiliated with Charles O. Howey, under three separate lease agreements. Two of the leases terminate on June 30, 2001 and the remaining lease terminates on December 31, 2002. Priscilla Murphy Realty entered into a fourth lease with the same trusts on January 28, 1998, to rent an additional office property for an annual rent payment of $12,000. This lease also terminates on December 31, 2002. The aggregate rent paid in 1997 and 1998 by Priscilla Murphy Realty to Mr. Howey's affiliated trusts under these lease agreements was approximately $45,000 and $143,000, respectively.

     RESORT PROPERTY MANAGEMENT. Resort Property Management, since June 1998, has leased office space that is owned by Daniel L. Meehan and his wife, Kimberlie Meehan. The lease expires in June 2008 with two options to extend the lease for five years each. The annual rent for the new facilities is approximately $100,000, with annual increases equal to the increase in the Consumer Price Index.

     TRUPP-HODNETT ENTERPRISES. Trupp-Hodnett Enterprises leases office space and facilities that are co-owned by Hans F. Trupp for its management and real estate brokerage activities, under four separate lease agreements. Trupp-Hodnett Enterprises made aggregate annual rent payments of $92,713, $109,513 and $117,000 for these properties in 1996, 1997 and 1998, respectively. Two of the leases terminate on December 31, 2009, one terminates on December 31, 2008 and the fourth terminates on April 30, 2007.

     During 1998, Mr. Trupp, in the normal course of business, paid Trupp-Hodnett Enterprises $57,000 as a buyers broker commission on the purchase of his personal residence and $94,000 as a consulting fee concerning the purchase of residential building lots.

     WHISTLER CHALETS. Office space owned by Whistler Chalets was distributed to an entity controlled by J. Patrick McCurdy prior to the Combinations and then leased to ResortQuest. The lease for such property has a term of 5 years, with 3 renewal options of 5 years each, and provides for annual rentals of approximately $21,000.


MANAGEMENT AGREEMENTS


     ASTON HOTELS & RESORTS. Aston Hotels & Resorts manages two hotels owned by Andre S. Tatibouet. The aggregate management fees received by Aston Hotels & Resorts for the management of these properties were $501,000, $506,000 and $620,000 in 1996, 1997 and 1998, respectively. The management agreements for these hotels terminate on December 31, 2003. In addition, prior to the Combinations, Aston Hotels & Resorts was a party to two lease and management agreements for two hotels dated February 1, 1996 and February 21, 1991, respectively. Aston Hotels & Resorts transfered these lease and management agreements to AST Holdings, Inc. and simultaneously entered into management agreements with AST Holdings, Inc. to manage these properties. AST Holdings, Inc. is owned by Mr. Tatibouet. The aggregate management and other fees received by Aston Hotels & Resorts during 1998 for the management of these properties was $902,000.


     COLLECTION OF FINE PROPERTIES. Prior to the Combinations, Collection of Fine Properties distributed to Luis Alonso and another stockholder eight condominiums that were owned and managed by Collection of Fine Properties. Collection of Fine Properties now manages these properties, pursuant to its standard management agreement.


     TRUPP-HODNETT ENTERPRISES. Pursuant to an agreement dated January 1, 1994, Trupp-Hodnett Enterprises provides management services for a 74-room hotel that is co-owned by Hans F. Trupp, for $42,000 a year. The management agreement terminates on December 31, 1999. Trupp-Hodnett Enterprises also manages several vacation condominiums owned or co-owned by Mr. Trupp pursuant to its standard management agreement. Trupp-Hodnett Enterprises has received aggregate property management fees related to Mr. Trupp's ownership of these properties of $48,290, $44,233 and $41,000 for 1996, 1997 and 1998, respectively.

     WHISTLER CHALETS. Prior to the Combinations, Whistler Chalets distributed to J. Patrick McCurdy six vacation condominiums that were owned and managed by Whistler Chalets. Whistler Chalets now manages these properties, together with one additional vacation condominium owned by Mr. McCurdy, pursuant to its standard management agreement. Additionally, Whistler Chalets paid management fees to Whistler Blackcomb Central Reservations, Inc. for the management services of Mr. McCurdy in the amount of $376,023, $20,720 and $180,822 for 1996, 1997 and 1998, respectively. Mr. McCurdy is the President and owner of Whistler Blackcomb.


OTHER TRANSACTIONS


     ABBOTT RESORTS. ResortQuest and Mr. Abbott entered into an agreement with respect to the handling of commissions on certain properties which were listed for sale or whose sale was pending as of the date of ResortQuest's acquisition of Abbott Resorts. Pursuant to such agreement, ResortQuest has agreed to pay upon closing of the applicable transaction to which the applicable listing and/or selling fee relates in the aggregate, up to $1,403,827 in listing and/or selling commissions on such properties. In 1998, Mr. Abbott received $596,870 in commissions under such agreement.

     In connection with the acquisition of Abbott Resorts by ResortQuest, Mr. Abbott entered into a three-year consulting agreement with ResortQuest. For all services rendered by Mr. Abbott pursuant to the consulting agreement, ResortQuest has agreed to compensate Mr. Abbott as follows: (1) to pay a consulting fee of $125,000 per year; (2) to pay premiums for coverage for Mr. Abbott and his immediate family under such health, hospitalization, disability, dental, life and other insurance plans that ResortQuest may have in effect from time to time; (3) by reimbursing Mr. Abbott for all business travel and other out-of-pocket expenses reasonably incurred by him in the performance of his duties; and (4) to pay for a full membership in the Tops'l Beach and Racquet Club (the current cost for which is $1,200 per year). The consulting agreement is terminable by ResortQuest or Mr. Abbott, with cause on ten days written notice and or without cause thirty days written notice.

     ASTON HOTELS & RESORTS. Since July 22, 1997, Aston Hotels & Resorts has provided administrative services to AST International, LLC, an entity controlled by Andre S. Tatibouet. AST International was billed approximately $553,000 and $272,000 by Aston Hotels & Resorts for its services for 1997 and 1998, respectively.

     Prior to May 26, 1998, Aston Hotels & Resorts received sales representation and accounting services from HCP, Inc., a company owned by Mr. Tatibouet. Aston Hotels & Resorts paid HCP $481,000, $476,000 and $158,240 in 1996, 1997 and
1998, respectively, for these services. Employees of HCP providing these services were transferred to Rep Holdings, Ltd., a new subsidiary of Aston Hotels & Resorts, immediately after the Combinations.

     Under the terms of an oral agreement, Aston Hotels & Resorts provides management and clerical personnel for AST Development, Inc. in return for consulting and support services. AST Development is owned by Mr. Tatibouet. The costs incurred by Aston Hotels & Resorts relative to AST Development were $125,000, $126,000 and $4,000 for 1996, 1997 and 1998, respectively.

     Prior to May 26, 1998, Aston Hotels & Resorts had oral consulting agreements with Mr. Tatibouet's wife and Mr. Tatibouet's mother, who received annual aggregate compensation from Aston Hotels & Resorts of $221,000, $232,000 and $75,000 in 1996, 1997 and 1998, respectively. These agreements have been terminated. Additionally, Aston Hotels & Resorts executed three promissory notes, each payable to Mr. Tatibouet's wife, in the aggregate amount of $285,000. These notes are each dated January 31, 1997 and each comes due on February 28, 1999. These notes were assumed by Mr. Tatibouet prior to the Combinations.

     At December 31, 1998, Mr. Tatibouet owed Aston Hotels & Resorts, either directly or through entities controlled by him (including properties managed by Aston Hotels & Resorts), an aggregate amount of $4.2 million. Of this amount, $4.0 million bears interest at the prime rate less 0.5%, with a minimum of 6% and maximum of 10%, to be paid within ten years. This loan is fully collateralized by Mr. Tatibouet with real estate, cash or cash equivalents, including shares of Common Stock of ResortQuest pledged to ResortQuest or by Mr. Tatibouet's personal guarantee (not to exceed $1.0 million). The remaining $208,000 owed at December 31, 1998 is unsecured and related primarily to fees and reimbursements arising from the management by Aston Hotels & Resorts of properties owned or controlled by Mr. Tatibouet. Although such fees and reimbursements are determined as of December 31, 1998, they are not, in the normal course, payable until the following month.

     Prior to 1998, Aston Hotels & Resorts leased storage space in a shopping center complex from a limited partnership, Waikiki International Plaza, in which Mr. Tatibouet and Aston Hotels & Resorts are each general partners with respective 45% and 5% partnership interests. The shopping center, including the leased storage space, was sold to an unrelated third party in December 1997. The aggregate annual rent paid by Aston Hotels & Resorts to Waikiki International Plaza was $114,000 and $110,000 in 1996 and 1997, respectively.


     Aston Hotels & Resorts has entered into a 20-year royalty free license agreement with AST Brands, LLC, an entity wholly-owned by Mr. Tatibouet, for use of the name Aston Hotels & Resorts as well as other service marks, tradenames, trademarks and logos.


     BRINDLEY & BRINDLEY. Brindley & Brindley receives real estate sales commissions from Outer Banks Ventures, Inc. pursuant to an exclusive listing agreement giving Brindley & Brindley the right to sell all land developed by Outer Banks Ventures. Douglas R. Brindley is the Vice President of Outer Banks Ventures and his father is the owner and President of Outer Banks Ventures. Brindley & Brindley received commissions from Outer Banks Ventures in the amount of $23,800, $69,800 and $8,000 in 1996, 1997 and 1998, respectively.

     COASTAL RESORTS. Coastal Resorts purchased all the assets of Interstate Realty Co., Inc. from CMF Properties, Inc. on December 30, 1996 for $700,000. Coastal Resorts purchased all the outstanding stock of Sea Colony Management, Inc., a wholly owned subsidiary of CMF Properties on December 30, 1996 for $100,000. CMF Properties was a majority owned subsidiary of CMFA. These acquisitions were financed by loans from CMFA to Coastal Resorts in the aggregate amount of $675,000. These loans, together with additional advances aggregating $200,000, were paid in full on January 13, 1998.

     On December 31, 1997, Coastal Resorts sold the service mark "Sea Colony" to Sea Colony Development Corporation, Inc. for $115,000 and a ten year license to use the service mark at no charge under the terms of a license agreement. Sea Colony Development is owned by Joshua M. Freeman.

     Pursuant to an exclusive listing agreement with Sea Colony Development dated January 1, 1997, Coastal Resorts receives a real estate sales commission of 6.5% of the purchase price of each new home sold at the Sea Colony condominium community in Bethany Beach, Delaware. Under the agreement, Coastal Resorts is also required to develop a marketing plan, at its own expense, to promote home sales in the Sea Colony community. Coastal Resorts earned commissions of $1,244,000 and $1,878,295 for 1997 and 1998, respectively. As of December 31, 1998, Coastal Resorts had a net receivable from Sea Colony Development of $414,196 for home sales commissions. This agreement terminates on December 31, 1999. Mr. Freeman is the President and sole stockholder of Sea Colony Development.

     Pursuant to an agreement dated January 1, 1997, Coastal Resorts receives sales commissions of 6% for selling properties developed by Cove Resort Limited Partnership. CMFA is the general partner and a 70% owner of Cove Resort. Under the agreement, Coastal Resorts is also required to develop a marketing plan, at its own expense, to promote home sales in The Cove community. Coastal Resorts was paid $18,750 and $313,178 under this agreement in 1997 and 1998, respectively. The agreement terminates on December 31, 1999.

     Coastal Resorts has a management agreement with CMF Fitness, Inc. dated June 1, 1996, to manage the Sea Colony Fitness Center for $5,834 a month. CMF Fitness is a wholly owned subsidiary of CMFA. CMF Fitness paid Coastal Resorts $40,838, $70,000 and $70,000 in 1996, 1997 and 1998, respectively, under the agreement. The agreement terminates on the earlier of (i) December 31 of the year in which the last new home in the Sea Colony development is sold or (ii) December 31, 2005.

     Pursuant to an agreement with Sea Colony Water Company, L.L.C. dated January 1, 1997, Coastal Resorts was appointed exclusive agent for and manager of the Sea Colony Water Plant. Sea Colony Water is a wholly owned subsidiary of CMFA. Under the terms of the agreement, Coastal Resorts is entitled to retain all revenue collected by the water plant, less costs and expenses and certain payments to Sea Colony Water. Coastal Resorts received net revenues of $143,488 and $147,648 in 1997 and 1998, respectively, from its management of the water plant. This agreement terminates on December 31, 2001 or upon the sale of the water plant. Coastal Resorts has also entered into an agreement with Sea Colony Water dated January 1, 1997 to provide construction supervision services for an upgrade to the water plant for two years. Coastal Resorts' fee for the services is the direct costs it incurs plus 5%. Coastal Resorts did not receive any payments under this agreement in 1997 and received $22,000 for services under this agreement in 1998.

     Pursuant to an agreement with CMF Paymaster, Inc. dated January 1, 1997, CMF Paymaster provides administrative services relating to payroll and employee benefit matters to Coastal Resorts, at a cost of $2 per pay period per employee. CMF Paymaster is indirectly owned by Mr. Freeman. Coastal Resorts did not make any payments to CMF Paymaster under this agreement in 1997 and paid $4,074 to CMF Paymaster under this agreement in 1998. This agreement terminates on December 31, 1999.

     CMFA has appointed Coastal Resorts as its exclusive agent for the management of certain commercial properties located in Bethany Beach, Delaware pursuant to two management agreements. Both agreements run for three years from January 1, 1997. Both agreements also provide for payment to Coastal Resorts of a management fee equal to 5% of the gross receipts of the respective properties. CMFA paid Coastal Resorts a total of $23,640 under these agreements in 1998.

     Pursuant to an agreement dated January 1, 19998, CMFA has appointed Coastal Resorts as its exclusive agent for the management of a private thoroughfare running through the Sea Colony West condominium complex. The agreement runs until the earlier of December 31, 2000 or the sale by CMFA of the property. Payments to Coastal Resorts will equal 20% of total budget expenditures for management of the road under a budget prepared by Coastal Resorts and approved by CMFA. CMFA paid Coastal Resorts $12,000 under the agreement in 1998.

     COLLECTION OF FINE PROPERTIES. Pursuant to an oral agreement, Collection of Fine Properties performs accounting and bookkeeping services for L&D Development Company. Luis Alonso owns 30% of L&D Development. The annual amounts paid to Collection of Fine Properties from L&D Development were $57,000, $75,000 and $35,500 in 1996, 1997 and 1998, respectively.

     FIRST RESORT. First Resort purchased the rights to software designed by Evan H. Gull under the terms of a purchase agreement dated January 1, 1987. The agreement gave Mr. Gull the right to receive royalty payments through 1997. The royalties paid by First Resort to Mr. Gull were $57,040 and $24,307 in 1996 and 1997, respectively.

     HOUSTON AND O'LEARY. Effective January 1, 1998 a stockholder of Houston and O'Leary redeemed his stock and took on certain liabilities of Houston and O'Leary in return for receiving certain assets of Houston and O'Leary, including several notes receivable to Houston and O'Leary from the stockholder and Heidi Rose Houston, in the aggregate amount of $297,000.

     PRISCILLA MURPHY REALTY. At December 31, 1997, Priscilla Murphy Realty owed $155,000 to Charles O. Howey and $2,000,000 to C.O. Condominium Corporation, an entity controlled by Mr. Howey. Both of these amounts were paid in June 1998.

     RESORTQUEST. ResortQuest paid approximately $478,000 to Thompson & Company in 1998 for advertising services, including reimbursement of approximately $239,000 for purchased advertising, production and printing costs. Mr. Sullivan's son is a Vice President of Thompson & Company.

     TELLURIDE RESORT ACCOMMODATIONS. Park Brady entered into a consulting agreement with ResortQuest, effective May 26, 1998. The term of the agreement is one year, during which time Mr. Brady will provide up to ten hours of consulting services per week for a nominal consideration.


     TRUPP-HODNETT ENTERPRISES. In 1997, Trupp-Hodnett Enterprises sold a building, the related land (with a total book value of $135,000) and the related $124,000 mortgage note payable to the stockholders of Trupp-Hodnett Enterprises, including Hans F. Trupp, for $11,000 in cash.


     WHISTLER CHALETS. As of December 31, 1997, Res-Resort Services Inc. was indebted to Whistler Chalets in the amount of $58,547 for various expenses paid by Whistler Chalets on behalf of Res-Resort Services. Res-Resort Services is owned by J. Patrick McCurdy. Mr. McCurdy was indebted to Whistler Chalets in the amount of $101,098 for advances against his management fees and expenses. Both of these debts were paid prior to the Combinations.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 31, 1999 the number of shares of Common Stock beneficially owned by each person known to ResortQuest to beneficially own more than 5% of the Common Stock, by the directors and the named executive officers and by the directors and executive officers of ResortQuest as a group. Unless otherwise indicated, the persons listed have an address care of ResortQuest's executive offices and have sole voting and investment power with respect to their shares.


                                                                             PERCENTAGE OWNED
                                                      SHARES OF COMMON    ----------------------
                 NAME AND ADDRESS                    STOCK BENEFICIALLY     BEFORE       AFTER
               OF BENEFICIAL OWNER                         OWNED           OFFERING     OFFERING
-------------------------------------------------   -------------------   ----------   ---------
  Baron Capital Group, Inc. (1)
   BAMCO, Inc.
   Baron Small Cap Fund
   Ronald Baron .................................        1,352,000             7.8         7.1
  David C. Sullivan .............................          247,202             1.4         1.3
  David L. Levine (2) ...........................           50,000              *
  Jeffery M. Jarvis .............................           40,000              *
  W. Michael Murphy (3) .........................           40,200              *
  Jules S. Sowder ...............................           25,000              *
  William W. Abbott, Jr. (4) ....................          145,091              *
  Luis Alonso (5) ...............................          124,500              *
  Elan J. Blutinger (4) .........................          608,538             3.5         3.2
  Park Brady (4) ................................           41,041              *
  Douglas R. Brindley (6) .......................          196,167             1.1         1.0
  D. Fraser Bullock (4)(13) .....................          629,568             3.6         3.3
  Paul T. Dobson ................................           85,334              *
  Joshua M. Freeman (4)(12) .....................        1,060,457             6.1         5.6
  Evan H. Gull ..................................           88,111              *
  Heidi O'Leary Houston (7) .....................          250,667             1.4         1.3
  Charles O. Howey (4) (8) ......................          456,176             2.6         2.4
  Daniel L. Meehan (9) ..........................           98,930              *
  J. Patrick McCurdy (10) .......................          135,152              *
  Michael D. Rose (4) ...........................           55,455              *
  Andre' S. Tatibouet ...........................        1,708,333             9.8         9.0
  Hans F. Trupp (11) ............................          651,142             3.7         3.4
  Joseph V. Vittoria (4) ........................           50,000              *
  Theodore L. Weise (4) .........................           10,500              *
  All directors and executive officers as a group
   (25 persons including those listed above).....        6,847,564            39.4        36.2



----------
  * Less than 1.0%

 (1) The address for the group is 767 Fifth Avenue, New York, NY 10153. Both voting and dispositive powers are shared.

 (2) Includes 15,000 shares held in trust for the benefit of his minor children.

 (3) Includes 200 shares owned by his spouse.

 (4) Includes  10,000 shares which may be acquired upon the exercise of options.

 (5) Includes 3,000 shares held by his spouse as custodian for his minor children.

 (6) Includes 97,500 shares owned by Betty Shotton Brindley, his spouse.

 (7) Includes  2,500 shares held in trust for the benefit of her minor children.

 (8) Includes 102,963 shares owned by Dolores Howey, his spouse.

 (9) Includes 300 shares owned by his minor children.

(10) Includes 569 shares held in trust for his minor children.

(11) Includes 264,450 for which Mr. Trupp has sole voting power pursuant to a revocable proxy.

(12) Includes 477,750 shares owned by CMF Coastal Resorts L.L.C. ("CMF Coastal"), in which Mr. Freeman has a 98% membership interest, 33,000 shares held by the Carl M. Freeman Foundation, Inc. (the "Freeman Foundation"), of which Mr. Freeman is a trustee, and 193,383 shares owned by CMF RQI Holdings L.L.C. ("Holdings"). Mr. Freeman is the managing member of Holdings and has sole voting and dispositive power for 118,633 shares and no voting and sole dispositive power for an additional 74,750 shares held by Holdings. Mr. Freeman disclaims beneficial ownership of 9,555 shares held by CMF Coastal, 33,000 shares held by the Freeman Foundation and 74,750 shares held by Holdings.

(13) Includes 5,000 shares held by Mr. Bullock as custodian of his minor children.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     ResortQuest's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.01 per share of which 3,134,630 shares are designated restricted stock (the "Restricted Common Stock"), and 10,000,000 shares of undesignated preferred stock, par value $.01 per share (the "Preferred Stock"). On March 31, 1999, there were 17,389,645 shares of Common Stock outstanding (of which 3,134,630 are shares of Restricted Common Stock) and no shares of Preferred Stock. See "Shares Eligible for Future Sale."

     The following statements are brief summaries of certain provisions with respect to ResortQuest's capital stock contained in its Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part. The following is qualified in its entirety by reference thereto.


COMMON STOCK AND RESTRICTED COMMON STOCK


     All of the rights, privileges and obligations of the Common Stock and Restricted Common Stock are the same, except for voting rights. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of Restricted Common Stock are entitled to one half of one vote for each share held on all matters. Subject to the rights of any then outstanding shares of Preferred
Stock, the holders of Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of ResortQuest upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of ResortQuest. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of ResortQuest, except as provided in the following paragraph. All outstanding shares of Common Stock are fully paid and non-assessable.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share for share basis: (1) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Code) or a transfer to Alpine Consolidated II, LLC or Capstone Partners, LLC, or any partner, affiliate or related party of such entities); (2) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of ResortQuest; or (3) in the event any person makes a bona fide offer to acquire 15% or more of the outstanding shares of Common Stock of ResortQuest. At December 31, 2000, ResortQuest may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

     The Common Stock is listed on the New York Stock Exchange under the symbol "RZT."


PREFERRED STOCK


     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of ResortQuest's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. ResortQuest has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of ResortQuest by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of ResortQuest's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by ResortQuest may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

SHAREHOLDER RIGHTS PLAN

     On February 25, 1999, the Board of Directors adopted a shareholder rights plan that is designed to protect ResortQuest stockholders in the event of takeover action that would deny them the full value of their investment. Under this plan, a dividend distribution of one right for each share of Common Stock was declared to holders of record at the close of business on March 15, 1999. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of ResortQuest's voting stock, or if a party announces an offer to acquire 15 percent or more of ResortQuest's voting stock. The rights will expire on March 15, 2009. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $87.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either ResortQuest stock or shares in an "acquiring entity" at half of market value. ResortQuest generally will be entitled to redeem the rights at $0.01 per right at any time until the date on which a 15 percent position in its voting stock is acquired by any person or group.

     The rights plan is designed to prevent the use of coercive and/or abusive takeover techniques and to encourage any potential acquiror to negotiate directly with the Board for the benefit of all stockholders. In addition, the rights plan is intended to provide increased assurance that a potential acquiror would pay an appropriate control premium in connection with any acquisition of ResortQuest. Nevertheless, the rights plan could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of ResortQuest.


LIMITATION ON DIRECTORS' LIABILITIES


     LIMITATION ON LIABILITY. Pursuant to ResortQuest's Certificate of Incorporation and as permitted by Section 102(b)(7) of the Delaware General Corporation Law, directors of ResortQuest are not liable to ResortQuest or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     INDEMNIFICATION. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of ResortQuest against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director or officer of ResortQuest. In addition, ResortQuest must advance or reimburse directors and officers for expenses incurred by them in connection with certain claims.

ADVANCE NOTICE REQUIREMENTS FOR DIRECTOR NOMINEES

     ResortQuest's by-laws provide that nomination for election to the Board of Directors may be made at any annual meeting of stockholders, by or at the direction of the Board of Directors or any duly authorized committee thereof or by any stockholder, subject to certain conditions. A nominating stockholder must comply with the advance notice procedure set forth in the by-laws and must be a stockholder of record both on the date such notice is provided and on the record date. The advance notice procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Secretary of ResortQuest prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 60 days nor more than 90 days prior to the date of the annual meeting, subject to limited exceptions.

     Any notice to ResortQuest from a stockholder who proposes to nominate a person for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address, age, total number of shares of ResortQuest capital stock owned beneficially or of record and the principal occupation of each proposed nominee. Such notice must also contain the name, address and total number of shares ResortQuest capital stock owned beneficially or of record of the nominating stockholder as well as a description of all arrangements or understandings between such stockholder and each proposed nominee. In addition, the notice must contain a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in his notice.

     ResortQuest's by-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of ResortQuest, even if the conduct of such solicitation or such attempt might be beneficial to ResortQuest and its stockholders.

TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

STATUTORY BUSINESS COMBINATION PROVISION

     ResortQuest is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     ResortQuest's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. The provisions of Section 203 could delay or frustrate a change in control of ResortQuest, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE


     At March 31, 1999, ResortQuest had outstanding 17,389,645 shares of Common Stock. The 6,670,000 shares sold in the initial public offering are freely tradable without restriction unless acquired by affiliates of ResortQuest. The stockholders of the Founding Companies received in the aggregate 6,119,656 shares in connection with the Combinations, and management and founders of ResortQuest own an aggregate of 3,134,630 shares. These 9,254,286 shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have separately agreed with ResortQuest not to sell, transfer or otherwise dispose of any of these shares for one year following the closing of the initial public offering (until May 26, 1999). These stockholders also have certain demand registration rights beginning two years after the initial public offering and certain piggyback registration rights with respect to these shares.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of the restricted shares of Common Stock from either ResortQuest or any affiliate of ResortQuest, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the prospectus relating to the initial public offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about ResortQuest. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from ResortQuest or any affiliate of ResortQuest, a person who is not deemed to have been an affiliate of ResortQuest at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     The holders of all shares outstanding prior to the initial public offering, the stockholders of the Founding Companies who received shares of Common Stock in exchange for their stock in the Founding Companies and certain non-employee directors have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock for a period of one year from the date of the closing of the initial public offering without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. The foregoing restrictions will not apply to shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the one year. In evaluating any request for a waiver of the one year period, Smith Barney Inc. will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by ResortQuest to issue additional equity securities, the purpose of such an issuance.

     The 3,000,000 shares of Common Stock registered by ResortQuest pursuant to this shelf registration statement and prospectus for use as consideration in future acquisitions will be, upon issuance thereof, freely tradable unless contractually restricted or acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information, volume limitations and manner of sale requirements of Rule 144. If a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities.

     ResortQuest intends to seek contractual restrictions on the resale of these shares in connection with future acquisitions that are as restrictive as those described in the preceding paragraph, however, such restrictions may not be available in certain cases, such as in transactions accounted for using the pooling of interests method of accounting.

     ResortQuest has issued 1,465,359 shares of Common Stock in connection with the 12 acquisitions which have closed since the initial public offering. All of these shares were registered under the Securities Act and 348,003 of these shares are subject to certain contractual transfer restrictions expiring between May 30, 1999 and February 1, 2000.

     Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of ResortQuest to raise equity capital in the future.

                             PLAN OF DISTRIBUTION


RESORTQUEST

     The shares of Common Stock covered by the prospectus are available for use in future acquisitions of businesses, properties or securities of entities or persons engaged in the vacation rental and property management industry and other related businesses. The consideration offered by ResortQuest in such acquisitions, in addition to the Common Stock offered by the prospectus, may include cash, debt or other ResortQuest securities, or assumption by ResortQuest of liabilities of the businesses being acquired, or a combination thereof. It is contemplated that the terms of each acquisition will be determined by negotiations between ResortQuest and the management or the owners of the assets to be acquired or the owners of the securities (including newly issued securities) to be acquired, with ResortQuest taking into account the quality of the management, the past and potential earning power and growth of the assets or securities to be acquired, and other relevant factors. It is anticipated that the Common Stock issued in acquisitions hereunder will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.


SELLING STOCKHOLDERS


     Selling stockholders or permitted transferees may from time to time sell the shares offered by them hereunder in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. ResortQuest will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon ResortQuest being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each selling stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus and (vi) other facts material to the transaction.

     Selling stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to selling stockholders. In addition or alternatively, shares may be sold by selling stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.


     In connection with the distribution of the Common Stock, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Common Stock registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The selling stockholders may also sell shares short and redeliver the Common Stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Common Stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholders may also loan or pledge the Common Stock registered hereunder to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default the broker-dealer may effect sales of the pledged Common Stock pursuant to this prospectus.

     ResortQuest may agree to indemnify each selling stockholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each selling stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including arising under the Securities Act.

     The selling stockholders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualified requirements are available.


                                 LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered by this prospectus will be passed upon for ResortQuest by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C.


                                    EXPERTS


     The audited financial statements of ResortQuest International, Inc., included elsewhere in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             AVAILABLE INFORMATION


     ResortQuest is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information that may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Internet web site is http://www.sec.gov.

     ResortQuest has filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 with respect to the shares of Common Stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information pertaining to ResortQuest and the shares of Common Stock offered hereby, reference is made to such registration statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including the exhibits and schedules thereto, may be inspected and copied at the Commission's offices listed in the preceding paragraph. A copy of the registration statement may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission or through the Commission's Internet web site.

                         INDEX TO FINANCIAL STATEMENTS



                                                                         PAGE
                                                                        -----
RESORTQUEST INTERNATIONAL, INC.:
 Report of Independent Public Accountants ...........................    F-2
 Consolidated Balance Sheets ........................................    F-3
 Consolidated Statements of Income ..................................    F-4
 Consolidated Statements of Pro Forma Income ........................    F-5
 Consolidated Statements of Changes in Stockholders' Equity .........    F-6
 Consolidated Statements of Cash Flow ...............................    F-7
 Notes to Consolidated Financial Statements .........................    F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To ResortQuest International, Inc.:


     We have audited the accompanying consolidated balance sheets of ResortQuest International, Inc., (a Delaware corporation) and subsidiaries (the "Company"), as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ResortQuest International, Inc. and subsidiaries, as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP




Memphis, Tennessee
February 25, 1999

                        RESORTQUEST INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                    DECEMBER 31,
                                                                              ------------------------
                                                                                 1997          1998
                                                                              ----------   -----------
                                  ASSETS
CURRENT ASSETS
 Cash and cash equivalents ................................................    $ 1,632      $  23,309
 Trade and other receivables, net of allowance ............................      1,195          3,767
 Receivables from stockholders ............................................         --          5,209
 Deferred income taxes ....................................................         --          1,297
 Other current assets .....................................................        129          2,241
                                                                               -------      ---------
   Total current assets ...................................................      2,956         35,823
GOODWILL, NET .............................................................         --        130,214
PROPERTY AND EQUIPMENT, NET ...............................................      1,776         16,485
DEFERRED INCOME TAXES .....................................................         --            211
ADVANCES TO STOCKHOLDER ...................................................      7,235             --
ADVANCES TO AFFILIATES, NET ...............................................      1,799             --
OTHER ASSETS ..............................................................        796          2,187
                                                                               -------      ---------
    Total assets ..........................................................    $14,562      $ 184,920
                                                                               =======      =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Current maturities of long-term debt .....................................    $   421      $   1,209
 Customer deposits, deferred revenues and payable to property owners ......         --         23,208
 Accounts payable and accrued liabilities .................................      6,538         12,420
 Payable to stockholders ..................................................         --            813
 Other current liabilities ................................................        585            269
                                                                               -------      ---------
   Total current liabilities ..............................................      7,544         37,919
LONG-TERM DEBT, NET OF CURRENT MATURITIES .................................      4,129         37,953
OTHER LONG-TERM OBLIGATIONS ...............................................      1,881          1,881
NET LIABILITIES OF DISCONTINUED OPERATIONS ................................      1,403             --
                                                                               -------      ---------
   Total liabilities ......................................................     14,957         77,753
                                                                               -------      ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT) ............................................
 Common stock, $0.01 par value, 50,000,000 shares authorized, 1,708,333
   and 16,891,927 shares outstanding, respectively ........................         17            169
 Additional paid-in capital ...............................................         88        135,905
 Excess distributions .....................................................         --        (29,500)
 Retained earnings (accumulated deficit) ..................................       (500)           593
                                                                               -------      ---------
   Total stockholders' equity (deficit) ...................................       (395)       107,167
                                                                               -------      ---------
    Total liabilities and stockholders' equity ............................    $14,562      $ 184,920
                                                                               =======      =========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                     YEARS ENDED DECEMBER 31,
                                              --------------------------------------
                                                  1996          1997         1998
                                              -----------   -----------   ----------
REVENUES
 Property management fees .................     $ 7,540      $  8,079      $22,882
 Service fees .............................       8,442         8,338       13,982
 Other ....................................       3,478         3,137       12,660
                                                -------      --------      -------
   Total revenues .........................      19,460        19,554       49,524
OPERATING EXPENSES

 Direct operating .........................      10,401         8,908       27,330
 General and administrative ...............       5,248         5,081       14,171
 Depreciation and amortization ............         326           394        3,089
                                                -------      --------      -------
   Total operating expenses ...............      15,975        14,383       44,590

OPERATING INCOME ..........................       3,485         5,171        4,934

OTHER INCOME (EXPENSE)
 Interest expense, net ....................        (736)         (763)        (403)
 Other ....................................         394           677           --
                                                -------      --------      -------
INCOME BEFORE INCOME TAXES ................       3,143         5,085        4,531
PROVISION FOR INCOME TAXES ................          --            --        1,462
                                                -------      --------      -------
INCOME FROM CONTINUING OPERATIONS .........       3,143         5,085        3,069
INCOME (LOSS) FROM DISCONTINUED OPERATIONS.         455        (1,494)       1,347
                                                -------      --------      -------

NET INCOME ................................     $ 3,598      $  3,591      $ 4,416
                                                =======      ========      =======
EARNINGS PER SHARE
 Basic
   Continuing operations ..................     $  1.84      $   2.98      $  0.29
   Discontinued operations ................        0.27        ( 0.88)        0.13
                                                -------      --------      -------
   Net income .............................     $  2.11      $   2.10      $  0.42
                                                =======      ========      =======
 Diluted
   Continuing operations ..................     $  1.84      $   2.98      $  0.29
   Discontinued operations ................        0.27        ( 0.88)        0.12
                                                -------      --------      -------
   Net income .............................     $  2.11      $   2.10      $  0.41
                                                =======      ========      =======


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

                  CONSOLIDATED STATEMENTS OF PRO FORMA INCOME
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                           YEARS ENDED DECEMBER 31,
                                           -------------------------
                                               1997          1998
                                           ------------   ----------
                                                  (UNAUDITED)

REVENUES
 Property management fees ..............     $ 30,990      $35,341
 Service fees ..........................       11,322       16,236
 Other .................................       14,507       17,870
                                             --------      -------
   Total revenues ......................       56,819       69,447

OPERATING EXPENSES
 Direct operating ......................       27,680       35,627
 General and administrative ............       12,383       17,084
 Depreciation and amortization .........        3,921        4,581
                                             --------      -------
   Total operating expenses ............       43,984       57,292

OPERATING INCOME .......................       12,835       12,155

OTHER INCOME (EXPENSE)
 Interest expense, net .................          276          (78)
                                             --------      -------

INCOME BEFORE INCOME TAXES .............       13,111       12,077
PROVISION FOR INCOME TAXES .............        6,203        5,724
                                             --------      -------
NET INCOME .............................     $  6,908      $ 6,353
                                             ========      =======

EARNINGS PER SHARE
 Basic .................................     $   0.43      $  0.39
                                             ========      =======
 Diluted ...............................     $   0.43      $  0.39
                                             ========      =======



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                              RETAINED
                                             COMMON STOCK       ADDITIONAL                    EARNINGS
                                         ---------------------   PAID-IN        EXCESS      (ACCUMULATED
                                            SHARES     AMOUNT    CAPITAL    DISTRIBUTIONS     DEFICIT)       TOTAL
                                         ------------ -------- ----------- --------------- ------------- ------------
BALANCE, December 31, 1995 .............   1,708,333    $ 17    $     88      $      --      $   (500)    $    (395)
 Net income ............................          --      --          --             --         3,598         3,598
 Distributions .........................          --      --          --             --        (3,598)       (3,598)
                                           ---------    ----    --------      ---------      --------     ---------
BALANCE, December 31, 1996 .............   1,708,333      17          88             --          (500)         (395)
 Net income ............................          --      --          --             --         3,591         3,591
 Distributions .........................          --      --          --             --        (3,591)       (3,591)
                                           ---------    ----    --------      ---------      --------     ---------
BALANCE, December 31, 1997 .............   1,708,333      17          88             --          (500)         (395)
 Net income ............................          --      --          --             --         4,416         4,416
 Initial public offering ...............   6,670,000      67      59,954             --            --        60,021
 Distributions to stockholders .........          --      --          --        (29,500)       (3,198)      (32,698)
 Stock issued in connection with
   Combinations ........................   7,545,953      75      68,620             --            --        68,695
   Post-IPO acquisitions ...............     967,641      10       7,243             --          (125)        7,128
                                           ---------    ----    --------      ---------      --------     ---------
BALANCE, December 31, 1998 .............  16,891,927    $169    $135,905      $ (29,500)     $    593     $ 107,167
                                          ==========    ====    ========      =========      ========     =========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)




                                                                          YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------
                                                                      1996         1997          1998
                                                                   ----------   ----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income ....................................................    $  3,598     $  3,591     $   4,416
 (Income) loss from discontinued operations ....................        (455)       1,494        (1,347)
                                                                    --------     --------     ---------
   Income from continuing operations ...........................       3,143        5,085         3,069
 Adjustments to reconcile income from continuing operations to net cash provided by operating activities
    Depreciation and amortization ..............................         326          394         3,089
    Changes in operating assets and liabilities
      Trade and other receivables ..............................        (236)         253         1,598
      Accounts payable and accrued liabilities .................         258          918        (2,542)
      Customer deposits, deferred revenue and payable to
       property owners .........................................          --           --         9,325
      Deferred income taxes ....................................          --           --           503
      Other ....................................................        (557)        (710)       (2,280)
                                                                    --------     --------     ---------
 Cash provided by continuing operations ........................       2,934        5,940        12,762
    Cash flows used in discontinued operations .................        (253)         (17)          (56)
                                                                    --------     --------     ---------
       Net cash provided by operating activities ...............       2,681        5,923        12,706
                                                                    --------     --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Cash portion of acquisitions, net .............................          --           --       (35,518)
 Purchases of property and equipment ...........................          --          (56)       (4,002)
 Other .........................................................         304          402            --
                                                                    --------     --------     ---------
       Net cash provided by (used in) investing activities .....         304          346       (39,520)
                                                                    --------     --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net proceeds from public stock issuance .......................          --           --        60,021
 Distributions to stockholders .................................      (3,098)      (3,591)      (32,698)
 Net credit facility borrowings ................................          --           --        32,000
 Payment of other long-term obligations ........................      (1,160)        (563)       (9,592)
 Other .........................................................       2,326       (2,601)       (1,240)
                                                                    --------     --------     ---------
       Net cash (used in) provided by financing activities .....      (1,932)      (6,755)       48,491
                                                                    --------     --------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ...................................................       1,053         (486)       21,677
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD ........................................................       1,065        2,118         1,632
                                                                    --------     --------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD .......................    $  2,118     $  1,632     $  23,309
                                                                    ========     ========     =========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                         RESORTQUEST INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1. BASIS OF PRESENTATION

   Formation

     ResortQuest International, Inc. (a Delaware Corporation, "ResortQuest" or the "Company"), formerly known as Vacation Properties International, Inc., was formed to create the first national branded provider of vacation condominium and home rentals and management in premier destination resorts. Effective with the closing of ResortQuest's initial public offering on May 26, 1998 (the "IPO"), the Company acquired 12 vacation rental and property management companies (Hotel Corporation of the Pacific, Inc. ("Aston"), Brindley & Brindley Realty, Inc. and B&B on the Beach, Inc., Coastal Resorts Management, Inc., and Coastal Resorts Realty, L.L.C., Collection of Fine Properties, Inc., Houston and O'Leary
Company, Maui Condo & Home Realty, Inc., The Maury People, Inc., Howey Acquisition, Inc. and Priscilla Murphy Realty, Inc., Resort Property Management, Inc., Telluride Resort Accommodations, Inc., Trupp-Hodnett Enterprises, Inc. and THE Management Company, and Whistler Chalets Limited) and one leading vacation rental and property management software company (First Resort Software, Inc. ("First Resort")) (collectively, the "Founding Companies") (the "Combinations"). However, for accounting and reporting purposes, Aston was identified as the accounting acquiror and the remaining Founding Companies along with ResortQuest were accounted for under the purchase method of accounting.

     Accordingly, the historical consolidated financial statements include the financial results of Aston prior to the Combinations and the IPO, and include the combined balances and transactions of ResortQuest and the Founding Companies only since May 26, 1998. Comparability of actual results for all actual periods presented may be misleading and are not necessarily indicative of the results of the combined operations.

   Pro Forma Financial Information

     To provide better comparability, the consolidated statements of pro forma income include the financial results of ResortQuest and the Founding Companies as if the Combinations had occurred on January 1, 1997. The consolidated statements of pro forma income include the effects of: (i) the Combinations;
(ii) the proceeds from the issuance of 6,670,000 shares of ResortQuest Common Stock, a portion of which was used to pay the cash portion of the purchase price for the Founding Companies, to pay IPO transaction costs, and to repay debt assumed in the Combinations; (iii) certain adjustments to salaries, bonuses, and benefits to former owners and key management of the Founding Companies effective with the IPO; (iv) reversal of compensation expense in the three months ended March 31, 1998, relating to the non-recurring, non-cash compensation charge of $5.6 million related to Common Stock issued to management; (v) provision for income taxes as if pro forma income was subject to federal, state or provincial income taxes and that goodwill was not deductible for income tax purposes during the periods presented; (vi) amortization of goodwill resulting from the Combinations; and (vii) excludes income (loss) from discontinued operations.

   Post-IPO Acquisitions

     Since the IPO, ResortQuest has completed five acquisitions: Goldpoint, located in Breckenridge, Colorado, effective July 31, 1998; Plantation Resort Management, Inc. ("Plantation Resort") located in Gulf Shores, Alabama, effective August 31, 1998; Whistler Exclusive Properties, Ltd. ("Whistler Exclusive") located in Whistler, British Columbia, Canada, effective September 3, 1998; Abbott Realty Services, Inc. ("Abbott Resorts") located in Destin, Florida, effective September 30, 1998; and Columbine Management & Real Estate ("Columbine") located in Dillon, Colorado, effective December 1, 1998 (collectively "Post-IPO Acquisitions").

                        RESORTQUEST INTERNATIONAL, INC.

     Goldpoint, Whistler Exclusive, Abbott Resorts and Columbine were accounted for under the purchase method of accounting, accordingly the results of operations have been included since the respective date of acquisition. The acquisition of Plantation Resort was accounted for as a pooling of interests; however, due to the fact that the impact of the acquisition of Plantation Resort is not deemed material to the financial statements of ResortQuest taken as a whole, the historical financial statements of ResortQuest have not been restated to include the effect of Plantation Resort.


     Nonrecurring acquisition costs incurred in connection with the Plantation Resort transaction totaled approximately $134,000 and, in accordance with Accounting Principles Bulletin Opinion No. 16, have been included as an expense in the consolidated statement of income for 1998.

     The acquisition of Abbott Resorts is considered significant to ResortQuest for financial reporting purposes. ResortQuest paid $40.0 million in total consideration to the prior stockholders of Abbott Resorts ($26.5 million in cash, $6.6 million in Common Stock, and $6.8 million in assumed debt). The purchase price was allocated to tangible assets and liabilities with the remaining $32.2 million to goodwill. The consolidated results of operations on a pro forma basis as though Abbott Resorts had been acquired on January 1, 1997, including the pro forma impacts of the Founding Companies and the IPO, are presented below. The pro forma information presented below includes reductions in salaries that owners of Abbott Resorts agreed to in conjunction with the acquisitions discussed above. The remaining Post-IPO Acquisitions are not considered significant to ResortQuest for financial reporting purposes and, therefore, have not been included in the following pro forma presentation. The unaudited pro forma results of operations for the years ended December 31, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year.



                                               YEARS ENDED DECEMBER 31,
                                              ---------------------------
                                                  1997           1998
                                              ------------   ------------
       (in thousands, except share amounts)
       Revenue ............................     $ 83,167       $ 94,946
                                                ========       ========
       Net income .........................     $  6,957       $  7,955
                                                ========       ========
       Earnings per share
        Basic .............................     $   0.42       $   0.48
                                                ========       ========
        Diluted ...........................     $   0.42       $   0.47
                                                ========       ========


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

   Property Management Fees

     At December 31, 1998, ResortQuest has entered into 11,913 exclusive and 1,330 non-exclusive rental and management agreements with owners of condominium and homes in 21 resort locations throughout North America. The exclusive agreements entitle ResortQuest to receive a fee for renting and maintaining these properties. ResortQuest requires certain minimum deposits, as reservations are booked. These deposits are non-refundable and recorded as a component of customer deposits, deferred revenue and payable to owners, along with remaining rental prepayments. ResortQuest recognizes revenue from property rental and management fees ratably over the term of guest stays. ResortQuest records revenue for cancellations upon occurrence.

   Service Fees

     ResortQuest internally provides or arranges through third parties other services for property owners or guests. Other services include reservation, housekeeping, long-distance telephone, ski

                        RESORTQUEST INTERNATIONAL, INC.

rentals, lift tickets, beach equipment and pool cleaning. Internally provided services are recognized as service fee revenue when the service is provided. Services provided by third parties are generally billed directly to property owners and are not included in the accompanying consolidated financial statements.

   Other


     ResortQuest recognizes other revenues related to real estate broker commissions, food & beverage sales and First Resort software and maintenance sales. ResortQuest has real estate broker sales operations in the following locations: Aspen, Colorado; Bethany Beach, Delaware; Islands of Captiva and Sanibel, Fort Myers, Fort Walton Beaches and Destin, Florida; the Outer Banks, North Carolina; St. Simons, Georgia; Gulf Shores, Alabama; and the Island of Nantucket, Massachusetts. ResortQuest recognizes revenues on real estate sales when such transactions are complete and such revenue is recorded net of the related agent commission amount. ResortQuest also manages food & beverage outlets in connection with the management of larger condominium complexes, primarily in Hawaii and Florida. First Resort sells a fully integrated software package specifically designed for the property rental business, along with ongoing service contracts. First Resort recognizes software and maintenance revenues when the systems are installed and ratably over the service period, respectively. Other revenues were as follows:



                                                              YEARS ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1996       1997        1998
                                                          --------   --------   ----------
       (in thousands)
       Real estate brokerage commissions, net .........    $   --     $   --     $ 4,858
       Food & beverage ................................     2,185      2,271       2,265
       Software sales and service .....................        --         --       1,954
       Other ..........................................     1,293        866       3,583
                                                           ------     ------     -------
                                                           $3,478     $3,137     $12,660
                                                           ======     ======     =======


   Direct Operating Expenses

     Direct operating expenses include expenses related to housekeeping, maintenance, reservations, marketing and advertising, and other costs associated with rental and management. Direct operating expenses also include food & beverage cost of sales and operating expenses as follows:


                                              YEARS ENDED DECEMBER 31,
                                         -----------------------------------
                                            1996         1997        1998
                                         ----------   ---------   ----------
       (in thousands)
       Rental and management .........    $ 8,289      $6,956      $25,096
       Food & beverage ...............      2,112       1,952        2,234
                                          -------      ------      -------
                                          $10,401      $8,908      $27,330
                                          =======      ======      =======


   Goodwill

          Goodwill is the excess of the purchase price over fair value of identified net assets acquired in business combinations accounted for as purchases. Goodwill is being amortized on a straight-line basis over 40 years, other than that associated with the acquisition of First Resort, which is amortized over 15 years, representing the approximate remaining useful life of acquired intangible assets. ResortQuest recognized $1.8 million of goodwill amortization in 1998. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," subsequent to an acquisition, ResortQuest continually evaluates whether later events and circumstances have occurred that indicate

                        RESORTQUEST INTERNATIONAL, INC.

the remaining net book value may warrant revision or may not be recoverable. When factors indicate that the net book value should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted cash flows, in measuring whether such long-lived assets are recoverable.

   Income Taxes

     Prior to the IPO, Aston had elected S Corporation status as defined by the Internal Revenue Code and state tax statutes. Under S Corporation status, the former stockholders report their share of ResortQuest's taxable earnings or losses in their personal tax returns for the periods prior to the Combinations.


     In  conjunction  with  the  Combinations,  the  Company  changed  from an S
Corporation to a C Corporation for federal and state income tax reporting purposes, which requires ResortQuest to recognize the tax consequences of operations in its consolidated statements of income. The unaudited consolidated statements of pro forma income reflect the estimated impact of recognizing income tax expenses as if ResortQuest had been a C Corporation for tax reporting purposes for the years ended December 31, 1997 and 1998.


     Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets, including net operating loss carryforwards, and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the new rate is enacted.

   Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, ResortQuest considers all investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash and cash equivalents include $13.7 million of cash held in escrow for prepaid rentals and pending real estate sales transactions.

   Inventories

     Inventories consist primarily of food and beverage items and are stated at the lower of cost (first-in, first-out method) or market.

   Property and Equipment

     Property and equipment are stated at cost or, in the case of equipment acquired under capital leases, the present value of future lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the lease terms. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

   Financial Instruments

     The  carrying  values  of  all  financial  instruments   approximate  their
estimated fair value.

                        RESORTQUEST INTERNATIONAL, INC.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Concentration of Risk

     Prior to the Combinations, ResortQuest's operations were exclusively located in the state of Hawaii and were subject to negative events that affect travel patterns of visitors. After considering the pro forma impact of the Combinations and Abbott Resorts, Hawaii only accounts for 23% of total revenues and 40% of operating income of ResortQuest.

   Newly Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivatives, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value.

     This statement is effective for all fiscal quarters of fiscal years beginning after September 15, 1999. The adoption of SFAS No. 133 is not anticipated to have a material impact on the financial position or results of operations of ResortQuest.

   Reclassifications

     Certain prior year amounts have been reclassified to conform with the 1998 presentation.

3. NOTE RECEIVABLE FROM STOCKHOLDER

     In connection with the Combinations, Aston formalized its receivable resulting from cash advances to its primary stockholder with a $4.0 million promissory note (the "Note"). The Note bears interest at one-half of one percent below prime rate of interest, but not less than six percent and not more than 10 percent. Payments under the Note are interest only, due and payable every January and July 1st. The Note is due on demand with 180 days notice at any time through May 26, 1999. If payment is not requested within the notice period, the Note becomes due and payable on May 25, 2008.

     Prior to the Combinations, advances were made to Aston affiliated companies and principal stockholder. Advances to affiliates represent advances to companies controlled by Aston's principal stockholder. The advances had no scheduled repayment, and Aston suspended the accrual of interest. In 1996, one affiliate made a $2.0 million repayment, $112,500 of which was recognized as previously unrecorded interest. The remaining receivable balance was guaranteed by Aston's principal stockholder and was repaid during 1998. Advances to Aston's principal stockholder were primarily utilized relative to the stockholder's investment in two hotels managed by the Company. The advances are not collateralized, are non-interest bearing and have no scheduled repayments. The stockholder made payments of approximately $1.5 million on these advances prior to the Combinations.

                        RESORTQUEST INTERNATIONAL, INC.

4. DISCONTINUED OPERATIONS

     ResortQuest has decided that they will no longer continue to enter into leasing arrangements for lodging facilities. Accordingly, for all periods presented in the accompanying financial statements, the financial position, results of operations and cash flows of the leased assets are reflected as discontinued operations. Concurrent with the Combinations, Aston assigned such leases to AST Holdings, Inc., a corporation owned by Aston's principal stockholder. On May 27, 1998, ResortQuest entered into a contract with AST Holdings to manage these facilities for a fee.

     Net assets (liabilities) of discontinued operations were as follows:


                                                                DECEMBER 31,
                                                                    1997
                                                               -------------
       (in thousands)
       Current assets ......................................     $  2,955
       Advances to affiliates ..............................            1
       Other assets ........................................          193
       Property and equipment ..............................          197
                                                                 --------
        Total assets .......................................        3,346
       Current liabilities .................................       (4,119)
       Capital lease obligations ...........................          (53)
       Other long-term obligations .........................         (577)
                                                                 --------
        Net liabilities of discontinued operations .........     $ (1,403)
                                                                 ========


     Income (loss) from discontinued operations are as follows:


                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1996          1997          1998
                                                           ----------   ------------   ----------
(in thousands)
Revenue ................................................    $29,945       $ 30,848      $14,304
Operating expenses .....................................     22,833         24,826       10,120
General and administrative expense .....................      6,631          7,317        2,839
                                                            -------       --------      -------
 Operating income (loss) ...............................        481         (1,295)       1,345
Other (expense) income .................................        (26)           (33)           2
                                                            -------       --------      -------
Net income (loss) from discontinued operations .........    $   455       $ (1,328)     $ 1,347
                                                            =======       ========      =======


     In addition to the loss from discontinued operations, ResortQuest's operating results for the year ended December 31, 1997 include a charge of $166,000 for an expected loss resulting from the disposal of discontinued operations.

5. SUPPLEMENTAL FINANCIAL INFORMATION

     Trade and other receivables consisted of the following:


                                                               DECEMBER 31,
                                                          ----------------------
                                                             1997         1998
                                                          ----------   ---------
       (in thousands)
       Receivable from managed properties .............     $  610      $1,073
       Other ..........................................        660       2,750
                                                            ------      ------
        Total .........................................      1,270       3,823
       Less - Allowance for doubtful accounts .........        (75)        (56)
                                                            ------      ------
                                                            $1,195      $3,767
                                                            ======      ======

                        RESORTQUEST INTERNATIONAL, INC.

   Property and equipment consisted of the following:


                                                            ESTIMATED
                                                           USEFUL LIFE
                                                            IN YEARS           DECEMBER 31,
                                                          ------------   ------------------------
                                                                             1997         1998
                                                                         -----------   ----------
       (in thousands)
       Land and improvements ..........................                   $     --      $  3,448
       Building and improvements ......................      15-30              --         4,929
       Furniture, fixtures and equipment ..............       3-10             938         8,351
       Leased property ................................        3-7           2,396         2,347
                                                                          --------      --------
                                                                             3,334        19,075

       Less - accumulated depreciation and amortization                     (1,558)       (2,590)
                                                                          --------      --------
                                                                          $  1,776      $ 16,485
                                                                          ========      ========


     Accounts payable and accrued liabilities consisted of the following:


                                                   DECEMBER 31,
                                             ----------------------
                                                1997        1998
                                             ---------   ----------
       (in thousands)
       Accounts payable ..................    $3,311      $ 7,090
       Accrued payroll ...................     1,214          986
       Other accrued liabilities .........     2,013        4,344
                                              ------      -------
                                              $6,538      $12,420
                                              ======      =======


     Supplemental cash flow information is as follows:


                                                            YEARS ENDED DECEMBER 31,
                                                          -----------------------------
                                                           1996     1997        1998
                                                          ------   ------   -----------
(in thousands)
Supplemental disclosure of cash flow information
Cash paid for interest ................................    $556     $628     $    641
                                                           ====     ====     ========
Cash paid for income taxes ............................    $ --     $---     $    721
                                                           ====     ====     ========
Supplemental disclosure of non-cash flow information
Capital lease obligations .............................    $912     $928     $     83
                                                           ====     ====     ========
Common stock portion of Combinations ..................    $ --     $ --     $ 68,695
                                                           ====     ====     ========
Common stock portion of Post-IPO Acquisitions .........    $ --     $ --     $  7,251
                                                           ====     ====     ========


6. LONG-TERM DEBT

     ResortQuest entered into a credit agreement (the "Credit Agreement") as of May 26, 1998 with NationsBank, N.A. and First Tennessee Bank National Association, with respect to a $30 million revolving line of credit in conjunction with the Credit Facility. On September 30, 1998, the Credit Facility was amended to allow for the ResortQuest acquisition of Abbott Resorts. On December 7, 1998, the Credit Facility was amended for a second time to increase the facility to $55 million and added two additional lenders, Societe Generale and Union Planters Bank, N.A. The Credit Facility may be used for letters of credit not to exceed $2.5 million, acquisitions, capital expenditures, and for general corporate purposes. The Credit Agreement requires ResortQuest to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. Interest on outstanding balances of the Credit Facility is computed at ResortQuest's election, on the basis of either the Prime Rate or the Eurodollar Rate plus a margin ranging from 1.25% to 2.00%, depending on certain financial ratios. Availability fees range from 0.25% to 0.50% per annum depending on certain financial ratios are payable on the unused portion of the Credit Facility. At December 31, 1998, borrowings under the Credit Facility totaled $32.0 million, resulting

                         RESORTQUEST INTERNATIONAL, INC.

primarily from the Abbott Resorts acquisition. ResortQuest is paying a margin of 1.75% and availability fees of 0.375%, which resulted in interest expense of approximately $517,000 in 1998. The weighted average interest rate during 1998, based on outstanding ResortQuest Credit Facility borrowings, including the applicable LIBOR spread, was 7.3%. The Credit Facility has a three-year term and is secured by substantially all the assets of ResortQuest and its subsidiaries, including the stock in the Founding Companies and any future material subsidiaries, as defined. ResortQuest, each Founding Company and all other current and future material subsidiaries are required to guarantee repayment of all amounts due under the Credit Facility. At December 31, 1998, ResortQuest was in compliance with applicable loan covenants.

     On September 30, 1998, ResortQuest executed a promissory note (the "Note Agreement") maturing on January 31, 1999 in favor of NationsBank, N.A., with respect to an additional $5.0 million revolving line of credit. The interest rate on outstanding balances, the interest payment dates and the terms of default under the Note Agreement were the same as those provided for in the Credit Facility. The Note Agreement was secured on the same terms as the Credit Facility. The Note Agreement was terminated effective December 7, 1998, when ResortQuest secured additional availability under the Credit Facility. ResortQuest also has entered into discussions with NationsBank, N.A. and certain other lenders to increase the size of the Credit Facility to provide cash for future acquisitions.

     At December 31, 1997 and 1998, long-term debt consisted of the following:


                                                                                           DECEMBER 31,
                                                                                      -----------------------
                                                                                         1997         1998
                                                                                      ----------   ----------
(in thousands)
Credit facility ...................................................................     $   --      $ 32,000
Various notes with banks, secured by certain assets, at interest rates ranging from
 7.125% to 9%, due between May 1999 and January 2013 ..............................         --         5,246
Other notes .......................................................................      2,816           191
Long-term capital lease obligations ...............................................      1,734         1,725
                                                                                        ------      --------
Total .............................................................................      4,550        39,162
Less - current maturities .........................................................       (421)       (1,209)
                                                                                        ------      --------
Total non-current portion .........................................................     $4,129      $ 37,953
                                                                                        ======      ========


     Annual maturities of long-term debt are: 1999, $1.2 million; 2000, $1.8 million; 2001, $33.7 million; 2002, $1.6 million; 2003, $402,000; and $407,000 thereafter.

7. OPERATING LEASES

     ResortQuest has entered into non-cancelable operating leases for equipment, operating space, office space, hotel properties and individual condominium units within its managed properties. At December 31, 1998, future minimum lease commitments under all non-cancelable operating leases are as follows:


                          DECEMBER 31,
                         -------------
  (in thousands)
  1999 .................     $1,187
  2000 .................        929
  2001 .................        857
  2002 .................        820
  2003 .................        652
  Thereafter ...........      1,480
                             ------
                             $5,925
                             ======


     Under terms of the leases, ResortQuest is generally required to pay all taxes, insurance and maintenance. Rent expense for the years ended December 31, 1996, 1997, and 1998, aggregated approximately $4.8 million, $5.3 million and $2.4 million, respectively.

     In conjunction with the Combinations and Post-IPO Acquisitions, ResortQuest entered into several lease agreements with certain former owners for the use of office space and facilities. Lease

                         RESORTQUEST INTERNATIONAL, INC.

payments made to former owners, who are also stockholders and directors, during 1996, 1997 and 1998 were approximately $114,000, $110,000 and $548,000, respectively.

     As an accommodation to certain of the managed properties, the Company assists in obtaining leases of operating equipment. In some instances, this assistance includes entering into the leases as the technical lessee. The managed properties perform all obligations under the leases, including the making of lease payments and the provision of insurance coverage. ResortQuest remains contingently liable under the leases until completion of the lease terms. Because ResortQuest undertakes the role of a technical lessee simply as an accommodation to the managed properties and because the leased equipment is used only for and by the managed properties, these leases have not been recorded on the Company's books.

8. COMMITMENTS AND CONTINGENCIES

     Guarantees

     Prior to the Combinations, Aston had guaranteed or co-signed debts of its former principal stockholder, which primarily relates to mortgage loans on two hotels managed by Aston. These guarantees were fully collateralized with real estate, cash or cash equivalents, including shares of Common Stock, pledged either to the lenders of such debt or Aston to secure such debt. As of December 31, 1998, the former principal stockholder of Aston has removed all guarantees.

     Certain of Aston's management agreements contain provisions for guaranteed levels of returns to owners. These agreements also contain force majeure clauses to protect the Company from forces or occurrences beyond the control of management. During 1996, 1997 and 1998, ResortQuest made payments in excess of the management fees earned on these guaranteed agreements of $116,000, $327,000 and $840,000, respectively.

     Acquisition Indemnification


     Subject to certain limitations, pursuant to the Agreement and Plan of Organization entered into by and between each of the Founding Companies and ResortQuest (each an "Agreement"), the stockholders of the Founding Companies have indemnified ResortQuest against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses as a result of or arising from (i) any breach of the representations and warranties in the Agreement and its schedules and certificates by the stockholders of the Founding Companies, (ii) any breach of any agreement on the part of the stockholders set forth in the Agreement, (iii) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation arising out of or based upon any untrue statement of a material fact relating solely to the Founding Company or the stockholders and (iv) certain other identified claims or litigation. In addition, pursuant to each Agreement and subject to certain limitations, ResortQuest agreed to indemnify the stockholders against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incurred by the stockholders as a result of or arising from (i) any breach by ResortQuest or of its representations and warranties in the Agreement and its schedules and certificates, (ii) any breach of any agreement on the part of ResortQuest under this Agreement, (iii) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to ResortQuest or any of the other Founding Companies contained in certain filings with the Securities and Exchange Commission, or (v) the matters described in the schedules to the Agreement relating to guarantees.

     ResortQuest is not aware of any events that have or could have caused any party to such indemnification under any of the Agreements during the periods presented in the accompanying consolidated financial statements.

                         RESORTQUEST INTERNATIONAL, INC.

   Litigation

     ResortQuest and its subsidiaries are involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a materially adverse effect on the Company's consolidated financial position or results of operations.

   Insurance

     ResortQuest carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

   Benefit Plans

     As of December 31, 1998, ResortQuest had ten 401(k) profit sharing plans, which existed prior to the IPO and the acquisition of the Founding Companies or the Post-IPO Acquisitions. Under the plans currently in place, employees may defer from 1% to 18% of eligible earnings, company matching contributions range from 0% to 50% of the first 4% to 6% of employee contributions, and employee vesting in Company matching contributions varies from immediate vesting in some plans to seven or more years in other plans. Currently, in the aggregate of all plans, there are approximately 1,800 eligible employees covered under the plans and 1,200 active participants. ResortQuest matching contributions to the plans were $107,000, $184,000 and $231,000 in 1996, 1997 and 1998, respectively.

     ResortQuest is currently in the process of establishing a new 401(k) profit sharing plan, which will cover all domestic employees. The new 401(k) plan is expected to be in place in second quarter 1999. Once this plan is in place, all existing plans will be merged into the new 401(k) plan during 1999.

   Employment Agreements

     Effective with the Combinations and the Post-IPO Acquisitions, ResortQuest entered into employment agreements with all senior corporate officers and several key employees of the Operating Companies. Among other things, these agreements allow for severance payments and some include acceleration of stock option awards upon a change in control of ResortQuest, as defined under the agreements. The maximum amount of compensation that would be payable under all agreements if a change in control occurred without prior written notice as of December 31, 1998, would be approximately $21.4 million.

9. STOCKHOLDERS' EQUITY

   Common Stock

          On May 26, 1998, ResortQuest issued an aggregate of 9,254,286 shares of Common Stock in connection with the Combinations (1,708,333 shares to Aston stockholders and 7,545,953 shares to the remaining stockholders involved with the Combinations) and 6,670,000 shares of Common Stock in connection with the IPO. Shares issued in the Offering were sold at a price to the public of $11.00 per share. The net proceeds to ResortQuest from the Offering (after deducting underwriting discounts, commissions and offering expenses) were approximately $60.0 million. Subsequent to the IPO, ResortQuest issued 967,641 shares of Common Stock in connection with the Post-IPO Acquisitions (191,939 shares to Plantation Resort stockholders, 757,040 shares to Abbott Resorts stockholders and 18,662 shares to Columbine stockholders). As of December 31, 1998,
ResortQuest had 16,891,927 shares of Common Stock issued and outstanding (13,757,297 shares of Common Stock

                         RESORTQUEST INTERNATIONAL, INC.

and 3,134,630 shares of restricted Common Stock). The Common Stock and restricted Common Stock are identical except that the holders of restricted Common Stock are only entitled to one-half of one vote for each share on all matters.


     On June 25, 1998, ResortQuest registered 3.0 million shares of Common Stock with the Securities and Exchange Commission ("SEC") pursuant to a shelf registration statement ("Shelf"). Common Stock registered under the Shelf is to be used primarily for future acquisitions. Subsequently, the Shelf was re-filed with the SEC to include the pro forma impact of the Abbott acquisition, which was again deemed effective on November 6, 1998. At December 31, 1998, 967,641 shares covered by the Shelf have been issued in connection with the Post-IPO Acquisitions.


   Preferred Stock

     ResortQuest's   authorized   capital   includes  10.0  million   shares  of
undesignated preferred stock with a $0.01 par value.

10. STOCK OPTIONS

     In March 1998, ResortQuest's Board of Directors and stockholders approved the Company's 1998 Long-Term Incentive Plan ("Incentive Plan"). The options vest annually and ratably over a four-year period from the date of grant and expire ten years after the grant date. ResortQuest has reserved 2,027,031 shares of Common Stock for use in connection with the 1998 Long-Term Incentive Plan. In connection with the IPO, options in the form of non-qualified stock options to purchase a total of 1,695,000 shares of Common Stock of the Company at $11.00 per share were granted to management of the Founding Companies, corporate management, certain stockholders, and non-employee directors. Subsequent to the IPO, 179,351 non-qualified stock options have been granted to new employees at the then ResortQuest Common Stock market value (ranging from $8.94 to $16.81). The Incentive Plan also provides for the issuance of stock appreciation rights, restricted or deferred stock, dividend equivalents, bonus shares and awards in lieu of Company obligations to pay cash compensation, non-employee directors' deferred shares, or other awards. The value of the options is based in whole or in part upon the value of the Common Stock.

                         RESORTQUEST INTERNATIONAL, INC.

     ResortQuest applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized in the consolidated statements of income for the Incentive Plan. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," ResortQuest has estimated the fair value of each option grant using the Black-Scholes option-pricing model. Had compensation cost for awards under the Plan been determined based on the fair value at the grant dates, ResortQuest's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                      1996          1997          1998
                                                  -----------   -----------   -----------
       (in thousands, except per share amounts)
       Net income
        As reported ...........................    $  3,598      $  3,591      $  4,416
        Pro forma .............................       3,598         3,591         3,740
       Basic earnings per share
        As reported ...........................    $   2.11      $   2.10      $   0.42
        Pro forma .............................        2.11          2.10          0.36
       Diluted earnings per share
        As reported ...........................    $   2.11      $   2.10      $   0.41
        Pro forma .............................        2.11          2.10          0.35



     A summary of ResortQuest's stock option transactions, from May 26, 1998 through December 31, 1998, is as follows:

                                                                                         OPTIONS OUTSTANDING
                                                                                    ------------------------------
                                                                        WEIGHTED                        COMMON
                                                                         AVERAGE                        STOCK
                                                                        EXERCISE                      AVAILABLE
                                                                          PRICE        NUMBER         FOR GRANT
                                                                       ----------   ------------   ---------------
IPO - May 26, 1998 .................................................      n/a               --         1,910,914
Increased availability common stock issued during the year .........      n/a               --           116,117
Options granted ....................................................    $ 10.90      1,874,351        (1,874,351)
                                                                       --------      ---------        ----------
Balance-- December 31, 1998 ........................................    $ 10.90      1,874,351           152,680
                                                                       ========      =========        ==========

     The $4.13 weighted average fair value of options granted by ResortQuest during 1998 was based on the Black-Scholes option-pricing model. Assumptions included an average risk-free interest rate of 5.5%; an average expected life of
2.6 years; a volatility factor of 54.6%; and no dividends. At December 31, 1998, there were 1,874,351 options outstanding with an exercise price that ranges from $8.94 to $16.81 and an average weighted exercise price of $10.90 and a weighted average remaining contractual life of 9.5 years.

                         RESORTQUEST INTERNATIONAL, INC.

11. INCOME TAXES

     Income tax expense attributable to income from continuing operations for the year ended December 31, 1998 consisted of the following:


                               1998
                             --------
  (in thousands)
  Current
   Federal ...............    $  853
   State .................       106
  Deferred
   Federal ...............       448
   State .................        55
                              ------
  Total ..................    $1,462
                              ======

     The difference between the statutory federal income tax rate and the effective income tax rate expressed as a percentage of income from continuing operations before income taxes for the year ended December 31, 1998 is as follows:


                                                                  1998
                                                               ----------
       Federal statutory rate ..............................       34.0%
       State income taxes, net of federal benefit ..........        4.2
       Goodwill and other permanent items ..................       44.9
       Pre-IPO earnings not taxable ........................      (50.8)
                                                                  -----
       Effective income tax rate ...........................       32.3%
                                                                  =====


     As a result of the Combinations and the Post-IPO Acquisitions, the allocation of the purchase price to the assets and liabilities for financial reporting purposes significantly exceeds the tax basis carried over from the predecessor entities. Accordingly, the acquisitions created significant nondeductible goodwill and other temporary differences. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 are as follows:

                                                               1998
                                                            ----------
       (in thousands)
       Deferred tax assets
        Claims and other reserves .......................     $  977
        Section 481 adjustment: Cash to accrual .........        671
        State net operating losses ......................        310
        Other ...........................................         45
                                                              ------
          Total deferred tax assets .....................      2,003
                                                              ------
       Deferred tax liabilities
        Basis difference on fixed assets ................       (342)
        Other ...........................................       (153)
                                                              ------
          Total deferred tax liabilities ................       (495)
                                                              ------
                                                              $1,508
                                                              ======


12. EARNINGS PER SHARE

   Actual Results

     Earnings per share included in the consolidated statements of income includes Aston's results of operations under its historical capital and income tax structure for all periods prior to the Combinations, and the combined balances and transactions of ResortQuest and the Founding

                        RESORTQUEST INTERNATIONAL, INC.

Companies since May 26, 1998. The shares outstanding for Aston through May 25, 1998, and the shares outstanding for ResortQuest from May 26, 1998 through December 31, 1998, were used to calculate the 1998 weighted average shares outstanding. The following table reflects ResortQuest's weighted average common shares outstanding and the impact of its primary common share equivalents.

                                                                       YEARS ENDED DECEMBER 31,
                                                               -----------------------------------------
                                                                   1996          1997           1998
                                                               -----------   -----------   -------------
Basic weighted average common shares outstanding ...........    1,708,333     1,708,333     10,529,189
Effect of dilutive securities - stock options ..............           --            --        139,421
                                                                ---------     ---------     ----------
Diluted weighted average common shares outstanding .........    1,708,333     1,708,333     10,668,610
                                                                =========     =========     ==========

   Pro forma Results

     Pro forma earnings per share included in the consolidated statements of pro forma income is based on pro forma net income after considering the adjustments described in Note 1 - Pro Forma Financial Information. The pro forma weighted average common shares for all periods reflect the issuance of Common Stock in connection with the Combinations, the IPO and to ResortQuest shareholders and management as though such shares were outstanding for the entire periods. In addition, the 1998 periods include the impact of Common Stock issued in connection with the Post-IPO Acquisitions only from their respective acquisition dates. However, the 1998 calculations also include the dilutive impact of options outstanding from May 27, 1998 through December 31, 1998. The following table reflects ResortQuest's pro forma weighted average common shares outstanding and the impact of its primary common share equivalents.

                                                                 YEARS ENDED DECEMBER 31,
                                                               ----------------------------
                                                                   1997            1998
                                                               ------------   -------------
Basic weighted average common shares outstanding ...........   15,924,286      16,166,168
Effect of dilutive securities - stock options ..............           --          74,182
                                                               ----------      ----------
Diluted weighted average common shares outstanding .........   15,924,286      16,240,350
                                                               ==========      ==========

                         RESORTQUEST INTERNATIONAL, INC.

13. SEGMENT REPORTING

     On January 1, 1998, ResortQuest adopted the provisions of SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, ResortQuest has one operating segment, property management, which is managed as one business unit. The accounting policies of this segment are the same as those described in the summary of significant accounting policies. The all other segment includes First Resort and corporate. Approximately 79% of the all other segment assets represents goodwill recorded for First Resort and corporate. The following table presents the revenues, operating income and assets of ResortQuest's reportable segment.


                                                YEARS ENDED DECEMBER 31,
                                        -------------------------------------
                                           1996         1997          1998
                                        ----------   ----------   -----------
       (in thousands)
       Revenues
        Property management .........    $19,460      $19,554      $ 47,570
        All other ...................         --           --         1,954
                                         -------      -------      --------
                                         $19,460      $19,554      $ 49,524
                                         =======      =======      ========
       Operating income
        Property management .........    $ 3,485      $ 5,171      $  7,226
        All other ...................         --           --        (2,292)
                                         -------      -------      --------
                                         $ 3,485      $ 5,171      $  4,934
                                         =======      =======      ========
       Assets
        Property management .........                 $14,562      $146,584
        All other ...................                      --        38,336
                                                      -------      --------
                                                      $14,562      $184,920
                                                      =======      ========


14. RELATED-PARTY TRANSACTIONS

     ResortQuest has unwritten and written consulting and management agreements with certain stockholders and directors of the Founding Companies and Post-IPO Acquisitions. Consulting services include assistance in operations, identifying acquisitions, and involvement in local and governmental affairs. During 1996, 1997 and 1998, the Company incurred $221,000, $232,000 and $287,000, respectively, relative to these consulting arrangements.

     ResortQuest receives sales commissions for selling properties developed by certain companies and partnerships owned or co-owned by former owners of the Founding Companies and Post-IPO Acquisitions. These net commissions approximated $1.9 million during 1998 and the Company had approximately $414,000 in receivables at December 31, 1998 from these affiliates.

     ResortQuest entered into numerous transactions with the former owner of Aston ("Former Owner") who is now a director and stockholder of the Company. ResortQuest provides management and centralized services (cooperative sales and marketing, reservations, accounting services and other reimbursements) for four hotels, of which two are owned by the Former Owner and two are managed for an affiliate of the Former Owner. The management fees charged to these hotels approximated $501,000, $506,000 and $1.5 million in 1996, 1997 and 1998, respectively. ResortQuest also paid HCP, Inc., a company that is wholly owned by the Former Owner, $481,000, $476,000 and $158,000 in 1996, 1997 and 1998,
respectively, for sales representation and related accounting services. Beginning in 1997, ResortQuest provides administrative services to AST International LLC, which is controlled by the Former Owner. Related to these services, the Company recognized $272,000 during 1998 and had receivables of $420,000 and $208,000 as of December 31, 1997 and 1998, respectively. ResortQuest also provides certain management and clerical personnel for a development company owned by the Former Owner. During 1996, 1997 and 1998, ResortQuest incurred $125,000, $126,000 and $4,000, respectively, in salaries and benefits costs relative to this development company. In return, ResortQuest receives certain consulting and support services.

                        RESORTQUEST INTERNATIONAL, INC.

     ResortQuest provides various management and consulting services for certain companies and partnerships owned or co-owned by former owners of the Founding
Companies and Post-IPO Acquisitions. During 1998, ResortQuest received approximately $275,000 for these services.

     ResortQuest also manages vacation properties pursuant to its standard management agreement that are owned or co-owned by certain directors and employees of the Company.



15. SUBSEQUENT EVENTS (UNAUDITED)

     Subsequent to December 31, 1998, ResortQuest acquired two entities which will be accounted for under the pooling of interests method. The two companies are Mountain High Management, Inc. and High Country Resort Services, Ltd. and were acquired by ResortQuest in March, 1999. The combining effects of pooling of interests acquisitions based on the historical results were as follows for the year ended:



                                                     December 31,
                                                        1998
                                                     ------------
      (in thousands, except share amounts)
      Revenues .................................      $    55,359
                                                      ===========
      Income from continuing operations ........      $     3,465
      Income from discontinued operations.......            1,347
                                                      -----------
      Net Income ...............................      $     4,812
                                                      ===========
      Earnings per share
       Basic
         Continuing operations .................      $      0.32
         Discontinued operations ...............             0.12
                                                      -----------
         Net Income ............................      $      0.44
                                                      ===========
       Diluted
         Continuing operations .................      $      0.32
         Discontinued operations ...............             0.12
                                                      -----------
         Net income ............................      $      0.44
                                                      ===========
      Shares used to compute earnings per share
       Basic ...................................       10,826,000
                                                      ===========
       Diluted .................................       10,965,421
                                                      ===========

================================================================================

    PROSPECTIVE  INVESTORS  SHOULD RELY
ONLY ON THE  INFORMATION  CONTAINED  IN
THIS  PROSPECTUS.  RESORTQUEST  HAS NOT
AUTHORIZED     ANYONE    TO     PROVIDE
PROSPECTIVE  INVESTORS WITH INFORMATION           3,000,000 SHARES
DIFFERENT  FROM THAT  CONTAINED IN THIS
PROSPECTUS.  THIS  PROSPECTUS IS NOT AN
OFFER  TO  SELL  NOR IS IT  SEEKING  AN
OFFER TO BUY  THESE  SECURITIES  IN ANY              RESORTQUEST
JURISDICTION WHERE THE OFFER OR SALE IS           INTERNATIONAL, INC.
NOT    PERMITTED.    THE    INFORMATION
CONTAINED    IN    THIS     PROSPECTUS,
REGARDLESS  OF THE TIME OF THE DELIVERY
OF THIS PROSPECTUS OR ANY SALE OF THESE
SECURITIES.


         --------------


        TABLE OF CONTENTS                            COMMON STOCK

                                   Page

Prospectus Summary ...............   5

Risk Factors .....................  12               [GRAPHIC OMITTED]

Forward-Looking Statements .......  19

Price Range of Common Stock ......  19

Dividend Policy ..................  20

Corporate Information ............  20

Selected Financial Data ..........  21

Management's Discussion and Analysis
 of Financial Condition and Results                      ----------
 of Operations ...................  23

Business .........................  33                   PROSPECTUS

Management .......................  43                  APRIL    , 1999

Certain Transactions .............  53                   -----------

Principal Stockholders ...........  60

Description of Capital Stock .....  61

Shares Eligible for Future Sale...  64

Plan of Distribution .............  66

Legal Matters ....................  67

Experts ..........................  67

Available Information ............  67

Index to Financial Statements .... F-1

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering. All of such amounts (except the SEC Registration Fee) are estimated.

         SEC Registration Fee .................... $ 12,500.63
         New York Stock Exchange Listing Fee .....   22,150.00
         Accounting Fees and Expenses ............   40,000.00
         Printing Costs ..........................   12,000.00
         Legal Fees and Expenses .................   30,000.00
         Miscellaneous ...........................    3,349.37
                                                   ------------
  Total .......................................... $120,000.00
                                                   ============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation ) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174; or (iv) for any transaction from which the director derived an improper personal benefit.

     Articles Seventh and Eighth of ResortQuest's Certificate of Incorporation, as amended, provides that no director of ResortQuest shall be liable to ResortQuest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to ResortQuest or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) under Section 174; or (4) for any transaction from which the director derived an improper personal benefit,

     ResortQuest shall, to the fullest extent permitted by Section 145, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     In addition, Article II of ResortQuest's Bylaws further provides that ResortQuest shall indemnify its officers, directors and employees to the fullest extent permitted by law.

     ResortQuest has entered into indemnification agreements with each of its executive officers and directors which indemnifies such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and Delaware Law. ResortQuest also has obtained directors and officers liability insurance.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     The following information relates to all securities of ResortQuest issued or sold by ResortQuest within the past three years which were not registered under the Securities Act.

       (a)  ResortQuest  was organized in September  1997 and issued 97.9827 and
   195.9654 shares of its Common Stock to its founders, Capstone Partners, LLC and Alpine Consolidated II, LLC, respectively, at a per share price of $.01. On March 9, 1998, the number of these shares were increased by a 8,834.76-for-one stock split.

       (b) In November and December of 1997 and the first quarter of 1998, ResortQuest issued 60.8584 shares of its Common Stock to 18 individuals, including persons who were to become officers, directors or key employees of ResortQuest at a per share price of $.01. On March 9, 1998, the number of these shares were increased by a 8,834.76-for-one stock split.



       (c) See "Certain Transactions" for a discussion of the issuance of shares of Common Stock and options to purchase shares of Common Stock in connection with the Combinations.


     The offers and sales of these shares was exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) thereof because, among other things, the offers and sales were made to sophisticated investors, or officers and directors of ResortQuest, who had access to information about ResortQuest and were able to bear the risk of loss of their investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits



 EXHIBIT
 NUMBER
--------

2.1(1)     --     Agreement and Plan of Organization,  dated as of March 11, 1998, by and among Vacation
                  Properties  International,  Inc., HCP Acquisition  Corp., and Hotel Corporation of the
                  Pacific, Inc. and Andre S. Tatibouet.

2.2(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., B&B Acquisition Corp., Brindley Acquisition Corp., B&B On The
                  Beach, Inc., Brindley and Brindley Realty and Development, Inc., Douglas R. Brindley and Betty
                  Shotton Brindley.

2.3(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Coastal Realty Acquisition LLC, Coastal Management Acquisition
                  Corp. and Coastal Resorts Realty LLC, Coastal Resorts Management, Inc., Joshua M. Freeman,
                  T. Michael McNally and CMF Coastal Resorts, L.L.C.

2.4(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc. and Collection of Fine Properties, Inc., Ten Mile Holdings, Ltd.,
                  Luis Alonso, Domingo R. Moreira, Brenda M. Lopez Ibanez and Ana Maria Moreira.

2.5(1)     --     Agreement and Plan of Organization,  dated as of March 11, 1998, by and among Vacation
                  Properties  International,  Inc.  and Houston and  O'Leary  Company and Heidi  O'Leary
                  Houston.

2.6(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Jupiter Acquisition Corp. and Jupiter Property Management at Park
                  City, Inc. and Jon R. Brinton.

2.7(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Maui Acquisition Corp. and Maui Condominium and Home Realty,

                  Inc., Daniel C. Blair and Paul T. Dobson.

2.8(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Maury Acquisition Corp. and The Maury People, Inc. and Sharon
                  Benson Doucette.

2.9(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Priscilla Acquisition Corp., Realty Consultants Acquisition Corp.,
                  Realty Consultants, Inc., and Howey Acquisition, Inc., Charles O. Howey and Dolores C. Howey.

2.10(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., RPM Acquisition Corp. and Resort Property Management, Inc.,
                  Daniel L. Meehan, Kimberlie C. Meehan and Nancy Hess.

2.11(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Telluride Acquisition Corp., and Telluride Resort Accommodations,
                  Inc. and Steven A. Schein, Michael E. Gardner, Park Brady, Daniel Shaw, Carolyn S. Shaw,
                  Virginia C. Gordon, Joyce Allred, Ronald D. Allred, A.J. Wells, Forrest Faulconer, Thomas
                  McNamara, Donald J. Peterson, Nancy McNamara, Charles E. Cobb, Jr., Sue M. Cobb, Stephen
                  A. Martori, Anthony F. Martori, Arthur John Martori and Alan Mishkin.

2.12(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Trupp Acquisition Corp., Management Acquisition Corp. and
                  Trupp-Hodnett Enterprises, Inc., THE Management Company, Hans F. Trupp, Roy K. Hodnett,
                  Pat Hodnett Cooper and Austin Trupp.

2.13(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Whistler Holding Corp. and Whistler Chalets Ltd. and J. Patrick
                  McCurdy.

2.14(1)    --     Agreement and Plan of Organization,  dated as of March 11, 1998, by and among Vacation
                  Properties  International,  Inc., FRS Acquisition Corp., First Resort Software,  Inc.,
                  Thomas A. Leddy, Evan H. Gull and Daniel Patrick Curry.

2.15(6)    --     Stock Purchase Agreement, dated September 11, 1998, by and among ResortQuest International,
                  Inc., Abbott Realty Services, Inc., Tops'L Sales Group Inc., William W. Abbott, Jr., Stephen J.
                  Abbott, James R. Steiner, Charles H. Van Driver, Sue C. Van Driver and Angus G. Andrews.

3.1(1)     --     Certificate of Incorporation, as amended.

3.2(1)     --     Bylaws of ResortQuest, Amended as of February 10, 1999.


  EXHIBIT
  NUMBER
----------
 3.3(2)      --     Certificate of Amendment of Certificate of Incorporation of ResortQuest, dated April 23, 1998
                    (changing the name of ResortQuest from Vacation Properties International, Inc. to ResortQuest
                    International, Inc.).

 3.4(3)      --     Certificate of Amendment of Certificate of Incorporation of ResortQuest, dated May 11, 1998.

 4.1(2)      --     Specimen Common Stock Certificate.

 4.2(4)      --     Form of Restriction and Registration Rights Agreements between ResortQuest and each of
                    Alpine Consolidated II, LLC, Capstone Partners, LLC, John Przywara, David Marshall, Douglas
                    W. Comfort, Robert G. Falcone, Wayne Heller, Dwain Wall, Stephen J. Garchik, John Shaw,
                    David Sullivan, Jeffrey M. Jarvis, Frederick L. Farmer, W. Michael Murphy, Jules S. Sowder, John
                    K. Lines, Brian S. Sullivan, John D. Sullivan, the Sullivan Grandchildren's Trust, the David L.
                    Levin Irrevocable Children's Trust Under Agreement dated April 27, 1998 f/b/o Whitney Monica
                    Levine, the David L. Levine Irrevocable Children's Trust Under Agreement dated April 27, 1998
                    f/b/o Ross Michael Levine, the David L. Levine Irrevocable Children's Trust Under Agreement
                    dated April 27, 1998 f/b/o Keith Phillip Levine and the David L. Levine Revocable Trust Under
                    Agreement dated April 27, 1998.

 4.3(7)      --     Rights  Agreement,  dated as of February 25, 1999 between  ResortQuest  International,
                    Inc. and American Stock Transfer & Trust Company, as Rights Agent.

 5.1(5)      --     Opinion of Akin, Gump Strauss, Hauer & Feld, L.L.P. as to the legality of the securities being registered.

10.1(1)      --     Form of 1998 Long-Term Incentive Plan of ResortQuest.

10.2(2)      --     Form of Employment Agreement between ResortQuest and David M. Sullivan.

10.3(2)      --     Form of Employment Agreement between ResortQuest and Jeffery M. Jarvis.

10.4(2)      --     Form of Employment Agreement between ResortQuest and W. Michael Murphy.

10.5(2)      --     Form of Employment Agreement between ResortQuest and Jules S. Sowder.

10.6(2)      --     Form of Employment Agreement between ResortQuest and David L. Levine.

10.7(2)      --     Form of Employment Agreement between ResortQuest and John K. Lines.

10.8(2)      --     Form of Employment Agreement between ResortQuest and Frederick L. Farmer.

10.9(2)      --     Form of Employment Agreement between ResortQuest and Luis Alonso.

10.10(1)     --     Form of Employment Agreement between ResortQuest and Douglas R. Brindley.

10.11(1)     --     Form of Employment Agreement between ResortQuest and Paul T. Dobson.

10.12(1)     --     Form of Employment Agreement between ResortQuest and Sharon Benson Doucette.

10.13(1)     --     Form of Employment Agreement between ResortQuest and Evan H. Gull.

10.14(1)     --     Form of Employment Agreement between ResortQuest and Heidi O'Leary Houston.

10.15(1)     --     Form of Employment Agreement between ResortQuest and Daniel L. Meehan.

10.16(1)     --     Form of Management Services Agreement between ResortQuest and J. Patrick McCurdy.

10.17(1)     --     Form of Employment Agreement between ResortQuest and Andre S. Tatibouet.

10.18(1)     --     Form of Employment Agreement between ResortQuest and Hans F. Trupp.

10.19(2)     --     Form of Officer and Director Indemnification Agreement.

10.20(2)     --     Form of Consulting Agreement between ResortQuest and Park Brady.

10.21(1)     --     Promissory Note.

10.22(5)     --     Credit Agreement dated as of May 26, 1998, in the amount of $30 million, among ResortQuest
                    International, Inc. as Borrower and the Financial Institutions named therein and NationsBank,
                    N.A. as agent for the Financial Institutions.

10.23        --     First Amendment to Credit  Agreement,  dated September 30, 1998 (Previously filed on November
                    16, 1998 as exhibit 10.1 to ResortQuest's  Quarterly Report on Form 10-Q for the period ended
                    September 30, 1998 (File No. 00-14115) and incorporated herein by reference).

10.24        --     Promissory Note, dated September 30, 1998, in the amount of $5.0 million, between ResortQuest
                    International,  Inc. and NationsBank,  N.A. (Previously filed on November 16, 1998 as exhibit
                    10.2 to  ResortQuest's  Quarterly Report on Form 10-Q for the period ended September 30, 1998
                    (File No. 0001-14115) and incorporated herein by reference).

10.25(7)     --     Consulting Agreement dated September 10, 1998 by and among Abbott Realty Services, Inc. and
                    William W. Abbott, Jr.

10.26(7)     --     Form of Officer and Director Indemnification Agreement, as amended.

10.27(7)     --     Second Amendment to Credit Agreement, dated December 7, 1998.

  EXHIBIT
   NUMBER
-----------

10.28(7)      --     Form of Section 401(k) Profit Sharing Plan Adoption Agreement.

21(7)         --     Subsidiaries of ResortQuest.

23.1          --     Consent of Arthur Andersen LLP.

23.2          --     Consent of Arthur Andersen LLP.

23.3          --     Consent of Morrison, Brown, Argiz and Company.

23.4          --     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

24(5)         --     Power of Attorney.

27(7)         --     Financial Data Schedule for the Period Ended December 31, 1998.

99.2          --     Financial Statements of Howey Acquisition, Inc. (dba Priscilla Murphy Realty, Inc.) as of
                     December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

99.3          --     Financial Statements of Collection of Fine Properties, Inc. as of December 31, 1997 and May 26,
                     1998 together with Reports of Independent Public Accountants.

99.4          --     Financial Statements of Coastal Resorts Management, Inc. and Coastal Resorts Realty L.L.C. as
                     of December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

99.5          --     Financial Statements of First Resort Software, Inc. as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.6          --     Financial Statements of Houston & O'Leary Company as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.7          --     Financial Statements of Brindley & Brindley (including Brindley & Brindley Realty and
                     Development, Inc. and B&B On The Beach, Inc.) as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.8          --     Financial Statements of The Maury People, Inc. as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.9          --     Financial Statements of Resort Property Management, Inc. as of September 30, 1997 and May 26,
                     1998 together with Report of Independent Public Accountants.

99.10         --     Financial Statements of Telluride Resort Accommodations, Inc. as of December 31, 1997 and May
                     26, 1998 together with Report of Independent Public Accountants.

99.11         --     Financial Statements of Trupp-Hodnett Enterprises (including Trupp-Hodnett Enterprises, Inc.
                     and THE Management Company) as of December 31, 1997 and May 26, 1998 together with
                     Report of Independent Public Accountants.




----------

(1) Previously   filed  on  March  12,  1998  as  an  exhibit  to  ResortQuest's
    Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(2) Previously filed on April 27, 1998 as an exhibit to Amendment No. 1 to ResortQuest's Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(3) Previously filed on May 12, 1998 as an exhibit to Amendment No. 3 to ResortQuest's Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(4) Previously  filed on May 26,  1998 as an  exhibit to  ResortQuest's  Current
    Report on Form 8-K (File No. 001-14115) and incorporated herein by reference.

(5) Previously   filed  on  June  12,  1998  as  an  exhibit  to   ResortQuest's
    Registration Statement on Form S-1 (File No. 333-56703) and incorporated herein by reference.

(6) Previously filed on October 16, 1998 as an exhibit to ResortQuest's Registration Statement on Form S-1 (File No. 333-56703) and incorporated herein by reference.

(7) Previously filed on March 30, 1999 as an exhibit to ResortQuest's Annual Report on Form 10-K for the period ended December 31, 1998 (File No. 001-14115) and incorporated herein by reference.

     (b) Financial Statement Schedules

       None


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it is declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Memphis, Tennessee, on the 12th day of April, 1999.

                                   RESORTQUEST INTERNATIONAL, INC.

                                   By:  /s/ Jeffery M. Jarvis
                                       ----------------------------------------
                                       Jeffery M. Jarvis
                                       Chief Financial Officer

                        RESORTQUEST INTERNATIONAL, INC.




            SIGNATURE                             TITLE                       DATE
--------------------------------   -----------------------------------   --------------

      David C. Sullivan*           Chief Executive Officer, Director     April 12, 1999
---------------------------
      David C. Sullivan
(Principal Executive Officer)


   /s/ Jeffery M. Jarvis           Senior Vice President and Chief       April 12, 1999
---------------------------        Financial Officer
      Jeffery M. Jarvis
 (Principal Financial and
   Accounting Officer)


      David L. Levine*             President and Chief Operating         April 12, 1999
---------------------------        Officer, Director
      David L. Levine


      Luis Alonso*                 Director                              April 12, 1999
---------------------------
      Luis Alonso


    Douglas R. Brindley*           Director                              April 12, 1999
---------------------------
    Douglas R. Brindley


     Paul T. Dobson*               Director                              April 12, 1999
---------------------------
     Paul T. Dobson


      Evan H. Gull*                Director                              April 12, 1999
---------------------------
      Evan H. Gull


   Heidi O'Leary Houston*          Director                              April 12, 1999
---------------------------
   Heidi O'Leary Houston

                                   Director                              April 12, 1999
---------------------------
     Daniel L. Meehan



          SIGNATURE                TITLE          DATE
-----------------------------   ----------   --------------
       J. Patrick McCurdy*      Director     April 12, 1999
---------------------------
       J. Patrick McCurdy


       Andre S. Tatibouet*      Director     April 12, 1999
---------------------------
       Andre S. Tatibouet


      Hans F. Trupp*            Director     April 12, 1999
---------------------------
      Hans F. Trupp


                                Director     April 12, 1999
---------------------------
          Park Brady


        Joshua M. Freeman*      Director     April 12, 1999
---------------------------
        Joshua M. Freeman


        Charles O. Howey*       Director     April 12, 1999
---------------------------
         Charles O. Howey


         Michael D. Rose*       Director     April 12, 1999
---------------------------
          Michael D. Rose


       Joseph V. Vittoria*      Director     April 12, 1999
---------------------------
        Joseph V. Vittoria


        Theodore L. Weise*      Director     April 12, 1999
---------------------------
        Theodore L. Weise


        Elan J. Blutinger*      Director     April 12, 1999
---------------------------
         Elan J. Blutinger

        D. Fraser Bullock*      Director     April 12, 1999
---------------------------
         D. Fraser Bullock



*By: /s/ Jeffery M. Jarvis
     -----------------------
     Jeffery M. Jarvis
     Attorney-In-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER
--------

2.1(1)     --     Agreement and Plan of Organization,  dated as of March 11, 1998, by and among Vacation
                  Properties  International,  Inc., HCP Acquisition  Corp., and Hotel Corporation of the
                  Pacific, Inc. and Andre S. Tatibouet.

2.2(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., B&B Acquisition Corp., Brindley Acquisition Corp., B&B On The
                  Beach, Inc., Brindley and Brindley Realty and Development, Inc., Douglas R. Brindley and Betty
                  Shotton Brindley.

2.3(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Coastal Realty Acquisition LLC, Coastal Management Acquisition
                  Corp. and Coastal Resorts Realty LLC, Coastal Resorts Management, Inc., Joshua M. Freeman,
                  T. Michael McNally and CMF Coastal Resorts, L.L.C.

2.4(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc. and Collection of Fine Properties, Inc., Ten Mile Holdings, Ltd.,
                  Luis Alonso, Domingo R. Moreira, Brenda M. Lopez Ibanez and Ana Maria Moreira.

2.5(1)     --     Agreement and Plan of Organization,  dated as of March 11, 1998, by and among Vacation
                  Properties  International,  Inc.  and Houston and  O'Leary  Company and Heidi  O'Leary
                  Houston.

2.6(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Jupiter Acquisition Corp. and Jupiter Property Management at Park
                  City, Inc. and Jon R. Brinton.

2.7(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Maui Acquisition Corp. and Maui Condominium and Home Realty,
                  Inc., Daniel C. Blair and Paul T. Dobson.

2.8(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Maury Acquisition Corp. and The Maury People, Inc. and Sharon
                  Benson Doucette.

2.9(1)     --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Priscilla Acquisition Corp., Realty Consultants Acquisition Corp.,
                  Realty Consultants, Inc., and Howey Acquisition, Inc., Charles O. Howey and Dolores C. Howey.

2.10(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., RPM Acquisition Corp. and Resort Property Management, Inc.,
                  Daniel L. Meehan, Kimberlie C. Meehan and Nancy Hess.

2.11(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Telluride Acquisition Corp., and Telluride Resort Accommodations,
                  Inc. and Steven A. Schein, Michael E. Gardner, Park Brady, Daniel Shaw, Carolyn S. Shaw,
                  Virginia C. Gordon, Joyce Allred, Ronald D. Allred, A.J. Wells, Forrest Faulconer, Thomas
                  McNamara, Donald J. Peterson, Nancy McNamara, Charles E. Cobb, Jr., Sue M. Cobb, Stephen
                  A. Martori, Anthony F. Martori, Arthur John Martori and Alan Mishkin.

2.12(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Trupp Acquisition Corp., Management Acquisition Corp. and
                  Trupp-Hodnett Enterprises, Inc., THE Management Company, Hans F. Trupp, Roy K. Hodnett,
                  Pat Hodnett Cooper and Austin Trupp.

2.13(1)    --     Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation
                  Properties International, Inc., Whistler Holding Corp. and Whistler Chalets Ltd. and J. Patrick
                  McCurdy.

2.14(1)    --     Agreement and Plan of Organization,  dated as of March 11, 1998, by and among Vacation
                  Properties  International,  Inc., FRS Acquisition Corp., First Resort Software,  Inc.,
                  Thomas A. Leddy, Evan H. Gull and Daniel Patrick Curry.

2.15(6)    --     Stock Purchase Agreement, dated September 11, 1998, by and among ResortQuest International,
                  Inc., Abbott Realty Services, Inc., Tops'L Sales Group Inc., William W. Abbott, Jr., Stephen J.
                  Abbott, James R. Steiner, Charles H. Van Driver, Sue C. Van Driver and Angus G. Andrews.

3.1(1)     --     Certificate of Incorporation, as amended.

3.2(1)     --     Bylaws of ResortQuest, Amended as of February 10, 1999.


  EXHIBIT
  NUMBER
----------
 3.3(2)      --     Certificate of Amendment of Certificate of Incorporation of ResortQuest, dated April 23, 1998
                    (changing the name of ResortQuest from Vacation Properties International, Inc. to ResortQuest
                    International, Inc.).

 3.4(3)      --     Certificate of Amendment of Certificate of Incorporation of ResortQuest, dated May 11, 1998.

 4.1(2)      --     Specimen Common Stock Certificate.

 4.2(4)      --     Form of Restriction and Registration Rights Agreements between ResortQuest and each of
                    Alpine Consolidated II, LLC, Capstone Partners, LLC, John Przywara, David Marshall, Douglas
                    W. Comfort, Robert G. Falcone, Wayne Heller, Dwain Wall, Stephen J. Garchik, John Shaw,
                    David Sullivan, Jeffrey M. Jarvis, Frederick L. Farmer, W. Michael Murphy, Jules S. Sowder, John
                    K. Lines, Brian S. Sullivan, John D. Sullivan, the Sullivan Grandchildren's Trust, the David L.
                    Levin Irrevocable Children's Trust Under Agreement dated April 27, 1998 f/b/o Whitney Monica
                    Levine, the David L. Levine Irrevocable Children's Trust Under Agreement dated April 27, 1998
                    f/b/o Ross Michael Levine, the David L. Levine Irrevocable Children's Trust Under Agreement
                    dated April 27, 1998 f/b/o Keith Phillip Levine and the David L. Levine Revocable Trust Under
                    Agreement dated April 27, 1998.

 4.3(7)      --     Rights  Agreement,  dated as of February 25, 1999 between  ResortQuest  International,
                    Inc. and American Stock Transfer & Trust Company, as Rights Agent.

 5.1(5)      --     Opinion of Akin, Gump Strauss, Hauer & Feld, L.L.P. as to the legality of the securities being registered.

10.1(1)      --     Form of 1998 Long-Term Incentive Plan of ResortQuest.

10.2(2)      --     Form of Employment Agreement between ResortQuest and David M. Sullivan.

10.3(2)      --     Form of Employment Agreement between ResortQuest and Jeffery M. Jarvis.

10.4(2)      --     Form of Employment Agreement between ResortQuest and W. Michael Murphy.

10.5(2)      --     Form of Employment Agreement between ResortQuest and Jules S. Sowder.

10.6(2)      --     Form of Employment Agreement between ResortQuest and David L. Levine.

10.7(2)      --     Form of Employment Agreement between ResortQuest and John K. Lines.

10.8(2)      --     Form of Employment Agreement between ResortQuest and Frederick L. Farmer.

10.9(2)      --     Form of Employment Agreement between ResortQuest and Luis Alonso.

10.10(1)     --     Form of Employment Agreement between ResortQuest and Douglas R. Brindley.

10.11(1)     --     Form of Employment Agreement between ResortQuest and Paul T. Dobson.

10.12(1)     --     Form of Employment Agreement between ResortQuest and Sharon Benson Doucette.

10.13(1)     --     Form of Employment Agreement between ResortQuest and Evan H. Gull.

10.14(1)     --     Form of Employment Agreement between ResortQuest and Heidi O'Leary Houston.

10.15(1)     --     Form of Employment Agreement between ResortQuest and Daniel L. Meehan.

10.16(1)     --     Form of Management Services Agreement between ResortQuest and J. Patrick McCurdy.

10.17(1)     --     Form of Employment Agreement between ResortQuest and Andre S. Tatibouet.

10.18(1)     --     Form of Employment Agreement between ResortQuest and Hans F. Trupp.

10.19(2)     --     Form of Officer and Director Indemnification Agreement.

10.20(2)     --     Form of Consulting Agreement between ResortQuest and Park Brady.

10.21(1)     --     Promissory Note.

10.22(5)     --     Credit Agreement dated as of May 26, 1998, in the amount of $30 million, among ResortQuest
                    International, Inc. as Borrower and the Financial Institutions named therein and NationsBank,
                    N.A. as agent for the Financial Institutions.

10.23        --     First Amendment to Credit  Agreement,  dated September 30, 1998 (Previously filed on November
                    16, 1998 as exhibit 10.1 to ResortQuest's  Quarterly Report on Form 10-Q for the period ended
                    September 30, 1998 (File No. 00-14115) and incorporated herein by reference).

10.24        --     Promissory Note, dated September 30, 1998, in the amount of $5.0 million, between ResortQuest
                    International,  Inc. and NationsBank,  N.A. (Previously filed on November 16, 1998 as exhibit
                    10.2 to  ResortQuest's  Quarterly Report on Form 10-Q for the period ended September 30, 1998
                    (File No. 0001-14115) and incorporated herein by reference).

10.25(7)     --     Consulting Agreement dated September 10, 1998 by and among Abbott Realty Services, Inc. and
                    William W. Abbott, Jr.

10.26(7)     --     Form of Officer and Director Indemnification Agreement, as amended.

10.27(7)     --     Second Amendment to Credit Agreement, dated December 7, 1998.

  EXHIBIT
   NUMBER
-----------

10.28(7)      --     Form of Section 401(k) Profit Sharing Plan Adoption Agreement.

21(7)         --     Subsidiaries of ResortQuest.

23.1          --     Consent of Arthur Andersen LLP.

23.2          --     Consent of Arthur Andersen LLP.

23.3          --     Consent of Morrison, Brown, Argiz and Company.

23.4          --     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

24(5)         --     Power of Attorney.

27(7)         --     Financial Data Schedule for the Period Ended December 31, 1998.

99.2          --     Financial Statements of Howey Acquisition, Inc. (dba Priscilla Murphy Realty, Inc.) as of
                     December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

99.3          --     Financial Statements of Collection of Fine Properties, Inc. as of December 31, 1997 and May 26,
                     1998 together with Reports of Independent Public Accountants.

99.4          --     Financial Statements of Coastal Resorts Management, Inc. and Coastal Resorts Realty L.L.C. as
                     of December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

99.5          --     Financial Statements of First Resort Software, Inc. as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.6          --     Financial Statements of Houston & O'Leary Company as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.7          --     Financial Statements of Brindley & Brindley (including Brindley & Brindley Realty and
                     Development, Inc. and B&B On The Beach, Inc.) as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.8          --     Financial Statements of The Maury People, Inc. as of December 31, 1997 and May 26, 1998
                     together with Report of Independent Public Accountants.

99.9          --     Financial Statements of Resort Property Management, Inc. as of September 30, 1997 and May 26,
                     1998 together with Report of Independent Public Accountants.

99.10         --     Financial Statements of Telluride Resort Accommodations, Inc. as of December 31, 1997 and May
                     26, 1998 together with Report of Independent Public Accountants.

99.11         --     Financial Statements of Trupp-Hodnett Enterprises (including Trupp-Hodnett Enterprises, Inc.
                     and THE Management Company) as of December 31, 1997 and May 26, 1998 together with
                     Report of Independent Public Accountants.

----------

(1) Previously   filed  on  March  12,  1998  as  an  exhibit  to  ResortQuest's
    Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(2) Previously filed on April 27, 1998 as an exhibit to Amendment No. 1 to ResortQuest's Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(3) Previously filed on May 12, 1998 as an exhibit to Amendment No. 3 to ResortQuest's Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(4) Previously  filed on May 26,  1998 as an  exhibit to  ResortQuest's  Current
    Report on Form 8-K (File No. 001-14115) and incorporated herein by reference.

(5) Previously   filed  on  June  12,  1998  as  an  exhibit  to   ResortQuest's
    Registration Statement on Form S-1 (File No. 333-56703) and incorporated herein by reference.

(6) Previously filed on October 16, 1998 as an exhibit to ResortQuest's Registration Statement on Form S-1 (File No. 333-56703) and incorporated herein by reference.

(7) Previously filed on March 30, 1999 as an exhibit to ResortQuest's Annual Report on Form 10-K for the period ended December 31, 1998 (File No. 001-14115) and incorporated herein by reference.